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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Newell Rubbermaid Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 11, 2005

To the Stockholders of NEWELL RUBBERMAID INC.:

      You are cordially invited to attend the annual meeting of stockholders of NEWELL RUBBERMAID INC. (the “Company”) to be held on Wednesday, May 11, 2005, at 10:00 a.m., local time, at the Grand Hyatt Hotel, 3300 Peachtree Road (located at the northwest corner of Peachtree Road and Piedmont Road), Atlanta, Georgia.

      At the annual meeting, you will be asked to:

•	Elect four directors of the Company to serve for a term of three years;

•	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year 2005;

•	Vote on a proposal submitted by a stockholder if it is properly presented at the meeting; and

•	Transact such other business as may properly come before the annual meeting and any adjournment or postponement of the annual meeting.

      Only stockholders of record at the close of business on March 15, 2005 may vote at the annual meeting or any adjournment or postponement thereof.

      Whether or not you plan to attend the annual meeting, please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. You also may vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the annual meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.

By Order of the Board of Directors,

Dale L. Matschullat
Vice President — General Counsel &
Corporate Secretary

March 28, 2005

-IMPORTANT-

      The Company’s audited financial statements for fiscal year 2004, together with Management’s Discussion and Analysis of Financial Condition and Results of Operations and other related information, are attached as Appendix A to this proxy statement.

NEWELL RUBBERMAID INC.

10B Glenlake Parkway
Suite 600
Atlanta, Georgia 30328

PROXY STATEMENT FOR ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD ON MAY 11, 2005

      You are receiving this proxy statement and proxy card from us because you own shares of common stock in Newell Rubbermaid Inc. (the “Company”). This proxy statement describes the proposals on which we would like you to vote. It also gives you information so that you can make an informed voting decision. We first mailed this proxy statement and the form of proxy to stockholders on or about March 28, 2005.

VOTING AT THE ANNUAL MEETING

Date, Time and Place of the Annual Meeting

      We will hold the annual meeting at the Grand Hyatt Hotel, 3300 Peachtree Road (located at the northwest corner of Peachtree Road and Piedmont Road), Atlanta, Georgia, at 10:00 a.m., local time, on May 11, 2005.

Who May Vote

      Record holders of the Company’s common stock at the close of business on March 15, 2005 are entitled to notice of and to vote at the annual meeting. On the record date, approximately 275,249,250 shares of common stock were issued and outstanding.

Quorum for the Annual Meeting

      A quorum of stockholders is necessary to take action at the annual meeting. A majority of the outstanding shares of common stock of the Company, present in person or by proxy, will constitute a quorum. Votes cast in person or by proxy at the annual meeting will be tabulated by the inspectors of election appointed for the annual meeting. The inspectors of election will determine whether a quorum is present at the annual meeting. The inspectors of election will treat instructions to withhold authority, abstentions and broker non-votes as present for purposes of determining the presence of a quorum. In the event that a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned or postponed to solicit additional proxies.

Votes Required

      The four nominees for director who receive the greatest number of votes cast in person or by proxy at the annual meeting will be elected directors of the Company. The vote required for ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year 2005 and approval of the stockholder proposal is the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote at the annual meeting.

      You are entitled to one vote for each share you own on the record date on each proposal to be considered at the annual meeting. A broker or other nominee may have discretionary authority to vote certain shares of common stock if the beneficial owner or other person entitled to vote those shares has not provided instructions.

      With respect to election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees. Instructions to withhold authority to vote will have no effect on the election of directors because directors are elected by a plurality of votes cast. With respect to ratification of the appointment of Ernst & Young LLP and the stockholder proposal, you may vote in favor of or against either such proposal or you may abstain from voting. Any proxy marked “abstain” with respect to the proposal to ratify the appointment of Ernst & Young LLP or the stockholder proposal will have the effect of a vote against the proposal. Shares represented by a proxy as to which there is a broker non-vote or a proxy in which authority to vote for any matter considered is withheld will have no effect on the vote for the election of directors, the ratification of the appointment of Ernst & Young LLP or the stockholder proposal.

How to Vote

      You may attend the annual meeting and vote your shares in person. You also may choose to submit your proxies by any of the following methods:

•	Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. Your shares will be voted in accordance with the instructions on your proxy card. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted FOR the election of all director candidates nominated by the Board of Directors, FOR the ratification of the appointment of Ernst & Young LLP, AGAINST the stockholder proposal and in the discretion of the persons named as proxies on all other matters that may come before the annual meeting or any adjournment or postponement thereof.

•	Voting by Telephone. You may vote your shares by telephone by calling the toll-free telephone number provided on the proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

•	Voting by Internet. You also may vote through the Internet by signing on to the website identified on the proxy card and following the procedures described in the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by Internet, you should not return your proxy card.

      If you are a stockholder whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder), you must either direct the record holder of your shares how to vote your shares or obtain a proxy, executed in your favor, from the record holder to be able to vote at the annual meeting.

      This proxy statement is also being used to solicit voting instructions for the shares of the Company’s common stock held by trustees of the Newell Rubbermaid 401(k) Savings Plan (the “Newell 401(k) Plan”) for the benefit of plan participants. Participants in the Newell 401(k) Plan have the right to direct the trustees regarding how to vote the shares of Company stock credited to their accounts. Unless otherwise required by law, the shares credited to each participant’s account will be voted as directed. Participants in the Newell 401(k) Plan may direct the trustees by telephone, by the Internet or by completing and returning a voting card. If valid instructions are not received from a Newell 401(k) Plan participant by May 6, 2005, such participant’s shares will be voted proportionately in the same manner in which the trustee votes all shares for which it has received valid instructions.

How You May Revoke or Change Your Vote

      You may revoke your proxy at any time before it is voted at the annual meeting by any of the following methods:

•	Submitting a later-dated proxy by mail, over the telephone or through the Internet.

•	Sending a written notice, including by telegram or facsimile, to the Corporate Secretary of the Company. You must send any written notice of a revocation of a proxy so that it is received before the taking of the vote at the annual meeting to:

Newell Rubbermaid Inc.
10B Glenlake Parkway, Suite 600
Atlanta, Georgia 30328
Facsimile: 1-770-407-3987
Attention: Corporate Secretary

•	Attending the annual meeting and voting in person. Your attendance at the annual meeting will not in and of itself revoke your proxy. You must also vote your shares at the annual meeting. If your shares are held in “street name” by a broker, bank or other record holder, you must obtain a proxy, executed in your favor, from the record holder to be able to vote at the annual meeting.

      If you require assistance in changing or revoking your proxy, please contact the Company’s proxy solicitor, Morrow & Co., Inc., at the following address or telephone number:

Morrow & Co., Inc.
445 Park Avenue, 5th Floor
New York, New York 10022
Phone Number: 1-800-566-9061

Costs of Solicitation

      This proxy statement and the accompanying proxy card are being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of the Company. The Company will pay the costs of soliciting proxies. The Company has retained Morrow & Co., Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitation. The Company will pay Morrow & Co., Inc. a fee of $10,000, plus $5 per holder for any individual solicitation, as compensation for its services and will reimburse it for its reasonable out-of-pocket expenses.

      In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies from stockholders by telephone, telecopy, telegram, Internet or in person. Upon request, the Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending the proxy materials to beneficial owners.

PROPOSAL 1—ELECTION OF DIRECTORS

      The Company’s Board of Directors is currently comprised of 12 directors who are divided into three classes, with each class elected for a three-year term. Alton F. Doody, a current director whose term expires at the annual meeting, is not standing for re-election, and the Board of Directors has acted to reduce the size of the Board to 11 members, with such change to take effect immediately prior to the annual meeting. The Company is grateful for Dr. Doody’s 29 years of exemplary service as a director. The Board of Directors has nominated Michael T. Cowhig, Mark D. Ketchum, William D. Marohn, and Raymond G. Viault for re-election as Class III directors at the annual meeting. If elected, Mr. Marohn, Mr. Cowhig, Mr. Ketchum and Mr. Viault will serve until the annual meeting of stockholders to be held in 2008 and until their successors have been duly elected and qualified.

      Proxies will be voted, unless otherwise indicated, for the election of the four nominees for director. All of the nominees are currently serving as directors of the Company and have consented to serve as directors if elected at this year’s annual meeting. The Company has no reason to believe that any of the nominees will be unable to serve as a director. However, should any nominee be unable to serve if elected, the Board of Directors may reduce the number of directors, or proxies may be voted for another person nominated as a substitute by the Board of Directors.

      The Board of Directors unanimously recommends that you vote FOR the election of each nominee for director.

      Information about the nominees and the continuing directors whose terms expire in future years is set forth below. The dates shown for service as a director of the Company include service as a director of the predecessor of the Company prior to July 1987.

Director
Name and Background	Since

Nominees for Class III Directors Continuing in Office— Term Expiring in 2008

Michael T. Cowhig, age 58, has been President, Global Technical and Manufacturing of The Gillette Company (a manufacturer and marketer of consumer products) since January 2004. Mr. Cowhig joined Gillette in 1968, and thereafter served in a variety of roles, including Senior Vice President, Global Manufacturing and Technical Operations— Stationery Products from 1996 to 1997, Senior Vice President, Manufacturing and Technical Operations— Grooming from 1997 to 2000, Senior Vice President, Global Supply Chain and Business Development from 2000 to 2002, and Senior Vice President, Global Manufacturing and Technical Operations from 2002 to 2004. Mr. Cowhig is also a director of Wilsons The Leather Experts Inc. (a retailer of leather outerwear, accessories and apparel)
2005

Director
Name and Background	Since

Mark D. Ketchum, age 55, retired on November 1, 2004, as President, Global Baby and Family Care of The Procter & Gamble Company (a manufacturer and marketer of consumer products), a position he had held since 1999. Mr. Ketchum joined P&G in 1971, and thereafter served in a variety of roles, including Vice President and General Manager— Tissue/ Towel from 1990 to 1996 and President— North American Paper Sector from 1996 to 1999. Mr. Ketchum is also a director of Hillenbrand Industries, Inc. (a provider of goods and services for the health care and funeral services industries)	2005

William D. Marohn, age 64, has been Chairman of the Board of the Company since May 2004. He retired in December 1998 as Vice Chairman of the Board of Whirlpool Corporation (a manufacturer and marketer of major home appliances), a post he held since February 1997. From October 1992 through January 1997, Mr. Marohn served as the President and Chief Operating Officer of Whirlpool Corporation. From January through October 1992, he was President of Whirlpool Europe, B.V. From April 1989 through December 1991, Mr. Marohn served as Executive Vice President of Whirlpool’s North American Operations and from 1987 through March 1989 he was President of Whirlpool’s Kenmore Appliance Group. Prior to retirement, Mr. Marohn had been associated with Whirlpool since 1964. Mr. Marohn is also a director at Hanson Logistics (a provider of flexible refrigerated storage and logistics solutions)
1999

Raymond G. Viault, age 60, retired on September 27, 2004 as Vice Chairman of General Mills, Inc. (a manufacturer and marketer of consumer food products), a post he held since 1996. From 1990 to 1996, Mr. Viault was President of Kraft Jacobs Suchard in Zurich, Switzerland. Mr. Viault was with Kraft General Foods for a total of 20 years, serving in a variety of major marketing and general management positions. Mr. Viault is also a director of VF Corp. (an apparel company) and Safeway Inc. (a food and drug retailer)	2002

Director
Name and Background	Since

Class I Directors Continuing in Office— Term Expiring in 2006

Thomas E. Clarke, age 53, has been President of New Business Ventures of Nike, Inc. (a designer, developer and marketer of footwear, apparel, equipment and accessory products) since June 2001. Dr. Clarke joined Nike, Inc. in 1980. He was appointed divisional vice president in charge of marketing in 1987, corporate Vice President in 1989, General Manager in 1990, and served as President and Chief Operating Officer from 1994 to 2000. Dr. Clarke previously held various positions with Nike, Inc., primarily in research, design, development and marketing	2003

Joseph Galli, Jr., age 46, has been President and Chief Executive Officer of the Company since January 2001. Prior thereto, Mr. Galli was President and Chief Executive Officer of VerticalNet, Inc. (an internet business-to-business company) from June 2000 until January 2001. From June 1999 until June 2000, he was President and Chief Operating Officer of Amazon.com (an internet business-to-consumer company). From 1980 until June 1999, Mr. Galli held a variety of positions with The Black and Decker Corporation (a manufacturer and marketer of power tools and accessories), culminating as President of Black and Decker’s Worldwide Power Tools and Accessories Group
2001

Elizabeth Cuthbert Millett, age 48, has been the owner and operator of Plum Creek Ranch, located in Newcastle, Wyoming (a commercial cattle production company) for more than five years	1995

Class II Directors Continuing in Office— Term Expiring in 2007

Scott S. Cowen, age 58, has been the President of Tulane University and Seymour S. Goodman Memorial Professor of Business since July 1998. From 1984 through July 1998, Dr. Cowen served as Dean and Albert J. Weatherhead, III Professor of Management, Weatherhead School of Management, Case Western Reserve University. Prior to his departure in 1998, Dr. Cowen had been associated with Case Western Reserve University in various capacities since 1976. Dr. Cowen is also a director of American Greetings Corp. (a manufacturer of greeting cards and related merchandise), Forest City Enterprises (a real estate developer) and Jo-Ann Stores (an operator of retail fabric shops)
1999

Cynthia A. Montgomery, age 52, has been a Professor of Business Administration at the Harvard University Graduate School of Business since 1989. Prior thereto, Dr. Montgomery was a Professor at the Kellogg School of Management at Northwestern University from 1985 to 1989. She is also a director of Harvard Business School Publishing (a publishing company) and certain registered investment companies managed by Merrill Lynch & Co. or one of its subsidiaries	1995

Allan P. Newell, age 58, has been a private investor for more than five years	1982

Gordon R. Sullivan, age 67, General, U.S. Army (Ret.), has been President of the Association of the United States Army since February 1998. From 1995 through 1997, General Sullivan served as President of Coleman Federal, a division of Coleman Research Corporation (a systems engineering company and a subsidiary of Thermo Electron Corporation). From 1991 through 1995, General Sullivan served as the 32nd Chief of Staff of the United States Army and as a member of the Joint Chiefs of Staff. Prior thereto, General Sullivan served as Vice Chief of Staff and Deputy Chief of Staff for Operations and Plans of the United States Army. General Sullivan is also a director of Shell Oil Company (a petroleum company), Electronic Warfare Associates, Inc. (an information technology company) and the Institute for Defense Analyses (an institute providing analysis on national security issues)
1999

INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

General

      The primary responsibility of the Board of Directors is to oversee the affairs of the Company for the benefit of the Company’s stockholders. To assist it in fulfilling its duties, the Board of Directors has delegated certain authority to the Audit Committee, the Organizational Development & Compensation Committee and the Nominating/ Governance Committee. The duties and responsibilities of these standing committees are described below under “Committees.”

      The Board of Directors has adopted the “Newell Rubbermaid Inc. Corporate Governance Guidelines.” The purpose of these guidelines is to ensure that the Company’s corporate governance practices enhance the Board’s ability to discharge its duties on behalf of the Company’s stockholders. The Corporate Governance Guidelines, which are available under the “Corporate Governance” link on the Company’s website at www.newellrubbermaid.com, include:

•	a requirement that a majority of the Board will be “independent directors,” as defined under the applicable rules of The New York Stock Exchange, Inc. (“NYSE”) and any standards adopted by the Board of Directors from time to time;

•	a requirement that all members of the Audit Committee, the Organizational Development & Compensation Committee and the Nominating/ Governance Committee will be “independent directors” as defined under the applicable rules of the NYSE and any standards adopted by the Board of Directors from time to time;

•	mandatory director retirement at the annual meeting immediately following the attainment of age 73;

•	regular executive sessions of non-management directors outside the presence of management at least four times a year, provided that if the non-management directors include one or more directors who are not “independent directors” under the applicable NYSE rules, the independent directors also will meet, outside the presence of management in executive session, at least once a year;

•	annual review of the Board’s performance;

•	regular review of management succession planning and annual performance reviews of the Chief Executive Officer; and

•	the authority of the Board to engage independent legal, financial, accounting and other advisors as it believes necessary or appropriate to assist it in the fulfillment of its responsibilities, without consulting with, or obtaining the advance approval of, any Company officer.

Director Independence

      Pursuant to the Corporate Governance Guidelines, the Board of Directors undertook its annual review of director independence in February 2005. During this review, the Board of Directors considered whether or not each director has any material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and has otherwise complied with the requirements for independence under the applicable NYSE rules.

      As a result of this review, the Board of Directors affirmatively determined that all of the Company’s current directors are “independent” of the Company and its management within the meaning of the applicable NYSE rules and under the standards set forth in the Corporate Governance Guidelines, with the exception of Mr. Galli. Mr. Galli is considered an inside director because of his employment as the President and Chief Executive Officer of the Company.

      An entity in which Dr. Doody and certain members of his immediate family collectively own an interest of slightly below 50%, from time to time, purchases Calphalon brand cookware and other products from the Company for use and resale in connection with the operation of a culinary center in New Orleans, Louisiana. Sales by the Company to this entity in 2004 and 2005 have totaled approximately $28,500 (as of March 1, 2005). Pursuant to the Board’s direction, the pricing and all other terms of sale are no more favorable to this entity, and no less favorable to the Company, than the terms on which the Company sells the same products to similarly situated buyers under similar circumstances. The Board has concluded that, under these facts and circumstances, Dr. Doody’s interest in these transactions is not material and would not influence his decisions or actions as a director of the Company, and that Dr. Doody therefore complies with the requirements for independence under the applicable NYSE rules.

Meetings

      The Company’s Board of Directors held 13 meetings during 2004. All directors attended the 2004 annual meeting of stockholders and at least 75% of the Board meetings and meetings of Board committees on which they served. Under the Company’s Corporate Governance Guidelines, each director is expected to attend the annual meeting of the Company’s stockholders.

      The Company’s non-management directors held four meetings during 2004 separately in executive session without any members of management present. The Company’s Corporate Governance Guidelines provide that the presiding director at each such session is the Chairman of the Board or lead director, or in his or her absence, the person the Chairman of the Board or lead director so appoints. The Chairman of the Board currently presides over executive sessions of the non-management directors.

Committees

      The Board of Directors has an Audit Committee, an Organizational Development & Compensation Committee and a Nominating/ Governance Committee.

      Audit Committee. The Audit Committee, whose chairperson is Dr. Cowen and whose other current members are Mr. Ketchum, Mr. Newell, General Sullivan and Mr. Viault, met 12 times during 2004. The Board of Directors has affirmatively determined that each member of the Audit Committee is an “independent director” within the meaning of the applicable U.S. Securities and Exchange Commission (“SEC”) regulations, the applicable NYSE rules and the Company’s Corporate Governance Guidelines. Further, the Board of Directors has affirmatively determined that each of Dr. Cowen, the chairperson of the Audit Committee, and Mr. Viault is qualified as an “audit committee financial expert” within the meaning of the applicable SEC regulations.

      The Audit Committee assists the Board of Directors in fulfilling its fiduciary obligations to oversee:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the Company’s independent auditors; and

•	the performance of the Company’s internal audit function and independent auditors.

      In addition, the Audit Committee:

•	is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors;

•	has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential,

anonymous submission by employees of concerns regarding questionable accounting or audit matters; and

•	has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties.

      The Audit Committee acts under a written charter that is available under the “Corporate Governance” link on the Company’s website at www.newellrubbermaid.com.

      Organizational Development & Compensation Committee. The Organizational Development & Compensation Committee, whose chairperson is Dr. Clarke and whose other current members are Mr. Cowhig, Ms. Millett, General Sullivan, and Mr. Viault, met six times during 2004. The Board of Directors has affirmatively determined that each member of the Organizational Development & Compensation Committee is an “independent director” within the meaning of the applicable NYSE rules and the Company’s Corporate Governance Guidelines.

      The Organizational Development & Compensation Committee is principally responsible for:

•	reviewing the Company’s executive compensation programs to ensure the attraction, retention and appropriate reward of executive officers, to motivate their performance in the achievement of the Company’s business objectives, and to align the interest of the executive officers with the long-term interests of the Company’s shareholders;

•	reviewing and recommending to the Board of Directors (or, in the case of the Chief Executive Officer, the independent members of the Board of Directors) base salary amounts for the Chief Executive Officer and his direct reports, annual incentive programs and payout of such plans for the Chief Executive Officer and key executives, individual stock option and restricted stock grants, as well as all policies related to the issuance of options and restricted stock within the Company, and annual performance objectives for the Company to be achieved by the Chief Executive Officer;

•	reviewing and reporting to the Board of Directors progress on the Company’s organizational development activities, including succession planning and training of all management levels; and

•	conducting an annual review and making recommendations to the Board of Directors on director compensation.

      The Organizational Development & Compensation Committee acts under a written charter that is available under the “Corporate Governance” link on the Company’s website at www.newellrubbermaid.com.

      Nominating/ Governance Committee. The Nominating/ Governance Committee, whose chairperson is Dr. Montgomery and whose other current members are Dr. Clarke, Dr. Doody, and Ms. Millett, met five times during 2004. The Board of Directors has affirmatively determined that each member of the Nominating/ Governance Committee is an “independent director” within the meaning of the applicable NYSE rules and the Company’s Corporate Governance Guidelines.

      The Nominating/ Governance Committee is principally responsible for:

•	identifying and recommending to the Board of Directors candidates for nomination or appointment as directors;

•	reviewing and recommending to the Board of Directors appointments to Board committees;

•	developing and recommending to the Board of Directors corporate governance guidelines for the Company and any changes to those guidelines;

•	reviewing, from time to time, the Company’s Code of Business Conduct and Ethics and certain other policies and programs intended to promote compliance by the Company with its legal and ethical obligations, and recommending to the Board of Directors any changes to the Company’s Code of Business Conduct and Ethics and such policies and programs; and

•	overseeing the Board of Directors’ annual evaluation of its own performance.

      The Nominating/ Governance Committee acts under a written charter that is available under the “Corporate Governance” link on the Company’s website at www.newellrubbermaid.com.

Director Nomination Process

      The Nominating/ Governance Committee is responsible for identifying and recommending to the Board of Directors candidates for directorships. The Nominating/ Governance Committee considers candidates for Board membership who are recommended by members of the Nominating/ Governance Committee, other Board members, members of management and individual stockholders. Once the Nominating/ Governance Committee has identified prospective nominees for director, the Board is responsible for selecting such candidates. As set forth in the Corporate Governance Guidelines, the Board seeks to identify as candidates for director persons from various backgrounds and with a variety of life experiences, a reputation for integrity and good business judgment and experience in highly responsible positions in professions or industries relevant to the conduct of the Company’s business. In selecting director candidates, the Board takes into account the current composition of the Board and the extent to which a candidate’s particular expertise and experience will complement the expertise and experience of other directors. The Board considers candidates for director who are free of conflicts of interest or relationships that may interfere with the performance of their duties.

      From time to time, the Nominating/ Governance Committee has engaged the services of Christian & Timbers, a global executive search firm, to assist the Nominating/ Governance Committee and the Board of Directors in identifying and evaluating potential director candidates. Christian & Timbers identified Messrs. Cowhig and Ketchum as director candidates and recommended their candidacy to the Nominating/ Governance Committee in 2004. The Nominating/ Governance Committee evaluated such individuals against the criteria set forth above and recommended them to the full Board of Directors for election.

      A stockholder who wishes to recommend a director candidate for consideration by the Nominating/ Governance Committee should submit such recommendation in writing to the Nominating/ Governance Committee at the address set forth below under “Communications with the Board of Directors.” A candidate recommended for consideration must be highly qualified and must be willing and able to serve as a director. Director candidates recommended by stockholders will receive the same consideration given to other candidates and will be evaluated against the criteria outlined above.

Communications with the Board of Directors

      The independent members of the Board of Directors have adopted the Company’s “Procedures for the Processing and Review of Stockholder Communications to the Board of Directors,” which provide for the processing, review and disposition of all communications sent by stockholders or other interested persons to the Board of Directors. Stockholders and other interested persons may communicate with the Company’s Board of Directors or any member or committee of the Board of Directors by writing to them at the following address:

Newell Rubbermaid Inc.
Attention: [Board of Directors]/[Board Member]
c/o Corporate Secretary
Newell Rubbermaid Inc.
10B Glenlake Parkway, Suite 600
Atlanta, Georgia 30328

      Communications directed to the independent or non-management directors should be sent to the attention of the Chairman of the Board or the chairperson of the Nominating/ Governance Committee, c/o Corporate Secretary, at the address indicated above.

      Any complaint or concern regarding financial statement disclosures, accounting, internal accounting controls, auditing matters or violations of the Company’s Code of Ethics for Senior Financial Officers should be sent to the attention of the General Counsel at the address indicated above or may be submitted in a sealed envelope addressed to the chairperson of the Audit Committee, c/o General Counsel, at the same address, and labeled with a legend such as: “To Be Opened Only by the Audit Committee.” Such accounting complaints will be processed in accordance with procedures adopted by the Audit Committee. Further information on reporting allegations relating to accounting matters is available under the “Corporate Governance” link on the Company’s website at www.newellrubbermaid.com.

Code of Ethics

      The Board of Directors has adopted a “Code of Ethics for Senior Financial Officers”, which is applicable to the Company’s senior financial officers, including the Company’s principal executive officer, principal financial officer, principal accounting officer and controller. The Company also has a separate “Code of Business Conduct and Ethics” that is applicable to all Company employees, including each of the Company’s directors and officers. Both the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics are available under the “Corporate Governance” link on the Company’s website at www.newellrubbermaid.com. The Company posts any amendments to or waivers from its Code of Ethics for Senior Financial Officers (to the extent applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) or to the Code of Business Conduct and Ethics (to the extent applicable to the Company’s directors or executive officers) at the same location on the Company’s website. In addition, a copy of the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics may be obtained without charge upon written request to the office of the Corporate Secretary of the Company at 10B Glenlake Parkway, Suite 600, Atlanta, Georgia 30328.

Compensation of Directors

      Directors of the Company who are not also employees of the Company are paid an annual retainer of $50,000 (the Chairman is paid an annual retainer of $300,000), plus a $2,000 fee for each Board meeting attended and a $1,000 fee for each committee meeting attended, unless such meetings are conducted by telephone, in which case the fee is $500 for each meeting. Committee chairs receive an additional $1,000 fee for each committee meeting attended in person.

      Under the Newell Rubbermaid Inc. 2003 Stock Plan (the “2003 Plan”), each new non-employee director is eligible to receive a stock option grant of up to a maximum of 20,000 shares on the date he or she joins the Board of Directors, and each non-employee director is eligible to receive a stock option grant of up to a maximum of 5,000 shares on the date of each annual meeting of stockholders at which he or she is re-elected or continues as a non-employee director. In addition, each non-employee director is entitled to receive a restricted stock award of up to a maximum of 2,000 shares at each annual meeting of stockholders at which he or she is first elected, is re-elected or continues as a non-employee director. Subject to the limitations of the 2003 Plan, all stock options and restricted stock awards, including the actual number of shares and the applicable restrictions, terms and conditions, are determined by the Board of Directors in its discretion. Under the 2003 Plan, stock options may not vest more rapidly than at a rate of 33 1/3% on each anniversary of the date of grant, and restricted stock is generally subject to a minimum three-year vesting period.

      Each non-employee director of the Company received a grant of an option to purchase 4,000 shares on the date of the 2004 annual meeting, and each non-employee director first elected or appointed subsequent to the 2004 annual meeting received an initial grant of an option to purchase 10,000 shares, despite the higher maximum levels permitted under the 2003 Plan. All such options were granted at an exercise price equal to the fair market value of the common stock on the date of grant, and become exercisable in five annual installments of 20%, commencing one year from the grant date. In addition, in 2004 each non-employee director of the Company received a restricted stock award of 1,000 shares, despite the higher maximum levels permitted under the 2003 Plan, with all restrictions on such shares lapsing on the third anniversary of the date of grant.

EXECUTIVE COMPENSATION

Summary

      The following table shows the compensation of the Company’s Chief Executive Officer and each of the other executive officers named in this section (the “Named Officers”) for the fiscal years ended December 31, 2004, 2003 and 2002.

Summary Compensation Table

					Long Term Compensation
					Awards
		Annual Compensation
						Securities
				Other Annual	Restricted	Underlying	All Other
Name and Principal		Salary	Bonus	Compensation	Stock Awards	Options	Compensation
Position	Year	($)	($)	($)(5)	($)(6)	(#)	($)(7)

Joseph Galli, Jr.	2004	$1,200,000	$1,519,200	$338,798	$1,288,500	100,000	$79,925
President and	2003	1,166,673	234,501	201,910	—	0	8,000
Chief Executive Officer	2002	1,000,038	1,068,341	122,676	—	200,000	8,000
James J. Roberts	2004	$700,000	$585,270	—	$679,200	50,000	$56,467
Group President and	2003	618,333	581,666	—	—	122,200	8,000
Chief Operating Officer(1)	2002	467,500	351,887	—	—	31,800	—
J. Patrick Robinson	2004	$445,833	$423,453	—	$566,000	35,000	$33,445
Vice President—	2003	391,667	59,063	—	—	30,000	8,000
Chief Financial Officer(2)	2002	341,667	365,002	—	—	24,800	—
Hartley D. Blaha	2004	$400,000	$379,920	—	—	30,000	$34,200
President—	2003	100,000	350,000	—	—	150,000	—
Corporate Development(3)
Timothy J. Jahnke	2004	$401,667	$292,855	$18,331	$569,400	50,000	$34,811
Group President(4)	2003	277,500	41,847	56,677	—	20,000	8,000
	2002	257,500	275,087	—	—	17,700	8,000

(1)	Appointed President and Chief Operating Officer— Rubbermaid/ IRWIN Group effective September 2, 2003. Served as Group President— Irwin from April 1, 2001 to August 31, 2003.

(2)	Appointed Vice President— Chief Financial Officer effective November 3, 2004. Served as Vice President— Controller and Chief Financial Officer from June 10, 2003 to November 3, 2004. Served as Controller and Chief Accounting Officer from May 7, 2001 to June 10, 2003.

(3)	Appointed President— Corporate Development effective February 24, 2005. Served as Vice President— Corporate Development from October 1, 2003 to February 24, 2005.

(4)	Appointed President— Home & Family Products Group effective April 28, 2004. Served as Vice President— Human Resources from February 1, 2001 to April 28, 2004.

(5)	The other annual compensation reported for Mr. Galli in 2004 represents $295,708 for perquisites and other personal benefits, including $77,488 for health care reimbursements and $204,332 for personal use of company transportation, and $43,090 in reimbursements of FICA taxes associated with the implementation of the Retirement Choice Program described below under “Pension and Retirement Plans.” The other annual compensation reported for Mr. Galli in 2003 represents $85,613 for health care reimbursements and $116,297 for personal use of company transportation. The other annual compensation reported for Mr. Galli in 2002 represents $73,228 for health care reimbursements and $49,448 for personal use of company transportation. The other annual compensation reported for Mr. Jahnke in 2004 represents reimbursement of FICA taxes associated with the implementation of the Retirement Choice Program. The other annual compensation reported for Mr. Jahnke in 2003 represents $56,677 for perquisites and other personal benefits, including a $15,900 moving allowance and $30,362 for reimbursed moving expenses.

(6)	All restricted stock awarded to the Named Officers in 2004 will vest on the third anniversary of the date of grant. The value of restricted stock holdings held by each of the Named Officers as of December 31, 2004, based on the closing price of the common stock on the NYSE as reported in The Wall Street Journal on such date, was: Mr. Galli, 50,000 shares ($1,209,500); Mr. Roberts, 30,000 shares ($725,700); Mr. Robinson, 25,000 shares ($604,750); Mr. Jahnke, 25,000 shares ($604,750). As provided in the 2003 Plan, dividends are paid on the restricted stock at the same rate as is paid to all holders of the Company’s common stock.

(7)	The compensation reported for each of the Named Officers for 2004 represents the following: Mr. Galli, $71,725 for the annual credit to Mr. Galli’s account in the Company’s 2002 Deferred Compensation Plan (referred to herein as a “SRP Cash Account Credit”) pursuant to the cash account feature of the Newell Rubbermaid Supplemental Retirement Plan (the “SRP”) and $8,200 for Company matching contributions to the Newell 401(k) Plan; Mr. Roberts, $51,267 for the SRP Cash Account Credit and $5,200 for Company matching contributions to the Newell 401(k) Plan; Mr. Robinson, $25,245 for the SRP Cash Account Credit and $8,200 of Company matching contributions to the Newell 401(k) Plan; Mr. Blaha, $26,000 for the SRP Cash Account Credit and $8,200 for Company matching contributions to the Newell 401(k) Plan; Mr. Jahnke, $26,611 for the SRP Cash Account Credit and $8,200 for Company matching contributions to the Newell 401(k) Plan. As described below under “Pension and Retirement Plans”, the SRP cash account reduces benefits otherwise payable to the Named Officers under the traditional defined benefit portion of the SRP. The compensation reported for the Named Officers for all other years represents Company matching contributions to the Newell 401(k) Plan.

Option Grants in 2004

      The following table sets forth certain information as to options to purchase common stock granted to the Named Officers under the 2003 Plan in 2004, and the potential realizable value of each grant of options, assuming that the market price of the underlying common stock appreciates in value during the ten-year option term at annualized rates of 5% and 10%.

Option Grants In Last Fiscal Year

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of	Percent of			Annual Rates of Stock
	Securities	Total Options			Price Appreciation for
	Underlying	Granted to	Exercise		Option Term(3)
	Options	Employees	Price	Expiration
Name	Granted(#)(1)	in 2004	($/Sh)(2)	Date	5%($)	10%($)

Joseph Galli, Jr.	100,000	3.4772%	$23.32	1-08-2014	1,466,582	3,716,607
James J. Roberts	50,000	1.7386%	$22.98	5-13-2014	722,600	1,831,210
J. Patrick Robinson	35,000	1.2170%	$22.98	5-13-2014	505,820	1,281,847
Hartley D. Blaha	30,000	1.0432%	$22.98	5-13-2014	433,560	1,098,726
Timothy J. Jahnke	50,000	1.7386%	$22.98	5-13-2014	722,600	1,831,210

(1)	All options granted in 2004 become exercisable in annual installments of 20%, commencing one year from date of grant, with full vesting occurring on the fifth anniversary date of the date of grant. Vesting may be accelerated as a result of certain changes in control of the Company.

(2)	All options were granted at market value on the date of grant, based on the closing price of the common stock on the NYSE as reported in The Wall Street Journal.

(3)	Potential realizable value is reported net of the option exercise price but before taxes associated with exercise. These amounts assume annual compounding results in total appreciation of approximately 63% (5% per year) and approximately 159% (10% per year). Actual gains, if any, on stock option exercises are dependent on several factors, including the future performance of the common stock, overall market conditions and the continued employment of the Named Officer. There can be no assurance that the amounts reflected in this table will be achieved.

Option Exercises in 2004

      The table below sets forth certain information for 2004 concerning the exercise of options to purchase shares of common stock granted under the Newell Rubbermaid Inc. Amended and Restated 1993 Stock Option Plan (the “1993 Option Plan”) and the 2003 Plan by each of the Named Officers and the value of unexercised options granted under the 1993 Option Plan and the 2003 Plan held by each of the Named Officers as of December 31, 2004.

Aggregated Option Exercises In Last Fiscal Year And Fiscal

Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at Fiscal		In-the-Money Options at
	Acquired on	Value	Year-End(#)		Fiscal Year-End($)(1)
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Joseph Galli, Jr.	—	—	680,000	620,000	$102,000	$141,000
James J. Roberts	—	—	94,759	205,241	$843	$54,062
J. Patrick Robinson	—	—	46,940	94,560	$309	$37,656
Hartley D. Blaha	—	—	30,000	150,000	$57,000	$260,100
Timothy J. Jahnke	3,000	$67,125	52,919	82,860	$468	$53,812

(1)	Represents the difference between $24.05 (the average of the high and low prices of the common stock on the NYSE as reported in The Wall Street Journal on December 31, 2004) and the option exercise price multiplied by the number of shares of common stock covered by the options held.

Pension and Retirement Plans

      The Pension Plan Table set forth below shows total estimated annual benefits payable upon retirement (based on the benefit formulas in effect and calculated on a straight life annuity basis, as described below) to persons covered under the Newell Rubbermaid Pension Plan, a non-contributory defined benefit pension plan (the “Pension Plan”), as it applies to salaried and clerical employees, and the Newell Rubbermaid Supplemental Retirement Plan established in 1982 (the “SRP”), including the Named Officers, in specified compensation and years of credited service classifications, assuming employment until age 65 and that Social Security benefits remain at the current level.

Pension Plan Table

	Years of Service

Remuneration	5	10	15	20	30 or more

$ 200,000	$12,600	$43,400	$74,300	$105,000	$136,000
300,000	28,000	74,300	120,400	166,700	213,000
400,000	43,400	105,000	166,700	228,400	290,200
500,000	58,900	136,000	213,000	290,200	367,100
600,000	74,300	166,700	259,200	351,700	444,200
700,000	89,600	193,600	305,600	413,500	521,400
800,000	105,000	220,300	351,700	475,100	598,400
900,000	120,400	247,500	398,000	536,800	675,600
1,000,000	136,000	274,400	444,200	598,400	752,600
1,100,000	151,300	301,200	490,500	660,200	829,700
1,200,000	166,700	328,100	536,800	721,800	906,900
1,300,000	182,200	354,300	583,000	783,500	983,900
1,400,000	197,600	381,400	629,300	845,100	1,060,900

	Years of Service

Remuneration	5	10	15	20	30 or more

$1,500,000	$213,000	$408,400	$675,600	$906,900	$1,138,100
1,600,000	228,400	435,400	721,800	968,400	1,215,100
1,700,000	243,800	462,700	768,000	1,030,200	1,292,400
1,800,000	258,500	490,100	811,800	1,089,000	1,366,200
1,900,000	273,500	518,100	856,300	1,148,700	1,441,100
2,000,000	288,800	546,500	901,400	1,209,200	1,516,900
2,100,000	304,600	575,900	947,800	1,271,500	1,595,100
2,200,000	321,000	606,200	995,600	1,335,600	1,675,500
2,300,000	337,900	637,400	1,044,700	1,401,500	1,758,100
2,400,000	355,300	669,500	1,095,100	1,469,100	1,842,900
2,500,000	373,200	702,500	1,146,700	1,538,300	1,929,700
2,600,000	396,400	736,200	1,330,000	1,702,600	2,098,500
2,700,000	417,900	757,400	1,494,700	1,888,500	2,245,100
2,800,000	435,300	779,500	1,695,100	2,019,200	2,547,800
2,900,000	451,000	806,200	1,876,300	2,235,900	2,778,500
3,000,000	469,900	837,400	2,084,700	2,401,800	2,958,100

(1)	The Pension Plan Table does not take into account any offset for the SRP cash account, as described below, and uses the 67% SRP formula, as described below.

      The Pension Plan as it pertains to full-time salaried and clerical employees of the Company and its subsidiaries covers eligible employees who have completed one year of service. A participant is eligible for normal retirement benefits under the Pension Plan if his or her employment terminates at or after age 65. For service years prior to 1982, benefits accrued on a straight life annuity basis, using a formula that takes into account the five highest consecutive years of compensation in the ten years before 1982 and years of service, reduced by a portion of expected primary Social Security payments. For service years from and after 1982 and before 1989, benefits accumulated at the rate of 1.1% of compensation not in excess of $25,000 for each year plus 2.3% of compensation in excess of $25,000. For service years from and after 1989, benefits accumulate at the rate of 1.37% of compensation not in excess of $25,000 for each year plus 1.85% of compensation in excess of $25,000. No more than 30 years of service are taken into account in determining benefits. Under the Pension Plan, compensation includes regular or straight-time salary or wages (unreduced for amounts deferred pursuant to the Newell 401(k) Plan and the Flexible Benefits Account Plan), the first $3,000 in bonuses and 100% of commissions (up to applicable Internal Revenue Code limits). If a participant has completed 15 years of service, upon attainment of age 60, the Pension Plan also provides for an early retirement benefit equal to the benefits described above, reduced by .5% for each month the benefits commence before age 65.

      Effective December 31, 2004, the Pension Plan was amended to cease all future benefit accruals for all non-union employees, including the Named Officers. Therefore, such non-union participants will not earn any additional pension benefits after December 31, 2004. Pension benefits will be calculated using compensation and service as of December 31, 2004 and paid in accordance with the Pension Plan. Participants will continue to earn years of service after December 31, 2004 for vesting and early retirement eligibility.

      Effective January 1, 2005, to replace the Pension Plan, the Company implemented the Total Retirement Savings Program to provide retirement contributions for eligible non-union employees under the Newell 401(k) Plan. Retirement contributions equal to 2% to 5% of eligible earnings, depending on the eligible employee’s age and years of service, will be contributed to the eligible employee’s account each year. In addition, for eligible employees who are age 50 or older on January 1, 2005, additional retirement contributions equal to 3% to 5% of eligible earnings, depending on the eligible employee’s age as of

January 1, 2005, will be contributed to the eligible employee’s account each year. This new program is subject to a five-year cliff vesting schedule, but gives credit for years of service earned prior to 2005.

      As of year-end 2004, Mr. Galli had three years and 11 months of credited service, Mr. Roberts had three years and nine months, Mr. Robinson had three years and seven months, Mr. Blaha had one year and three months, and Mr. Jahnke had 18 years and ten months under the Pension Plan.

      The SRP, which is funded by cost recovery life insurance, covers executive officers and other key executives, including the Named Officers. The SRP benefit adds to retirement benefits under the Pension Plan so that at age 65, a participant receives a maximum aggregate pension equal to 67% of his or her average compensation for the five consecutive years in which it was highest (multiplied by a fraction, the numerator of which is the participant’s years of credited service (not to exceed 25) and the denominator of which is 25), reduced by primary Social Security, the benefit received under the Pension Plan and the SRP cash account described below. Compensation includes base salary and bonus (unreduced for amounts deferred pursuant to the Newell 401(k) Plan, Deferred Compensation Plan and the Flexible Benefits Accounts Plan). Both the Pension Plan and the SRP provide a death benefit for surviving spouses and dependent children. The SRP also provides for an early retirement benefit upon attainment of age 60 with 15 years of vesting service under the Pension Plan equal to the age 65 retirement benefit described above, reduced by .5% for each month the benefits commence before age 65.

      Effective January 1, 2004, the Company implemented its Retirement Choice Program to provide retirement benefits that are more competitive with those offered by other businesses and to reduce the overall cost of providing such benefits. The SRP was amended to add a cash account feature whereby certain participants receive a credit to their accounts under the Newell Rubbermaid 2002 Deferred Compensation Plan, generally equal to a one-time credit of the present value of the SRP benefit accrued as of December 31, 2003, plus future annual credits of 3-6% of compensation, depending on age and service. Participation in the cash account feature of the SRP is as follows: (i) participants with a title of President or above as of December 31, 2003 (which category includes each of the Named Officers) accrue both a SRP benefit and a cash account benefit, but the SRP benefit is offset by the cash account benefit; (ii) participants who are hired with or promoted to a title of President or above on or after January 1, 2004 participate in both features, with the SRP benefit offset by the cash account, except that the SRP benefit is based on 50% of final average compensation and the cash account accruals equal 3-6% of the excess of compensation over the lesser of compensation recognized under the Pension Plan or the IRS compensation limit for qualified plans; (iii) participants with a title of Vice President as of December 31, 2003 could make a one-time election to participate in either the SRP benefit or the cash account feature; and (iv) participants with a title of Vice President who first become eligible for the SRP on or after January 1, 2004 participate in only the cash account feature, at the same formula as participants who attain President status on or after January 1, 2004.

      A participant becomes vested in the SRP benefit upon termination of employment on or after age 60, involuntary termination with 15 years of credited service or death during employment. A participant becomes vested in the cash account benefit at a rate of 10% after six years of credited service, and 10% after each additional year, with full vesting after 15 years, and vesting is accelerated upon death, disability or attainment of age 60 during employment. Other than the vesting provisions, the SRP cash account feature generally is subject to the same terms and conditions as employee deferrals under the 2002 Deferred Compensation Plan.

      As of year-end 2004, Mr. Galli had 11 years and 11 months of credited service, Mr. Roberts had three years and nine months, Mr. Robinson had three years and seven months, Mr. Blaha had one year and three months, and Mr. Jahnke had eighteen years and ten months under the SRP.

Employment Security Agreements

      The Company has Employment Security Agreements (the “Agreements”) with Mr. Galli, Mr. Blaha, Mr. Jahnke, Mr. Roberts, Mr. Robinson and all other executive officers (collectively, the “executives”). The Agreements provide for the continuation of an executive’s salary, bonus and certain employee benefits for a severance period of 24 months upon an involuntary termination of employment without “good cause,” or a voluntary termination of employment for “good reason,” occurring within 24 months after a “change in control” of the Company, or a voluntary termination of employment for any reason in the thirteenth month following such a change in control. Within 30 days after any such termination, the executive will receive a lump sum severance payment equal to two times the sum of (i) the executive’s annual base salary, determined as of the date of the change in control or, if higher, the date of employment termination, and (ii) the executive’s bonus, calculated by multiplying his base salary by his applicable payout percentage based on his job position held on the date of the change in control or, if higher, the date of employment termination, and assuming the attainment of performance goals at the 100% level.

      Following such a termination of employment, (i) the executive will receive all benefits accrued under the Company’s incentive and retirement plans, his termination will be considered a retirement under such plans, he will receive service credit under such plans for the 24-month severance period, and he will become fully vested under the Company’s SRP and the Company’s 2002 Deferred Compensation Plan, (ii) all Company stock options held by the executive will become immediately exercisable and remain exercisable for a period of three years thereafter or, if shorter, the remaining term of the options, all restrictions on Company restricted stock held by the executive will lapse, and all performance goals on Company performance awards to the executive will be deemed satisfied in full, (iii) the executive and his spouse and eligible dependents will continue to be covered by all welfare plans of the Company during the severance period, until the executive is eligible for coverage under similar plans from a new employer, (iv) the Company will continue to reimburse the executive for automobile expenses during the severance period until he receives such reimbursement from a new employer, and (v) the executive will be eligible for six months of outplacement services.

      The Agreements provide for a gross-up payment to the executive to cover any excise and related income tax liability arising under Section 280G of the Internal Revenue Code as a result of any payment or benefit arising under the Agreements. If the executive dies during the severance period, all amounts payable during the remainder of the severance period will be paid to his surviving spouse, and such spouse will continue to be covered under all applicable welfare plans.

      The Agreements contains restrictive covenants that prohibit the executive from (i) associating with a business that is competitive with any line of business of the Company for which the executive provided services, without the Company’s consent and (ii) soliciting the Company’s agents and employees. These restrictive covenants remain in effect for a period of 24 months following any termination of employment.

EQUITY COMPENSATION PLAN INFORMATION

      The following table summarizes information, as of December 31, 2004, relating to equity compensation plans of the Company under which the Company’s common stock is authorized for issuance.

Number of securities
remaining available for
	Number of securities to	Weighted-average	future issuance under
	be issued upon exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)(1)	(b)	(c)(2)

Equity compensation plans approved by security holders	10,812,976	$27.59	9,830,887
Equity compensation plans not approved by security holders	—	—	—

Total	10,812,976	$27.59	9,830,887

(1)	The number shown in column (a) is the number of shares that may be issued upon exercise of outstanding options under the stockholder-approved 2003 Plan and 1993 Option Plan. In addition, as of December 31, 2004, there were 697,271 shares of common stock that may be issued upon exercise of outstanding stock options under Rubbermaid Incorporated plans with a weighted-average exercise price of $33.68.

(2)	The number shown in column (c) is the number of shares that may be issued upon exercise of options and other equity awards granted in the future under the 2003 Plan.

ORGANIZATIONAL DEVELOPMENT & COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

      The Organizational Development & Compensation Committee (the “Committee”) of the Board of Directors has furnished the following report on executive compensation to the stockholders of the Company.

      Compensation Philosophy and Policies. The Committee determines and makes recommendations to the Board of Directors concerning the compensation of all of the executive officers of the Company, including the Named Officers. The full Board of Directors reviews and approves all decisions of the Committee relating to compensation of the Company’s executive officers. Only independent members of the Board of Directors participate with respect to decisions relating to compensation of the Chief Executive Officer. The Committee has engaged Hewitt & Associates as its outside consultant to assist the Committee in reviewing the effectiveness and competitiveness of the Company’s executive compensation programs and policies.

      The Company’s executive compensation philosophy and specific executive compensation plans tie a significant portion of executive compensation to the Company’s success in meeting specified profit targets and other performance goals and to appreciation in the Company’s stock price. The Company’s compensation objectives include:

•	attracting and retaining the best possible executive talent;

•	motivating executive officers to achieve the Company’s performance objectives;

•	rewarding individual performance and contributions; and

•	linking executive and stockholder interests through equity based plans.

      The Company’s executive compensation consists of five key components:

•	base salary;

•	annual incentive compensation;

•	stock option awards;

•	restricted stock and performance share awards; and

•	supplemental retirement benefits.

      Each component is intended to complement the others and, taken together, to achieve the Company’s compensation objectives. The Committee’s policies with respect to these components, including the bases for the compensation awarded to the Company’s Chief Executive Officer in 2004, are discussed below or, in the case of retirement benefits, in this proxy statement under the caption “Executive Compensation — Pension and Retirement Plans”.

      Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid to the chief executive officer and the four other most highly compensated officers of a public company to $1,000,000 per year, but contains an exception for certain “performance-based compensation”. Base salary and retirement benefits do not by their nature qualify as performance-based compensation under Section 162(m). Amounts paid under the Newell Rubbermaid Inc. Management Cash Bonus Plan (the “Bonus Plan”) and stock options and performance share awards granted under the 2003 Plan qualify as fully deductible performance-based compensation. Restricted stock awards granted under the 2003 Plan generally are not considered performance-based, and may not be fully deductible by the Company when the restrictions lapse and the shares are taxed as income to an executive officer while he or she is subject to Section 162(m). The Committee considers the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy and objectives. The Company paid or provided approximately $580,000 in non-deductible compensation to the Chief Executive Officer in 2004 (including dividends paid on restricted stock), while all compensation paid to the other executive officers in 2004 was deductible by the Company (restricted stock awards made in 2004 are not taken into account for Section 162(m) purposes until the restrictions on the shares lapse).

      Base Salary. In the early part of each fiscal year, the Committee reviews and recommends to the Board (or the independent members of the Board, in the case of the Chief Executive Officer) the base salaries of the Company’s Chief Executive Officer and all executive officers. The Committee reviews, with the assistance of its outside consultant, national survey data available regarding salaries of those persons holding comparable positions at other companies included in the Standard & Poor’s 500 Index as well as those within a comparator group of public consumer goods companies. The Committee establishes the base salary of each of the executive officers based upon such survey data, an evaluation of the individual performance of the executive officer and, in the case of executive officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer. The base salaries paid in 2004 to each of the Named Officers are shown in the “Salary” column of the Summary Compensation Table. Mr. Galli was paid a base salary of $1,200,000 in 2004.

      Annual Incentive Compensation. Executive officers, including the Named Officers, are eligible to participate in the Bonus Plan. For 2004, payments to executive officers were based on the Company’s cash flow and earnings per share, and, in the case of group presidents, the group’s cash flow and operating income and the Company’s earnings per share. Beginning in 2005, bonus payouts earned by group presidents will include a 50% component based on attainment of corporate performance goals with respect to cash flow and earnings per share and a 50% component based on attainment of group performance goals with respect to cash flow and operating income. The bonus amount payable is a percentage of salary based upon a participant’s participation category and the level of attainment of the applicable performance goals. Performance below the target levels will result in lower or no bonus payments, and performance above the target levels will result in higher bonus payments. For the Chief Executive Officer, if the applicable performance goal targets are achieved at a 100% level, the bonus payout is equal to 134% of salary (with the maximum bonus payable being 150% of salary). For other executive officers, if performance goal targets are achieved at a 100% level, the bonus payout is equal to 100.5% of salary (with the maximum bonus payable being 120.6% of salary).

      For 2004, each of the Named Officers was awarded a bonus under the Bonus Plan, as shown above in the “Bonus” column of the Summary Compensation Table. Bonus awards for 2004 to the executive officers other than Mr. Galli ranged from 72.5% to 94.5% of target opportunities, and the bonus award to Mr. Galli for 2004 was $1,519,200, which represents 94.5% of his target opportunity.

      Stock Options, Restricted Stock Awards and Performance Share Awards. In 2004, the Company’s executive officers, including the Named Officers, were eligible to participate in the 2003 Plan. Under the 2003 Plan, the Committee recommended and the Board of Directors of the Company approved the grant of stock options to purchase common stock of the Company and the award of shares of restricted common stock of the Company to executive officers in 2004 based on an evaluation of each such officer’s performance, including satisfaction of the officer’s annual objectives. Options granted under the 2003 Plan have an exercise price equal to the fair market value of the common stock on the date of grant, become exercisable in annual cumulative installments of 20% of the number of options granted over a five-year period and have a maximum term of ten years. All risk of forfeiture and restrictions on transfer with respect to restricted shares lapse three years after the date of grant.

      Grants of stock options and restricted stock awards made in 2004 to the Named Officers are shown in the “Securities Underlying Options” and “Restricted Stock Awards” columns, respectively, of the Summary Compensation Table. Under his employment terms, Mr. Galli is entitled to receive an annual grant of options to purchase 100,000 shares of common stock at an exercise price equal to the market value of the common stock on the date of grant in each year from 2002 to 2006. On January 8, 2004, Mr. Galli received a grant of options to purchase 100,000 shares of common stock at an exercise price of $23.32. In addition, on February 20, 2004, Mr. Galli received an award of 50,000 shares of restricted stock.

      In November 2004, the Committee approved a methodology for granting stock awards under the 2003 Plan, beginning with grants made in 2006, based on the Company’s total shareholder return and cash flow.

Under this methodology, a participant will receive shares with a fair market value on the date of grant equal to a percentage of salary, with the percentage of salary determined by the level of attainment of the applicable performance goals. The target, and maximum, value of stock awarded to participants will be equal to 100% of salary, and performance below the specified shareholder return and cash flow levels will result in smaller or no performance share awards. Once awarded, such performance shares are subject to a risk of forfeiture and restrictions on transfer which lapse three years after the date of grant. The Committee also used this methodology as a guideline for recommending restricted stock awards to certain executive officers, including the Named Officers, in February 2005. The Committee will also continue to recommend that the Board of Directors approve discretionary grants of restricted stock based on an evaluation of a participant’s performance, and to approve discretionary grants of stock options or restricted stock in other amounts under certain circumstances, such as a promotion.

      This report is submitted on behalf of the Organizational Development & Compensation Committee:

Thomas E. Clarke, Chairman
Michael T. Cowhig
Elizabeth Cuthbert Millett
Gordon R. Sullivan
Raymond G. Viault

CERTAIN BENEFICIAL OWNERS

      As of March 1, 2005, the only persons or groups that are known to the Company to be the beneficial owners of more than five percent of the outstanding common stock are:

	Amount and Nature of	Percent of Class
Name and Address of Beneficial Owner	Beneficial Ownership	Outstanding

T. Rowe Price Associates, Inc.	23,167,772	8.30%(1)
100 E. Pratt Street
Baltimore, Maryland 21202
FMR Corp.	14,097,426	5.13%(2)
Edward C. Johnson 3d
Abigail P. Johnson
82 Devonshire Street
Boston, Massachusetts 02109
Lord Abbett & Co. LLC	18,534,143	6.74%(3)
90 Hudson Street
Jersey City, NJ 07302

(1)	As reported in a statement on Schedule 13G filed with the SEC on February 14, 2005 by T. Rowe Price Associates, Inc. According to the filing, T. Rowe Price Associates, Inc. has sole voting power over 4,457,171 of such shares and sole dispositive power over 23,164,972 of such shares.

(2)	As reported in a statement on Schedule 13G filed with the SEC on February 14, 2005 by FMR Corp. According to the filing, FMR Corp. has sole voting power over 421,736 of such shares and shared dispositive power over all 14,097,426 of such shares. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR Corp., representing 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR Corp under the Investment Company Act of 1940.

(3)	As reported in a statement on Schedule 13G filed with the SEC on February 14, 2005 by Lord Abbett & Co. LLC. According to the filing, Lord Abbett & Co. LLC has sole voting and dispositive power over all 18,534,143 of such shares.

      The following table sets forth information as to the beneficial ownership of shares of common stock of each director, including each nominee for director, and each Named Officer and all directors and executive officers of the Company, as a group. Except as otherwise indicated in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of common stock set forth.

	Common Stock Beneficially Owned on March 1,
	2005

			Percent of Class
Name of Beneficial Owner	Number of Shares		Outstanding

Thomas E. Clarke	6,000	(1)(3)	*
Scott S. Cowen	18,909	(1)(2)(3)	*
Michael T. Cowhig	1,000		*
Alton F. Doody	76,850	(1)(3)	*
Joseph Galli, Jr.	1,061,603	(1)(3)(5)	*
Mark D. Ketchum	—		*
William D. Marohn	23,832	(1)(3)	*
Elizabeth Cuthbert Millett	1,360,981	(1)(3)(4)	*
Cynthia A. Montgomery	17,700	(1)(3)	*
Allan P. Newell	1,408,666	(1)(3)	*
Gordon R. Sullivan	16,315	(1)(3)	*
Raymond G. Viault	10,300	(1)(3)	*
Hartley T. Blaha	52,171	(1)(3)	*
Timothy J. Jahnke	98,026	(1)(3)(5)	*
James J. Roberts	158,586	(1)(3)	*
J. Patrick Robinson	85,934	(1)(3)(5)	*
All directors and executive officers as a group	4,571,673	(1)(3)(5)	1.7%

*	Represents less than 1% of the Company’s outstanding common stock.

(1)	Includes shares issuable pursuant to stock options currently exercisable or exercisable within 60 days of March 1, 2005 as follows: Dr. Clarke, 2,000 shares; Dr. Cowen, 11,600 shares; Dr. Doody, 15,600 shares; Mr. Galli, 920,000 shares; Mr. Marohn, 11,600 shares; Ms. Millett, 15,600 shares; Dr. Montgomery, 15,600 shares; Mr. Newell, 15,600 shares; General Sullivan, 11,600 shares; Mr. Viault, 4,800 shares; Mr. Blaha, 30,000 shares; Mr. Jahnke, 52,919 shares; Mr. Roberts, 108,339 shares; Mr. Robinson, 46,940 shares; and all directors and executive officers as a group, 1,358,656 shares.

(2)	Includes 1,220 shares owned by Dr. Cowen’s wife.

(3)	Includes shares of restricted stock granted in 2004 and 2005 pursuant to the 2003 Plan as follows: Mr. Galli, 83,512 shares; each of Dr. Cowen, Dr. Clarke, Dr. Doody, Mr. Marohn, Ms. Millett, Dr. Montgomery, Mr. Newell, General Sullivan and Mr. Viault, 2,000 shares; Mr. Blaha, 11,171 shares; Mr. Jahnke, 37,986 shares; Mr. Roberts, 50,247 shares; Mr. Robinson, 38,126 shares; and all directors and executive officers as a group, 313,158 shares. All restrictions on such shares lapse on the third anniversary of the date of grant.

(4)	Includes 54,305 shares owned by Ms. Millett as custodian for her two children, 10,955 shares held by Ms. Millett’s husband, 2,020 shares held jointly with Ms. Millett’s husband, 211,401 shares held by Ms. Millett directly (not including restricted stock), and 1,064,700 shares over which Ms. Millett has voting power by proxy.

(5)	Includes shares held by the Newell 401(k) Plan over which each of the following persons has voting and investment power: Mr. Galli, 991 shares; Mr. Jahnke, 5,621 shares; Mr. Robinson, 868 shares; and all directors and executive officers as a group, 12,566 shares.

COMMON STOCK PRICE PERFORMANCE GRAPH

      The following common stock price performance graph compares the yearly change in the Company’s cumulative total stockholder returns on its common stock during the years 2000 through 2004, with the cumulative total return of the Standard & Poor’s 500 Index and the Dow Jones Consumer Goods Index, assuming the investment of $100 on December 31, 1999 and the reinvestment of dividends (rounded to the nearest dollar).

	1999	2000	2001	2002	2003	2004

Newell Rubbermaid	$100	$81	$102	$115	$89	$98
S&P 500 Index	100	91	80	62	80	89
DJ Consumer Goods Index(1)	100	89	92	88	107	120

(1)	The Dow Jones Consumer, Non-Cyclical Industry Group Index, used in the Company’s 2004 Annual Meeting Proxy Statement, is no longer published under such name and has been replaced by the Dow Jones Consumer Goods Index used herein. The Dow Jones Household Products Industry Group Index is no longer published.

      We caution you not to draw any conclusions from the data in this performance graph, as past results do not necessarily indicate future performance.

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors has furnished the following report to stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

      The Audit Committee, which is appointed annually by the Board of Directors, currently consists of five directors, all of whom are “independent directors” and meet the other qualification requirements under the applicable rules of the New York Stock Exchange. The Audit Committee acts under a written charter which was most recently approved by the Board of Directors on February 10, 2003.

      In accordance with rules adopted by the Securities and Exchange Commission, the Audit Committee of the Company states that:

•	The Audit Committee reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2004.

•	The Audit Committee reviewed and discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented (“Communications with Audit Committees”).

•	The Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as currently in effect, and has discussed with Ernst & Young LLP the independent accountant’s independence from the Company.

      Based upon the review and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

      This report is submitted on behalf of the members of the Audit Committee:

Scott S. Cowen, Chairman
Mark D. Ketchum
Allan P. Newell
Gordon R. Sullivan
Raymond G. Viault

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

      The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year 2005. Representatives of Ernst & Young LLP are expected to be present at the annual meeting to answer appropriate questions and, if they so desire, to make a statement. If the stockholders should fail to ratify the appointment of the independent registered public accounting firm, the Audit Committee would reconsider the appointment.

      The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year 2005.

Fees of Independent Registered Public Accounting Firm for 2004 and 2003

	Amount of Fees	Amount of Fees
	Billed by Ernst &	Billed by Ernst &
	Young LLP in	Young LLP in
	Fiscal Year 2004	Fiscal Year 2003
Description of Fees	(In millions)	(In millions)

Audit Fees(1)	$7.2	$5.2
Audit-Related Fees(2)	0.8	1.1
Tax Fees(3)	0.9	2.2
All Other Fees(4)	—	—

(1)	Includes fees for professional services rendered for the audit of the Company’s annual consolidated financial statements and assessments of internal control over financial reporting for the fiscal year, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, statutory audits required internationally and for other services that only an independent accountant can reasonably provide.

(2)	Includes fees for professional services rendered related to audits of employee benefit plans, accounting consultations and performance of due diligence on acquisitions and divestitures.

(3)	Includes fees for tax services, including tax compliance, tax advice and tax planning.

(4)	Includes the aggregate fees for products and services other than those reported above.

Pre-Approval Policies and Procedures of the Audit Committee

      The Audit Committee has adopted a Policy for Pre-Approval of Audit and Non-Audit Services Provided by External Audit Firm. The Policy sets forth the procedures and conditions for pre-approving audit and permitted non-audit services to be performed by the independent auditor responsible for auditing the Company’s consolidated financial statements or any separate financial statements that will be filed with the SEC.

      This Policy provides that the Audit Committee may either pre-approve proposed audit and non-audit services provided by the Company’s independent auditor on a categorical basis, without consideration of specific services, or on a case-by-case basis. Non-audit services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor, including, among other things, due diligence services pertaining to potential business acquisitions and dispositions, certain consultations concerning financial accounting and reporting standards, financial statement audits of employee benefit plans, SAS 70 reports and closing balance sheet audits pertaining to Company dispositions. In determining whether to pre-approve a service, the Policy requires the Audit Committee to consider whether the particular service is sufficiently described so that the Audit Committee can make a well-reasoned assessment of the impact of the service on the auditor’s independence and so that the pre-approval does not result in a delegation to management of the Audit Committee’s responsibility. Additionally, the Audit Committee must consider whether the provision of each service (a) places the independent auditor in the position of auditing its own work, (b) results in the independent auditor acting as management or an employee of the Company or (c) places the independent auditor in a position of being an advocate for the Company. Pursuant to the Policy, the Company may not under any circumstances engage the independent auditor to provide any service that is prohibited by applicable law.

      For the fiscal year ended December 31, 2004, no Audit-Related Fees, Tax Fees or Other Fees disclosed above were approved in reliance on the exceptions to pre-approval requirements set forth in 17 CFR 210.2-01(c)(7)(i)(C).

      The Audit Committee of the Company’s Board of Directors has considered whether the provision of non-audit services by Ernst & Young LLP for the fiscal year ended December 31, 2004 is compatible with maintaining such auditor’s independence.

PROPOSAL 3— STOCKHOLDER PROPOSAL CONCERNING CLASSIFIED BOARD

      On behalf of the Boards of Trustees of the New York City Pension Funds (whose addresses and share ownership will be furnished promptly upon receipt of an oral or written request therefore), William C. Thompson, Jr., Comptroller, City of New York, submitted the following proposal:

SHAREHOLDER PROPOSAL

REPEAL CLASSIFIED BOARD

Submitted by William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Pension Funds

      “BE IT RESOLVED, that the stockholders of Newell Rubbermaid, Inc. request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.

SUPPORTING STATEMENT

      We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

      In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

      We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.”

Board of Directors Statement in Opposition to Stockholder Proposal

      The Board of Directors opposes this proposal and unanimously recommends that you vote AGAINST it for the following reasons.

      The Company’s current classified board structure has been in place since it was overwhelmingly approved by the stockholders in 1985. At that time, a substantial majority of the Company’s stockholders agreed with the Board of Directors that dividing the directors into three classes and providing for staggered three-year terms would best serve the long-term interests of the Company and its stockholders. The Board of Directors believes that the classified board structure continues to promote the best interests of the Company’s stockholders for several reasons.

      The Company’s classified board structure is designed to promote continuity and stability of leadership. Electing directors to staggered three-year terms helps ensure that a majority of the Company’s directors have prior experience with, and knowledge of, the Company’s business and strategy. The Board of Directors believes that this continuity and stability facilitates the Company’s ability to maximize both short- and long-term stockholder value. Directors who have experience with the Company and knowledge of its business and strategic plans are a valuable resource and are well-positioned to make fundamental decisions in the best interests of the Company and its stockholders. The Board of Directors believes this benefit is particularly important in a Company like ours, which has multiple lines of business and is involved in the ongoing implementation of transformational strategic initiatives.

      The Board of Directors further believes that the benefits of the current classified board structure do not come at the cost of directors’ accountability to stockholders. The Company’s directors are required to uphold their fiduciary duties to the Company and its stockholders, regardless of the length of their term of office. In addition, the Board of Directors is comprised nearly entirely of independent directors and has an overall governance structure that recently earned the Company high governance ratings. In the view of the Board of Directors, it is factors such as these which best ensure that all of the Company’s directors remain accountable to the stockholders. The Board of Directors also observes that a large number of well-respected companies have classified boards, including numerous companies within the Company’s peer-group and approximately 60% of the S&P 500 companies.

      Having a classified board structure also operates to give the Board of Directors adequate time to consider a takeover offer, explore alternatives and negotiate the best price for all of the Company’s stockholders. The Board of Directors believes that having a classified board strongly encourages a person seeking to obtain control of the Company to negotiate mutually agreeable terms with the Board of Directors because at least two annual meetings will be required to effect a change in control of the Board. The delay established by the classified board structure provides the Board of Directors with greater leverage to evaluate the adequacy and fairness of any takeover proposal, to negotiate on behalf of all stockholders and to consider alternative methods of maximizing stockholder value. It is important to note, however, that although the Company’s classified board can enhance the leverage of the Board of Directors in seeking a course of action in the best interests of stockholders, the classified board would not preclude a person from ultimately taking control of the Company.

      Approval of this stockholder proposal would not automatically eliminate the Company’s classified board structure, which is set forth in the Company’s Certificate of Incorporation. Further action by the Board of Directors, and subsequently the stockholders, would be required to amend the Company’s Certificate of Incorporation in order to declassify the Board of Directors. Under the Certificate of Incorporation, a 75% vote of the shares having voting power with respect to the proposal would be required for such an amendment. While the Board of Directors would consider the merits of such an amendment, it would do so consistent with its fiduciary duty to act in a manner it believes to be in the best interest of the Company and all of its stockholders.

      This is the first time the Company has received a stockholder proposal to reinstate annual elections of directors. The Board of Directors, with the assistance of outside legal counsel, carefully considered this proposal and the arguments both in favor of and in opposition to classified boards of directors. Following review and deliberation, the Board of Directors concluded that the Company’s classified board structure continues to promote the best interests of the Company’s stockholders.

      The Board of Directors unanimously recommends a vote AGAINST this proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

      Based solely upon a review of reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the officers and directors that no other reports were required, the Company believes that all of such reports were filed on a timely basis by executive officers and directors during 2004, except that Mr. Jahnke filed a late Form 4 with respect to a grant of restricted stock and Ronald Hardnock filed a late Form 3 following his appointment as Vice President — Controller.

STOCKHOLDER PROPOSALS AND DIRECTOR

NOMINATIONS FOR 2006 ANNUAL MEETING

      To be considered for inclusion in next year’s proxy materials, stockholder proposals to be presented at the Company’s 2006 annual meeting must be in writing and be received by the Company no later than November 28, 2005. At the 2006 annual meeting, the Company’s management will be able to vote proxies in its discretion on any proposal not included in the Company’s proxy statement for such meeting if the Company does not receive notice of the proposal before the close of business on February 11, 2006.

      Any stockholder wishing to nominate a candidate for election as a director at the Company’s 2006 annual meeting must notify the Company in writing no later than February 10, 2006. Such notice must include appropriate biographical information and otherwise comply with the requirements of the Company’s restated certificate of incorporation relating to stockholder nominations of directors.

      Notices of intention to present proposals and director nominations at the 2006 annual meeting or requests in connection therewith should be addressed to Newell Rubbermaid Inc., 10B Glenlake Parkway, Suite 600, Atlanta, Georgia 30328, Attention: Corporate Secretary.

FINANCIAL STATEMENTS AND RELATED INFORMATION

      The Company’s audited financial statements, together with Management’s Discussion and Analysis of Results of Financial Condition and Results of Operations and other related information, are attached as Appendix A to this proxy statement.

      A copy of the Company’s 2004 annual report on Form 10-K, as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to the office of the Corporate Secretary of the Company at 10B Glenlake Parkway, Suite 600, Atlanta, Georgia 30328. A copy of the Company’s Form 10-K and other periodic filings also may be obtained under the “AR and SEC Filings” link on the Company’s website at www.newellrubbermaid.com and from the Securities and Exchange Commission’s EDGAR database at www.sec.gov.

OTHER BUSINESS

      The Board of Directors does not know of any business to be brought before the annual meeting other than the matters described in the notice of annual meeting. However, if any other matters properly come before the annual meeting or any adjournment or postponement of the annual meeting, each person named in the accompanying proxy intends to vote the proxy in accordance with his judgment on such matters.

By Order of the Board of Directors,

Dale L. Matschullat
Vice President — General Counsel &
Corporate Secretary

March 28, 2005

Appendix A

NEWELL RUBBERMAID INC.

Audited Financial Statements and Related Information

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

      The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of the Company’s consolidated results of operations and financial condition. The discussion should be read in conjunction with the accompanying Consolidated Financial Statements. It includes the following sections:

•	Executive Overview

•	Consolidated Results of Operations

•	Business Segment Operating Results

•	Liquidity and Capital Resources

•	Pension Liability

•	Resolution of Income Tax Contingency

•	Contractual Obligations, Commitments and Off-Balance Sheet Arrangements

•	Critical Accounting Policies

•	Recent Accounting Pronouncements

•	International Operations

•	Forward Looking Statements

Executive Overview

      Newell Rubbermaid is a global manufacturer and marketer of branded consumer products and their commercial extensions, serving a wide array of retail channels including department stores, discount stores, warehouse clubs, home centers, hardware stores, commercial distributors, office superstores, contract stationers, automotive stores, and pet superstores. The Company markets a multi-product offering of consumer products backed by an obsession with customer service and new product development. The Company conducts businesses in five operating segments as follows:

Segment	Description of Products

Cleaning & Organization	Indoor/outdoor organization, storage, food storage, cleaning, refuse
Office Products	Ballpoint/roller ball pens, markers, highlighters, pencils, office products, art supplies
Tools & Hardware	Hand tools, power tool accessories, industrial tool accessories, manual paint applicators, cabinet and window hardware, propane torches
Home Fashions	Drapery houseware, window treatments
Other	Operating segments that do not meet aggregation criteria, including aluminum and stainless steel cookware, glassware, hair care accessory products, infant and juvenile products, including toys, high chairs, car seats, strollers

2004 Overview:

      In 2004, management was focused on the following key objectives:

      1. Continue to divest non-strategic businesses.

      2. Complete the 2001 restructuring plan.

      3. Continue to rationalize low-margin product lines.

      4. Deploy Newell Operational Excellence (Newell OPEX).

      The following section details the Company’s performance in each of its 2004 objectives:

Divestiture of Nonstrategic Businesses

      In 2004, the Company completed its previously announced divestiture program, divesting several non-strategic businesses as follows:

      On January 31, 2004, the Company completed the sale of its Panex Brazilian low-end cookware division (previously reported in the Other operating segment) and European picture frames businesses (previously reported in the Home Fashions operating segment).

      On April 13, 2004, the Company sold substantially all of its U.S. picture frame business (Burnes), its Anchor Hocking glassware business and its Mirro cookware business. Under the terms of the agreement and final adjustments relating to the transaction, the Company retained the accounts receivable of the businesses of $76.6 million, and total proceeds, including the retained receivables, as a result of the transaction were $304 million. The Burnes picture frame business was previously reported in the Home Fashions operating segment, while the Anchor Hocking and Mirro businesses were previously reported in the Other operating segment.

      On July 1, 2004, the Company completed the sale of Little Tikes Commercial Playground Systems Inc. (“LTCPS”) business. LTCPS was previously reported in the Other operating segment, as a unit of the Company’s Little Tikes division. The Company retained the consumer portion of its Little Tikes division.

      The results of the businesses above are reported in discontinued operations for all periods presented. See Footnote 2 to the Consolidated Financial Statements for additional information.

      On January 12, 2005, the Company entered into an agreement for the intended sale of the Company’s Curver business. The Curver business manufactures and markets plastic products for home storage and garage organization, food storage, laundry, bath, cleaning, closet organization and refuse removal in various countries in Europe. The Company’s European commercial products and other European businesses will not be affected by the intended sale. In connection with this intended transaction, the Company expects to record a total non-cash loss related to the sale of approximately $75 to $95 million in the first and second quarters of 2005. The Curver business had 2004 sales of approximately $150 million. The Curver business is included in the Cleaning & Organization segment, but will be reclassified to discontinued operations in the first quarter of 2005. See Footnote 22 to the Consolidated Financial Statements for additional information.

Restructuring

      In 2004, the Company completed the accounting charges associated with its strategic restructuring plan (the “Plan”) announced on May 3, 2001. The specific objectives of the Plan were to streamline the Company’s supply chain to become the best-cost global provider throughout the Company’s portfolio by reducing worldwide headcount and consolidating duplicative manufacturing facilities. The Company recorded $461.7 million in restructuring charges under the Plan, including $84.2 million on discontinued operations. In addition to the restructuring activities outlined under the Plan, the Company recorded a fourth quarter charge of $4.2 million, primarily related to the closure of one additional facility in the Other segment not contemplated under the Plan. See Footnote 4 to the Consolidated Financial Statements for additional details.

Rationalization of Low-Margin Product Lines

      In 2004, the Company exited approximately $275 million of low-margin product lines, principally in the Rubbermaid Home Products, Eldon Office Products and Swish UK businesses.

      The Company continuously reviews its entire product line portfolio and evaluates their long-term strategic fit within the overall corporate strategy. The Company considers factors such as raw material inflation and pricing elasticity in its review of these product lines. Product line rationalization is expected to continue in 2005 with further exits planned in Rubbermaid Home Products, Graco, Swish UK and Office Products businesses. Refer to the Company’s 2005 priorities, listed below, for additional information.

Newell OPEX/Productivity

      The Company’s 2004 productivity initiatives, driven by the deployment of Newell OPEX, generated gross productivity of $123 million for the year and offset raw material inflation of $116 million. Significant opportunity remains for the Company in 2005, especially in the Office Products segment. The continued focus on implementing Newell OPEX should allow the Company to deliver productivity savings, thereby delivering long-term gross margin expansion, despite raw material inflation. In addition, the Company has placed further emphasis on capital spending discipline, specifically in the Company’s Rubbermaid Home Products business. Overall capital expenditures decreased to $121.9 million in 2004, from $300 million and $252.1 million in 2003 and 2002, respectively.

2005 Priorities:

      In 2005, management is focused on the following key objectives:

      1. Strengthen/Broaden Portfolio: The Company regularly evaluates its current portfolio and assesses whether strategic partnerships and/or acquisitions are beneficial to the Company’s long-term strategy, as well as identifying businesses or product lines that no longer fit within the Company’s strategic plan. Periodically, the Company supplements internal growth by acquiring businesses with prominent consumer-focused, retail brands and improving the profitability of such businesses through the implementation of the Company’s strategic initiatives. Other strategic criteria for an acquisition include the Company’s ability to grow the business, its importance to key customers, its relationship to existing product lines, its function as a low-cost source of supply, its ability to provide the Company with an entrance into a new market, and the extent to which the Company can improve operational efficiency through shared resources. In addition, the Company will consider the business’ actual and potential impact on the operating performance of the Company’s Group at issue. The Company did not make significant acquisitions during 2004, as the priority was the reduction of debt. During 2005, the Company intends to pursue acquisition opportunities to complement internal growth. In addition to adding businesses or product lines to the Company’s current portfolio, the Company continues to rationalize low margin product lines that do not fit within the Company’s strategic plan. In 2005, the Company plans to exit approximately $200 million in low margin product lines in the Rubbermaid Home Products, Graco, Swish UK, and Office Products businesses.

      2. Invest in High Margin Businesses: The Company continues to focus significant resources on enhancing its new product development pipeline, as well as strengthening the Company’s numerous brands through targeted advertising. The Company believes that the introduction of innovative new products coupled with strong brands will improve the Company’s profit margin by creating demand from its end user. In 2005, the Company intends to make additional investments in SG&A of about $40 million, (primarily in the office products and tools & hardware segments), which will be partially offset by the positive impact of the U.S. pension curtailment (discussed in Footnote 13 to the Consolidated Financial Statements). The net impact is an expected increase in SG&A of about $20 million.

      3. Address Raw Material Inflation: The Company has several businesses that are significantly impacted by commodity inflation. The Company has historically combated these cost increases through organic productivity initiatives. However, due to the continued inflation pressure within several of its core commodity purchases, the Company has implemented price increases to offset a portion of the increased costs. For 2005, the Company has estimated raw material inflation of approximately $170 million and expects pricing increases to contribute approximately $100 million in 2005.

      4. Reduce Manufacturing Overhead: The Company is committed to reducing its manufacturing costs by at least five percent annually. As a result of the recent divestiture and product line rationalization programs, the Company is focusing on reengineering its manufacturing overhead structure to accommodate its current manufacturing base. In connection with this goal, the Company is committed to deploying and implementing Newell OPEX. Significant opportunity remains for the Company in 2005, especially in the Office Products segment. The continued focus on implementing Newell OPEX is expected to allow the Company to deliver productivity savings, thereby delivering long-term gross margin expansion, despite raw material inflation. As part of this strategy, the Company intends to continue to implement its capital spending discipline throughout the organization and expects to spend $125 to $150 million in 2005.

Consolidated Results of Operations

      The following table sets forth for the periods indicated items from the Consolidated Statements of Operations as reported and as a percentage of net sales for the years ended December 31, (in millions, except percentages):

	2004		2003		2002

Net sales	$6,748.4	100.0%	$6,899.0	100.0%	$6,436.9	100.0%
Cost of products sold	4,857.9	72.0	4,961.8	71.9	4,608.2	71.6

Gross margin	1,890.5	28.0	1,937.2	28.1	1,828.7	28.4
Selling, general and administrative expenses	1,269.8	18.8	1,221.5	17.7	1,167.2	18.1
Impairment charge	374.0	5.5	34.5	0.5	—	—
Restructuring costs	52.1	0.8	184.0	2.7	101.8	1.6

Operating income	194.6	2.9	497.2	7.2	559.7	8.7
Nonoperating expenses:
Interest expense, net	119.3	1.8	134.3	1.9	132.6	2.1
Other (income) expense, net	(11.0)	(0.2)	25.6	0.4	28.6	0.4

Net nonoperating expenses	108.3	1.6	159.9	2.3	161.2	2.5

Income from continuing operations before income taxes and cumulative effect of accounting change	86.3	1.3	337.3	4.9	398.5	6.2
Income taxes	105.4	1.6	124.1	1.8	133.5	2.1

Net (loss) income before discontinued operations and cumulative effect of accounting change	(19.1)	(0.3)	213.2	3.1	265.0	4.1
(Loss) gain from discontinued operations, net of tax	(97.0)	(1.4)	(259.8)	(3.8)	46.5	0.7
Cumulative effect of accounting change, net of tax	—	—	—	—	(514.9)	(8.0)

Net loss	$(116.1)	(1.7)%	$(46.6)	(0.7)%	$(203.4)	(3.2)%

Results of Operations—2004 vs. 2003

      Net sales decreased $150.6 million, or 2.2%, in 2004. The decrease resulted primarily from product line rationalization of approximately $275 million, or 4.0%, unfavorable pricing of $3 million, or 0.1%, the disposal of the Cosmolab business which had $10 million in sales in 2003, and core sales decline of $22 million, or 0.2%, partially offset by favorable foreign currency translation of $160 million, or 2.3%, for the period.

      Gross margin, as a percentage of net sales, in 2004 was 28.0%, or $1,890.5 million, versus 28.1%, or $1,937.2 million, in 2003. The decline in gross margin is primarily related to raw material inflation of $116 million and unfavorable pricing of $3 million, partially offset by favorable mix driven by the rationalization of unprofitable product lines, primarily in the Rubbermaid Home Products business, and net productivity and other savings of $57 million.

      Selling, general and administrative expenses (SG&A) were 18.8% of net sales, or $1,269.8 million in 2004, versus 17.7%, or $1,221.5 million, in 2003. The increase in SG&A reflects a foreign currency impact of $44 million and pension cost increases of $16 million. All other SG&A was down $12 million with strategic investments more than offset by streamlining initiatives.

      The Company recorded non-cash pretax impairment charges of $374.0 million in 2004 versus $34.5 million in 2003. These charges were required to write down certain assets to fair value. See Footnote 18 to the Consolidated Financial Statements for additional information.

      The Company recorded pre-tax strategic restructuring costs of $52.1 million ($35.9 million after tax) and $184.0 million ($124.4 million after tax) for 2004 and 2003, respectively. The 2004 pre-tax charge included $44.6 million of facility and other exit costs, $8.1 million of employee severance and termination benefits, and ($0.6) million of income resulting from a change in estimate in other restructuring costs. The 2003 pre-tax charge included $82.8 million of facility and other exit costs, $75.7 million of employee severance and termination benefits and $25.5 million of exited contractual commitments and other restructuring costs. See Footnote 4 to the Consolidated Financial Statements for further information on the strategic restructuring plan.

      Operating income in 2004 was 2.9% of net sales, or $194.6 million, versus 7.2% of net sales, or $497.2 million, in 2003. The decrease in operating income is the result of the factors described above.

      Net nonoperating expenses for 2004 were 1.6% of net sales, or $108.3 million, versus 2.3%, or $159.9 million, for 2003. In 2003, the Company recognized a $30.4 million non-cash pre-tax loss on the sale of its Cosmolab and Photo Fashions businesses. Net interest expense decreased $15.0 million for 2004 compared to 2003 primarily as a result of lower average debt outstanding, partially offset by increased interest rates. See Footnote 19 to the Consolidated Financial Statements for further information.

      Income from continuing operations before income taxes and cumulative effect of accounting change for 2004 was $86.3 million, compared to $337.3 million for 2003. The decrease relates to the factors described above.

      The effective tax rate was 122.1% for the year ended 2004 versus 36.8% for the year ended 2003. The change in the effective tax rate is primarily related to the non-deductibility associated with a portion of the Company’s $374.0 million impairment charge. See Footnotes 17 and 18 to the Consolidated Financial Statements for further information.

      Net (loss)/income before discontinued operations and cumulative effect of accounting change was ($19.1) million in 2004 versus $213.2 million in 2003. Diluted (loss)/earnings per share from continuing operations was ($0.07) for 2004 compared to $0.78 for 2003.

      Loss from discontinued operations, net of tax was $97.0 million in 2004 versus $259.8 million in 2003. Diluted loss per share from discontinued operations was $0.35 for 2004 compared to $0.95 for 2003. See Footnote 2 to the Consolidated Financial Statements for additional information.

      Net loss for 2004 was $116.1 million compared to $46.6 million in 2003. Basic and diluted loss per share in 2004 was $0.42 versus $0.17 in 2003. The increase in net loss and loss per share was primarily due to the impairment charge recorded in 2004, partially offset by a decrease in the loss recognized from discontinued operations. See Footnotes 2 and 18 to the Consolidated Financial Statements for additional information.

Results of Operations—2003 vs. 2002

      Net sales increased $462.1 million, or 7.2%, in 2003. The increase in sales is primarily related to sales from recently acquired businesses of approximately $339.2 million, favorable foreign currency of $217.1 million and core sales growth and other of $70.7 million, partially offset by a decrease of $39.9 million in sales from the Cosmolab business divested in March 2003 and negative pricing of $125.0 million.

      Gross margin, as a percentage of net sales, in 2003 was 28.1%, or $1,937.2 million, versus 28.4%, or $1,828.7 million, in 2002. The reduction in gross margin, as a percentage of net sales, is primarily related to unfavorable pricing of $125 million, or 1.9% of net sales, partially offset by net productivity of $105 million, or 1.6% of net sales. Increased resin costs of $75 million negatively impacted gross margin and is included as a reduction in net productivity. The favorable impact of the LENOX acquisition (+0.7 points) was more than offset by unfavorable mix in the remainder of our businesses.

      Selling, general and administrative expenses (“SG&A”) were 17.7% of net sales, or $1,221.5 million, in 2003 and 18.1%, or $1,167.2 million, in 2002. The $54.3 million increase in SG&A related primarily to recently acquired businesses of approximately $85 million. All other SG&A was down $31 million with streamlining initiatives of $126 million more than offsetting increases from currency translation, pension and strategic investments.

      During the fourth quarter of 2003, the Company recorded an impairment charge of $34.5 million associated with the decision to exit certain product lines. See Footnote 18 to the Consolidated Financial Statements for additional information.

      The Company recorded pre-tax strategic restructuring charges of $184.0 million ($124.4 million after tax) and $101.8 million ($67.7 million after tax) in 2003 and 2002, respectively. The 2003 pre-tax charge included $82.8 million of facility and other exit costs, $75.7 million of employee severance and termination benefits, and $25.5 million of exited contractual commitments and other restructuring costs. The 2002 pre-tax charge included $26.0 million of facility and other exit costs, $67.3 million of employee severance and termination benefits, and $8.5 million of exited contractual commitments and other restructuring costs. See Footnote 4 to the Consolidated Financial Statements for further information on the strategic restructuring plan.

      Operating income in 2003 was 7.2% of net sales, or $497.2 million, versus 8.7% of net sales, or $559.7 million, in 2002. The decrease in operating income is primarily the result of the factors described above.

      Income from continuing operations before income taxes and the cumulative effect of accounting change in 2003 was $337.3 million, a $61.2 million decrease from $398.5 million in 2002. The decrease relates primarily to the factors noted above.

      The effective tax rate was 36.8% for the year ended 2003 versus 33.5% in the prior year. The increase in the effective tax rate is primarily related to the utilization in 2002 of foreign net operating losses to offset earnings recorded in foreign tax jurisdictions. See Footnote 17 to the Consolidated Financial Statements for additional information.

      Net income before discontinued operations and cumulative effect of accounting change in 2003 was $213.2 million, a $51.8 million decrease from $265.0 million in 2002. Diluted income per share before discontinued operations and cumulative effect of accounting change was $0.78 in 2003 compared to $0.99 in 2002.

      (Loss)/gain from discontinued operations, net of tax, was ($259.8) million in 2003 versus $46.5 million in 2002. Diluted (loss)/earnings per share from discontinued operations was ($0.95) for 2003 versus $0.17 for 2002. See Footnote 2 to the Consolidated Financial Statements for additional information.

      During the first quarter of 2002, the Company completed the required impairment tests of goodwill and indefinite life intangible assets, which resulted in an impairment charge of $514.9 million, net of tax. See Footnote 1 to the Consolidated Financial Statements for further information on the Company’s adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” and the cumulative effect of accounting change for goodwill.

      Net loss for 2003 was $46.6 million compared to $203.4 million in 2002. Basic and diluted loss per share in 2003 was $0.17 versus $0.76 in 2002. The decrease in net loss and loss per share was primarily due to the factors noted above.

Business Segment Operating Results

2004 vs. 2003 Business Segment Operating Results

      The Company operates in five general segments:

      Net sales by segment were as follows for the year ended December 31, (in millions, except percentages):

	2004	2003	% Change

Cleaning & Organization	$1,858.1	$2,013.7	(7.7)%
Office Products	1,686.2	1,681.2	0.3
Tools & Hardware	1,218.7	1,199.7	1.6
Home Fashions	906.8	901.0	0.6
Other	1,078.6	1,103.4	(2.2)

Total Net Sales	$6,748.4	$6,899.0	(2.2)%

      Operating income by segment was as follows for the year ended December 31, (in millions, except percentages):

	2004	2003	% Change

Cleaning & Organization	$90.8	$92.0	(1.3)%
Office Products	261.9	309.6	(15.4)
Tools & Hardware	181.8	179.3	1.4
Home Fashions	33.0	44.4	(25.7)
Other	92.6	120.7	(23.3)
Corporate	(39.4)	(30.3)
Impairment charge	(374.0)	(34.5)
Restructuring costs	(52.1)	(184.0)	—

Total Operating Income	$194.6	$497.2	(60.9)%

Cleaning & Organization

      Net sales for 2004 were $1,858.1 million, a decrease of $155.6 million, or 7.7%, from $2,013.7 million in 2003. The 7.7% sales decrease was driven primarily by a decline in the Rubbermaid Home Products business due to planned low-margin product line rationalizations, partially offset by favorable pricing and increases in core product lines in the Rubbermaid Foodservice, Rubbermaid Commercial, and Rubbermaid Asia Pacific businesses.

      Operating income for 2004 was $90.8 million, a decrease of $1.2 million, or 1.3%, from $92.0 million in 2003. The decrease in operating income is primarily the result of higher raw material costs (primarily resin), partially offset by favorable pricing and improvement in Rubbermaid Commercial and Rubbermaid Asia Pacific as a result of sales growth.

Office Products

      Net sales for 2004 were $1,686.2 million, an increase of $5.0 million, or 0.3%, from $1,681.2 million in 2003. The increase in net sales primarily resulted from a single-digit increase in the writing instruments business on the strength of new products, largely offset by the exit of low margin resin based products in the Eldon office products business.

      Operating income for 2004 was $261.9 million, a decrease of $47.7 million, or 15.4%, from $309.6 million in 2003. The decrease in operating income was driven by restructuring related costs in the European writing instruments business and raw material inflation, primarily in resin costs in the Eldon office products division, partially offset by improvement in the Sanford Latin America and Sanford Asia Pacific businesses.

Tools & Hardware

      Net sales for 2004 were $1,218.7 million, an increase of $19.0 million, or 1.6%, from $1,199.7 million in 2003. The increase in net sales was driven by increases in the LENOX and BernzOmatic businesses.

      Operating income for 2004 was $181.8 million, an increase of $2.5 million, or 1.4%, from $179.3 million in 2003. The improvement in operating income was generated primarily by productivity savings, sales increases and streamlining initiatives, partially offset by raw material inflation.

Home Fashions

      Net sales for 2004 were $906.8 million, an increase of $5.8 million, or 0.6%, from $901.0 million in 2003. The increase in net sales was driven primarily by favorable foreign currency fluctuation, partially offset by planned product line exits in the Swish UK business.

      Operating income for 2004 was $33.0 million, a decrease of $11.4 million, or 25.7%, from $44.4 million in 2003. The decrease in operating income is primarily the result of raw material inflation and charges related to the liquidation of certain product lines in the segment.

Other

      Net sales for 2004 were $1,078.6 million, a decrease of $24.8 million, or 2.2%, from $1,103.4 million in 2003. The decrease in net sales was primarily attributable to the sale of Cosmolab in March 2003, which contributed $10 million in sales in 2003, and declines experienced in the Graco and Cookware Europe businesses.

      Operating income for 2004 was $92.6 million, a decrease of $28.1 million, or 23.3%, from $120.7 million in 2003. The decrease in operating income was due primarily to sales decreases at Graco and Cookware Europe and raw material inflation in resin based products.

2003 vs. 2002 Business Segment Operating Results

      Net sales by segment were as follows for the year ended December 31, (in millions, except percentages):

	2003	2002	% Change

Cleaning & Organization	$2,013.7	$1,901.8	5.9%
Office Products	1,681.2	1,684.1	(0.2)
Tools & Hardware	1,199.7	783.0	53.2
Home Fashions	901.0	955.7	(5.7)
Other	1,103.4	1,112.3	(0.8)

Total Net Sales	$6,899.0	$6,436.9	7.2%

      Operating income by segment was as follows for the year ended December 31, (in millions):

	2003	2002	% Change

Cleaning & Organization	$92.0	$169.0	(45.6)%
Office Products	309.6	306.1	1.1
Tools & Hardware	179.3	79.2	126.4
Home Fashions	44.4	44.3	0.2
Other	120.7	94.0	28.4
Corporate	(30.3)	(31.1)
Impairment charge	(34.5)	—
Restructuring costs	(184.0)	(101.8)

Total Operating Income	$497.2	$559.7	(11.2)%

Cleaning & Organization

      Net sales for 2003 were $2,013.7 million, an increase of $111.9 million, or 5.9%, from $1,901.8 million in 2002. The 5.9% sales growth was primarily due to mid single-digit sales growth at the Rubbermaid Home Products division. The primary reason for the overall sales increase was continued growth in sales of newer products, such as the Rubbermaid TakeAlongs®, the Tool TowerTM, the Sports StationTM, the Endurance CoolerTM and other product offerings, partially offset by price reductions.

      Operating income for 2003 was $92.0 million, a decrease of $77.0 million, or 45.6%, from $169.0 million in 2002. The decrease in operating income is primarily the result of higher raw material costs (primarily resin) and pricing pressure on non-differentiated items in its Rubbermaid Home Products business.

Office Products

      Net sales for 2003 were $1,681.2 million, a decrease of $2.9 million, or 0.2%, from $1,684.1 million in 2002. The slight decrease in net sales primarily resulted from continued softness in the commercial sector.

      Operating income for 2003 was $309.6 million, an increase of $3.5 million, or 1.1%, from $306.1 million in 2002. Operating income was positively impacted by productivity and favorable mix management, partially offset by increased investments in marketing initiatives.

Tools & Hardware

      Net sales for 2003 were $1,199.7 million, an increase of $416.7 million, or 53.2%, from $783.0 million in 2002. The increase in net sales is primarily due to incremental sales resulting from the LENOX and

IRWIN acquisitions, including strong sales in the IRWIN North America division driven by new products, most notably the success of the Strait-Line products.

      Operating income for 2003 was $179.3 million, an increase of $100.1 million, or 126.4%, from $79.2 million in 2002. The improvement in operating income was driven by strong productivity, new products and the acquisitions of LENOX and IRWIN.

Home Fashions

      Net sales for 2003 were $901.0 million, a decrease of $54.7 million, or 5.7%, from $955.7 million in 2002. The decrease in net sales was primarily attributable to the planned exit of low margin product lines in the Levolor/Kirsch business.

      Operating income for 2003 was $44.4 million, an increase of $0.1 million, or 0.2%, from $44.3 million in 2002. An improvement in Home Décor Europe was largely offset by decreases in Levolor/Kirsch, primarily due to the reduction of sales.

Other

      Net sales for 2003 were $1,103.4 million, a decrease of $8.9 million, or 0.8%, from $1,112.3 million in 2002. The decrease in sales resulted primarily from a $39.9 million decrease due to the divestiture of the Cosmolab business, largely offset by strong sales in the high-end cookware business.

      Operating income for 2003 was $120.7 million, an increase of $26.7 million, or 28.4%, from $94.0 million in 2002. The main drivers of this increase in operating income were new product introductions coupled with the increased sales in the high-end cookware business.

Liquidity and Capital Resources

      Cash and cash equivalents increased as follows for the year ended December 31, (in millions):

	2004	2003	2002

Cash provided by operating activities	$660.0	$773.2	$868.9
Cash provided by/(used in) investing activities	189.6	(716.1)	(486.5)
Cash (used in)/provided by financing activities	(494.1)	31.4	(334.9)
Exchange effect on cash and cash equivalents	5.7	0.8	0.8

Increase in cash and cash equivalents	$361.2	$89.3	$48.3

Sources

      The Company’s primary sources of liquidity and capital resources include cash provided by operations, proceeds from divestitures and use of available borrowing facilities.

      Cash provided by operating activities for the year ended December 31, 2004 was $660.0 million compared to $773.2 million for the comparable period of 2003. The decrease in cash provided by operating activities was due primarily to a reduction in the year-over-year improvement in working capital and other assets in 2004 compared to 2003 and a reduction in cash received from the termination of certain interest rate swap arrangements.

      In 2004, the Company received cash proceeds of $262.8 million related to the sale of businesses, compared to $10.2 million in 2003. The Company used a portion of the proceeds from the sale of these businesses to pay off its commercial paper borrowings.

      In 2004, the Company generated $55.3 million of cash related to the sale of other non-current assets, primarily as a result of the sale of vacant facilities and equipment under the restructuring program, a $21.6 million increase over 2003.

      In 2004, the Company received proceeds from the issuance of debt of $33.9 million compared to $1,044.0 million in 2003.

      On January 10, 2003, the Company completed the sale of 6.67 million shares of its common stock at a public offering price of $30.10 per share pursuant to a shelf registration statement filed with the Securities and Exchange Commission. Total proceeds from the sale were approximately $200.8 million, resulting in net proceeds to the Company, after expenses, of $200.1 million. The proceeds were used to reduce the Company’s commercial paper borrowings.

      The Company has a $1.05 billion universal shelf registration statement that became effective in April 2003 under which debt and equity securities may be issued. In 2003, $400.0 million of medium term notes were issued under this shelf registration statement, the proceeds of which were used to pay down commercial paper.

      The Company has short-term foreign and domestic uncommitted lines of credit with various banks that are available for short-term financing. Borrowings under the Company’s uncommitted lines of credit are subject to the discretion of the lender. The Company’s lines of credit do not have a material impact on the Company’s liquidity. Borrowings under the Company’s lines of credit at December 31, 2004 and 2003 totaled $21.3 million and $21.9 million, respectively.

      The Company completed a $1,300.0 million Syndicated Revolving Credit Facility (the “Revolver”) on June 14, 2002. The Revolver consisted of a $650.0 million 364-day credit agreement and a $650.0 million five-year credit agreement. The Company did not roll over the 364-day credit agreement in June of 2004, thereby reducing the Revolver to $650.0 million in available credit as of December 31, 2004. The Company’s $650.0 million five-year Syndicated Revolving Credit Agreement that is scheduled to expire in June 2007 remains in place. At December 31, 2004, there were no borrowings under the Revolver.

      In lieu of borrowings under the Revolver, the Company may issue up to $650.0 million of commercial paper. The Revolver provides the committed backup liquidity required to issue commercial paper. Accordingly, commercial paper may only be issued up to the amount available for borrowing under the Revolver. At December 31, 2004, no commercial paper was outstanding.

      The Revolver permits the Company to borrow funds on a variety of interest rate terms. The Revolver requires, among other things, that the Company maintain certain Interest Coverage and Total Indebtedness to Total Capital Ratio, as defined in the agreement. The agreement also limits Subsidiary Indebtedness. As of December 31, 2004, the Company was in compliance with this agreement.

      Under a 2001 receivables facility with a financial institution, the Company created a financing entity that is consolidated in the Company’s financial statements. Under this facility, the Company regularly enters into transactions with the financing entity to sell an undivided interest in substantially all of the Company’s United States trade receivables to the financing entity. In 2001, the financing entity issued $450.0 million in preferred debt securities to the financial institution. Those preferred debt securities must be retired or redeemed before the Company can have access to the financing entity’s receivables. Also, certain levels of accounts receivable write-offs and other events would permit the financial institution to terminate the receivables lending commitment and require redemption of the preferred debt securities. The receivables and the $450.0 million preferred debt securities are recorded in the consolidated accounts of the Company. Because this debt matures in 2008, the entire amount is considered to be long-term debt. As of December 31, 2004 and 2003, the aggregate amount of outstanding receivables sold under the agreement was $720.9 million and $777.4 million, respectively.

Uses

      The Company’s primary uses of liquidity and capital resources include acquisitions, payments on notes payable, long-term debt, dividend payments and capital expenditures.

      Cash used for acquisitions was $6.6 million in 2004, compared to $460.0 million in 2003. The cash used in 2003 related primarily to the acquisition of LENOX, which was funded through the issuance of commercial paper. The Company did not invest in significant acquisitions during 2004, as its priority was the reduction of debt.

      Capital expenditures were $121.9 million and $300.0 million in 2004 and 2003, respectively. The decrease in capital expenditures is primarily due to the Company’s decision to reduce capital investment in the Rubbermaid Home Products business and the sale of several capital intense businesses.

      In 2004, the Company made payments on notes payable and long-term debt of $298.4 million compared to $989.6 million in 2003. In 2004, the Company purchased 825,000 shares of its Convertible Preferred Securities from a holder for $43.6875 per share. The Company paid a total of $36.0 million. In the first quarter of 2005, the Company purchased 550,000 shares of its Preferred Securities from a holder for $47.375 per share. The Company paid a total of $26.1 million.

      Aggregate dividends paid were $231.0 million and $230.9 million in 2004 and 2003, respectively.

      Cash used for restructuring activities, including acquisition integration plans, was $90.1 million and $127.5 million in 2004 and 2003, respectively. The cash payments primarily relate to employee termination benefits.

      In 2004, the Company made a voluntary $50.0 million cash contribution to fund the Company’s pension plan. The Company expects to contribute $25.0 million to its foreign pension plans in 2005.

      Retained earnings decreased in 2004 by $347.1 million. The reduction in retained earnings is due to cash dividends paid on common stock and the current year net loss.

      Working capital at December 31, 2004 was $1,141.1 million compared to $978.2 million at December 31, 2003. The current ratio at December 31, 2004 was 1.61:1 compared to 1.48:1 at December 31, 2003. The increase in working capital and the current ratio is due to an increase in cash on hand at December 31, 2004 from the sale of businesses and fixed assets, partially offset by the pay-down of debt, and an increase in inventory due to inventory build associated with improving service levels.

      Total debt to total capitalization (total debt is net of cash and cash equivalents, and total capitalization includes total debt and stockholders’ equity) was .55:1 at December 31, 2004 and .58:1 at December 31, 2003.

      The Company believes that cash provided from operations and available borrowing facilities will continue to provide adequate support for the cash needs of existing businesses on a short-term basis; however, certain events, such as significant acquisitions, could require additional external financing on a long-term basis.

Pension Liability

      Effective December 31, 2004, the Company froze its defined benefit pension plan for its entire non-union U.S. workforce. As a result of this curtailment, the Company will reduce its pension obligation by $50.3 million and anticipates recording a curtailment gain related to negative prior service cost in the first quarter of 2005 in the range of $14 to $16 million. The Company’s measurement date with respect to this plan is September 30th. The Company offered a special termination benefit to certain of its employees that elected early retirement and recorded a special termination benefit charge in the amount of $1.8 million in 2004. The Company replaced the defined benefit pension plan with a defined contribution plan, whereby the Company will make additional contributions to the Company’s sponsored employee profit sharing plan. The new defined contribution has a five-year cliff-vesting schedule, but allows prior years of service to be applied against the vesting.

Resolution of Income Tax Contingency

      During the first quarter of 2005, the Company reached agreement with the Internal Revenue Service (IRS) relating to the appropriate treatment of a specific transaction reflected on the Company’s 2003 US federal income tax return. The Company requested accelerated review of the transaction under the IRS’ Pre-Filing Agreement Program that resulted in affirmative resolution in late January 2005. The Company’s December 31, 2004 and 2003 balance sheet reflected a $58 million and $57 million contingency reserve, respectively, for this transaction pending resolution of the appropriate treatment with the IRS. The benefit of this transaction will be recorded in the Company’s first quarter 2005 income statement.

Contractual Obligations, Commitments and Off-Balance Sheet Arrangements

      The Company has various contractual obligations that are recorded as liabilities in its consolidated financial statements. Certain other items, such as purchase commitments and other executory contracts, are not recognized as liabilities in the Company’s consolidated financial statements but are required to be disclosed. Examples of items not recognized as liabilities in the Company’s consolidated financial statements are commitments to purchase raw materials or inventory that has not yet been received as of December 31, 2004 and future minimum lease payments for the use of property and equipment under operating lease agreements.

      The following table summarizes the effect that lease and other material contractual obligations listed below are expected to have on the Company’s cash flow in the indicated period. In addition, the table reflects the timing of principal and interest payments on borrowings outstanding as of December 31, 2004. Additional details regarding these obligations are provided in the footnotes to the consolidated financial statements, as referenced in the table (in millions):

	Payments Due by Period

		Less than	1-3	3-5	More than
	Total	1 Year	Years	Years	5 Years

Long-term debt—maturities(1)	$2,609.9	$185.6	$416.2	$704.3	$1,303.8
Interest on long-term debt(2)	1,420.7	127.5	230.6	178.6	884.0
Operating lease obligations(3)	382.8	100.4	132.4	75.8	74.2
Purchase obligations(4)	510.1	488.3	19.4	0.6	1.8

Total contractual obligation(5)	$4,919.0	$901.6	$798.2	$955.6	$2,263.6

(1)	Amounts represent contractual obligations due, excluding interest, based on borrowings outstanding as of December 31, 2004. For further information relating to these obligations, see Footnotes 9 and 10 to the Consolidated Financial Statements.

(2)	Amount represents estimated interest expense on borrowings outstanding as of December 31, 2004. Interest on floating debt was estimated using the index rate in effect as of December 31, 2004. For further information relating to this obligation, see Footnotes 9 and 10 to the Consolidated Financial Statements.

(3)	Amounts represent contractual minimum lease obligations on operating leases as of December 31, 2004. For further information relating to this obligation, see Footnote 12 to the Consolidated Financial Statements.

(4)	Primarily consists of purchase commitments entered into as of December 31, 2004 for finished goods, raw materials, components and services pursuant to legally enforceable and binding obligations, which include all significant terms.

(5)	Total does not include contractual obligations reported on the December 31, 2004 balance sheet as current liabilities, except for current portion of long-term debt.

      The Company also has obligations with respect to its pension and post retirement medical benefit plans. See Footnote 13 to the Consolidated Financial Statements.

      As of December 31, 2004, the Company had $100.7 million in standby letters of credit primarily related to the Company’s self-insurance programs, including workers’ compensation, product liability, and medical. See Footnote 21 to the Consolidated Financial Statements for further information.

      As of December 31, 2004, the Company did not have any significant off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Critical Accounting Policies

      The Company’s accounting policies are more fully described in Footnote 1 to the Consolidated Financial Statements. As disclosed in Footnote 1 to the Consolidated Financial Statements, the preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying footnotes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results inevitably will differ from those estimates, and such differences may be material to the Consolidated Financial Statements. The following sections describe the Company’s critical accounting policies.

Revenue Recognition

      Revenue from sales of merchandise and freight billed to customers is recognized when title passes and all substantial risks of ownership change, which generally occurs upon shipment to customers. Revenue is net of provisions for cash discounts, returns, customer discounts (such as volume or trade discounts), co-op advertising and other sales related discounts.

Recovery of Accounts Receivable

      The Company evaluates the collectibility of accounts receivable based on a combination of factors. When aware of a specific customer’s inability to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position, the Company records a specific reserve for bad debt to reduce the related receivable to the amount the Company reasonably believes is collectible. The Company also records reserves for bad debt for all other customers based on a variety of factors, including the length of time the receivables are past due and historical collection experience. If circumstances related to specific customers change, the Company’s estimates of the recoverability of receivables could be further adjusted.

Inventory Reserves

      The Company reduces its inventory value for estimated obsolete and slow moving inventory in an amount equal to the difference between the cost of inventory and the net realizable value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Goodwill and Other Indefinite-Lived Intangible Assets

      The Company conducts its annual test of impairment for goodwill and indefinite life intangible assets in the third quarter because it coincides with its annual strategic planning process for all of its businesses. The Company also tests for impairment if events or circumstances occur subsequent to the Company’s annual impairment tests that would more likely than not reduce the fair value of a reporting unit or the indefinite life intangible asset below its carrying amount.

      The Company cannot predict the occurrence of certain events that might adversely affect the reported value of goodwill and other intangible assets. Such events may include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on the Company’s customer base, or a material negative change in its relationships with significant customers.

      The Company assesses the fair value of its reporting units for its goodwill and other indefinite lived intangible assets (primarily trademarks and trade names) impairment tests, generally based upon a discounted cash flow methodology. The discounted cash flows are estimated utilizing various assumptions regarding future revenue and expenses, working capital, terminal value, and market discount rates. The underlying assumptions used are consistent with those used in the strategic plan.

      If the carrying amount of the reporting unit is greater than the fair value, goodwill impairment may be present. The Company measures the goodwill impairment based upon the fair value of the underlying assets and liabilities of the reporting unit, including any unrecognized intangible assets, and estimates the implied fair value of goodwill. An impairment loss is recognized to the extent the recorded goodwill exceeds the implied fair value of goodwill.

      In conjunction with the adoption of SFAS 142 in 2002, the Company performed the required impairment tests of goodwill and indefinite lived intangible assets and recorded a pre-tax impairment charge of $538.0 million, ($514.9 million net of taxes).

      If the carrying amount of the intangible asset exceeds its fair value, an impairment charge is recorded to the extent the recorded intangible asset exceeds the fair value.

Product Liability Reserves

      The Company has a self-insurance program for product liability that includes reserves for self-retained losses and certain excess and aggregate risk transfer insurance. The Company uses historical loss experience combined with actuarial evaluation methods, review of significant individual files and the application of risk transfer programs in determining required product liability reserves. As a result of the most recent analysis, the Company has estimated these reserves at $25.5 million. The Company’s actuarial evaluation methods take into account claims incurred but not reported when determining the Company’s product liability reserve. While the Company believes that it has adequately reserved for these claims, the ultimate outcome of these matters may exceed the amounts recorded by the Company and such additional losses may be material to the Company’s Consolidated Financial Statements.

Legal and Environmental Reserves

      The Company is subject to losses resulting from extensive and evolving federal, state, local and foreign laws and regulations, as well as, contract and other disputes. The Company evaluates the potential legal and environmental losses relating to each specific case and determines the probable loss based largely on historical experience. The estimated losses take into account anticipated costs associated with investigative and remediation efforts, including legal fees, where an assessment has indicated that a probable liability has been incurred and the cost can be reasonably estimated. No insurance recovery is taken into account in determining the Company’s cost estimates or reserve, nor do the Company’s cost estimates or reserve reflect any discounting for present value purposes, except with respect to long-term operations and maintenance CERCLA matters which are estimated at present value. See Footnote 21 to the Consolidated Financial Statements for additional information.

Income Tax Contingencies

      The Company establishes a tax contingency reserve for certain tax exposures when it is not probable that the Company’s tax position will be ultimately sustained. The Company generally assesses its tax contingency reserves on a quarterly basis. The Company adjusts a tax contingency reserve balance when it becomes probable that the Company’s tax position will ultimately be sustained, which generally occurs when the statute of limitations for a specific exposure item has expired or when the Company has reached agreement with the taxing authorities on the treatment of an item.

Recent Accounting Pronouncements

      Refer to Footnote 1 to the Consolidated Financial Statements for information regarding recent accounting pronouncements.

International Operations

      The Company’s non-U.S. sales increased 1.4% in 2004, after increasing 13.0% in 2003. In both 2004 and 2003, the increases primarily related to foreign currency movement, largely in Europe. For the years ended December 31, 2004, 2003 and 2002, the Company’s non-U.S. business accounted for approximately 32%, 31% and 29% of net sales, respectively (see Footnote 20 to the Consolidated Financial Statements). Changes in both U.S. and non-U.S. net sales are shown below for the years ended December 31, (in millions, except percentages):

				2004 vs.	2003 vs.
				2003%	2002%
	2004	2003	2002	Change	Change

Net sales:
U.S.	$4,607.2	$4,788.2	$4,569.5	(3.8)%	4.8%
Non-U.S.	2,141.2	2,110.8	1,867.4	1.4	13.0

	$6,748.4	$6,899.0	$6,436.9	(2.2)%	7.2%

Forward-Looking Statements

      The Company has made statements in this Appendix A and in its Annual Report on Form 10-K for the year ended December 31, 2004 and the documents incorporated by reference therein that constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. The statements relate to, and other forward-looking statements that may be made by the Company may relate to, but are not limited to, information or assumptions about sales (including pricing), income/(loss), earnings per share, return on equity, return on invested capital, capital expenditures, working capital, cash flow, dividends, capital structure, debt to capitalization ratios, interest rates, internal growth rates, restructuring, impairment and other charges, potential losses on divestitures, impact of changes in accounting standards, pending legal proceedings and claims (including environmental matters), future economic performance, operating income improvements, costs and cost savings (including raw material inflation, productivity and streamlining), synergies, management’s plans, goals and objectives for future operations and growth. These statements generally are accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “should” or similar statements. You should understand that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The factors that are discussed below, as well as the matters that are set forth generally herein and in the 2004 Form 10-K and the documents incorporated by reference therein could cause actual results to differ. Some of these factors are described as criteria for success. Our failure to achieve, or limited success in achieving, these objectives could result in actual results differing materially from those expressed or implied in the forward-looking statements. In addition, there can be no assurance that we have correctly identified and assessed all of the factors affecting the Company or that the publicly available and other information we receive with respect to these factors is complete or correct.

Retail Economy

      Our business depends on the strength of the retail economies in various parts of the world, primarily in North America and to a lesser extent Europe, Central and South America and Asia.

      These retail economies are affected primarily by such factors as consumer demand and the condition of the consumer products retail industry, which, in turn, are affected by general economic conditions and events such as the terrorist attacks of September 11, 2001. In recent years, the consumer products retail industry in the U.S. and, increasingly, elsewhere has been characterized by intense competition and consolidation among both product suppliers and retailers. Because such competition, particularly in weak retail economies, can cause retailers to struggle or fail, the Company must continuously monitor, and adapt to changes in, the creditworthiness of its customers.

Nature of the Marketplace

      We compete with numerous other manufacturers and distributors of consumer products, many of which are large and well established. Our principal customers are large mass merchandisers, such as discount stores, home centers, warehouse clubs and office superstores. The rapid growth of these large mass merchandisers, together with changes in consumer shopping patterns, have contributed to the formation of dominant multi-category retailers, many of which have strong negotiating power with suppliers. This environment significantly limits our ability to recover cost increases through selling price increases. Other trends among retailers are to foster high levels of competition among suppliers, to demand that manufacturers supply innovative new products and to require suppliers to maintain or reduce product prices and deliver products with shorter lead times. Another trend is for retailers to import products directly from foreign sources.

      The combination of these market influences has created an intensely competitive environment in which our principal customers continuously evaluate which product suppliers to use, resulting in pricing pressures and the need for strong end-user brands, the continuing introduction of innovative new products and constant improvements in customer service.

New Product Development

      Our long-term success in this competitive retail environment depends on our consistent ability to develop innovative new products that create consumer demand for our products. Although many of our businesses have had notable success in developing new products, we need to improve our new product development capability. There are numerous uncertainties inherent in successfully developing and introducing innovative new products on a consistent basis.

Raw Materials

      Our business purchases certain raw materials, including resin, steel and aluminum that are subject to price volatility and inflationary pressure. We attempt to reduce our exposure to increases in such costs through a variety of programs, including periodic raw materials purchases, purchases of raw materials for future delivery and customer price adjustments, but we generally do not use derivatives to manage the volatility related to this risk. Future increases in the prices of these raw materials could materially impact our financial results.

Marketing

      Our competitive success also depends increasingly on our ability to develop, maintain and strengthen our end-user brands so that our retailer customers will need our products to meet consumer demand. Our success also requires increased focus on serving our largest customers through key account management efforts. We will need to continue to devote substantial marketing resources to achieving these objectives.

Productivity and Streamlining

      Our success also depends on our ability to improve productivity and streamline operations to control and reduce costs. We need to do this while maintaining consistently high customer service levels and making substantial investments in new product development and in marketing our end-user brands. Our objective is to become our retailer customers’ low-cost provider and global supplier of choice. To do this, we will need continuously to improve our manufacturing efficiencies and develop sources of supply on a worldwide basis. We also need to continue to rationalize low-margin product lines that do not fit in the Company’s strategic plan.

Acquisitions and Integration

      The acquisition of companies that sell prominent, consumer focused, retail brand product lines to volume purchasers has historically been one of the foundations of our growth strategy. Over time, our ability to continue to make sufficient strategic acquisitions at reasonable prices and to integrate the acquired businesses successfully, obtaining anticipated cost savings and operating income improvements within a reasonable period of time, will be important factors in our future growth.

Foreign Operations

      Foreign operations, especially in Europe, but also in Asia, Central and South America and Canada, are increasingly important to our business. Foreign operations can be affected by factors such as currency devaluation, other currency fluctuations, tariffs, nationalization, exchange controls, interest rates, limitations on foreign investment in local business and other political, economic and regulatory risks and difficulties.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      The Company’s primary market risk is impacted by changes in interest rates, foreign currency exchange rates and certain commodity prices. Pursuant to the Company’s policies, natural hedging techniques and derivative financial instruments may be utilized to reduce the impact of adverse changes in market prices. The Company does not hold or issue derivative instruments for trading purposes.

      The Company manages interest rate exposure through its conservative debt ratio target and its mix of fixed and floating rate debt. Interest rate swaps may be used to adjust interest rate exposures when appropriate based on market conditions, and, for qualifying hedges, the interest differential of swaps is included in interest expense.

      The Company’s foreign exchange risk management policy emphasizes hedging anticipated intercompany and third party commercial transaction exposures of one-year duration or less. The Company focuses on natural hedging techniques of the following form:

•	offsetting or netting of like foreign currency cash flows,

•	structuring foreign subsidiary balance sheets with appropriate levels of debt to reduce subsidiary net investments and subsidiary cash flows subject to conversion risk,

•	converting excess foreign currency deposits into U.S. dollars or the relevant functional currency, and

•	avoidance of risk by denominating contracts in the appropriate functional currency.

      In addition, the Company utilizes forward contracts and purchase options to hedge commercial and intercompany transactions. Gains and losses related to qualifying hedges of commercial and intercompany transactions are deferred and included in the basis of the underlying transactions. Derivatives used to hedge intercompany loans are marked to market with the corresponding gains or losses included in the Company’s Consolidated Statements of Operations.

      The Company purchases certain raw materials, including resin, steel and aluminum, which are subject to price volatility caused by unpredictable factors. While future movements of raw material costs are uncertain, a variety of programs, including periodic raw material purchases, purchases of raw materials for future delivery and customer price adjustments help the Company address this risk. Generally, the Company does not use derivatives to manage the volatility related to this risk.

      The amounts shown below represent the estimated potential economic loss that the Company could incur from adverse changes in either interest rates or foreign exchange rates using the value-at-risk estimation model. The value-at-risk model uses historical foreign exchange rates and interest rates to estimate the volatility and correlation of these rates in future periods. It estimates a loss in fair market value using statistical modeling techniques that are based on a variance/covariance approach and include substantially all market risk exposures (specifically excluding equity-method investments). The fair value losses shown in the table below do not have an impact on current results of operations or financial condition, but are shown as an illustration of the impact of potential adverse changes in interest rates. The following table indicates the calculated amounts for each of the years ended December 31, 2004 and 2003 (in millions, except percentages):

	2004	December 31,	2003	December 31,	Confidence
Market Risk	Average	2004	Average	2003	Level

Interest rates	$12.1	$11.3	$20.0	$12.8	95%
Foreign exchange	$2.2	$1.9	$1.3	$1.5	95%

      The 95% confidence interval signifies the Company’s degree of confidence that actual losses would not exceed the estimated losses shown above. The amounts shown here disregard the possibility that interest rates and foreign currency exchange rates could move in the Company’s favor. The value-at-risk model assumes that all movements in these rates will be adverse. Actual experience has shown that gains and losses tend to offset each other over time, and it is considered highly unlikely that the Company could experience losses such as these over an extended period of time. These amounts should not be considered projections of future losses, because actual results may differ significantly depending upon activity in the global financial markets.

BUSINESS SEGMENTS

      The Company’s reporting segments reflect the Company’s focus on building large consumer brands, promoting organizational integration, achieving operating efficiencies and aligning the businesses with the Company’s strategic account management strategy. The Company reports its results in five reportable segments: Cleaning & Organization; Office Products; Tools & Hardware; Home Fashions; and Other.

Cleaning & Organization

      The Company’s Cleaning & Organization segment is conducted by the Rubbermaid Home Products, Rubbermaid Foodservice Products, Rubbermaid Commercial Products, Rubbermaid Europe, Rubbermaid Canada, and Rubbermaid Asia Pacific divisions. These divisions design, manufacture or source, package and distribute indoor and outdoor organization, home storage, food storage and cleaning products.

      Rubbermaid Home Products, Rubbermaid Foodservice Products, Rubbermaid Commercial Products, Rubbermaid Europe, Rubbermaid Canada, and Rubbermaid Asia Pacific primarily sell their products under the Rubbermaid®, Brute®, Roughneck®, TakeAlongs®, Curver®, Blue Ice® and Stain Shield® trademarks.

      Rubbermaid Home Products, Rubbermaid Foodservice Products, Rubbermaid Europe, Rubbermaid Canada, and Rubbermaid Asia Pacific market their products directly and through distributors to mass merchants, warehouse clubs, grocery/drug stores and hardware distributors, as well as regional direct sales representatives and market-specific sales managers. Rubbermaid Commercial Products markets its products directly and through distributors to commercial channels and home centers using a direct sales force.

Office Products

      The Company’s Office Products segment is conducted by the divisions of Sanford North America, Sanford Europe, Sanford Latin America and Sanford Asia Pacific. Sanford North America primarily designs, manufactures or sources, packages and distributes permanent/waterbase markers, dry erase markers, overhead projector pens, highlighters, wood-cased pencils, ballpoint pens and inks, office products, and art supplies. It also distributes other writing instruments including roller ball pens and mechanical pencils for the retail marketplace. Sanford Europe, Latin America and Asia Pacific primarily design and manufacture, package and distribute ballpoint pens, wood-cased pencils, roller ball pens and art supplies for the retail and distributor markets.

      Office Products primarily sells its products under the trademarks Sanford®, Sharpie®, Paper Mate®, Parker®, Waterman®, Eberhard Faber®, Berol®, Grumbacher®, Reynolds®, rotring®, uni-Ball® (used under exclusive license from Mitsubishi Pencil Co. Ltd. and its subsidiaries in North America), Expo®, Accent®, Vis-à-Vis®, Expresso®, Liquid Paper®, Mongol®, FoohyTM, Prismacolor®, Eldon®, and Sensa®.

      Sanford North America markets its products directly and through distributors to mass merchants, warehouse clubs, grocery/drug stores, office superstores, office supply stores, contract stationers, and hardware distributors, using a network of company sales representatives, regional sales managers, key account managers and selected manufacturers’ representatives. Sanford Europe, Latin America and Asia Pacific market their products directly to retailers and distributors using a direct sales force.

Tools & Hardware

      The Company’s Tools & Hardware segment is conducted by the following divisions: IRWIN North America Power Tools & Accessories, IRWIN North America Hand Tools, IRWIN Latin America, IRWIN Europe and Asia Pacific, LENOX, BernzOmatic, Shur-Line and Amerock. IRWIN North America Power Tools & Accessories, IRWIN North America Hand Tools, IRWIN Latin America, IRWIN Europe and Asia Pacific and LENOX manufacture and source, package and distribute hand tools and power tool accessories. BernzOmatic manufactures and sources, packages and distributes propane torches and accessories. Shur-Line manufactures and distributes manual paint applicator products. Amerock manufactures or sources, packages and distributes cabinet hardware for the retail and O.E.M. marketplace and window and door hardware for window and door manufacturers.

      IRWIN North America Power Tools & Accessories, IRWIN North America Hand Tools, IRWIN Latin America and IRWIN Europe and Asia Pacific primarily sell their products under the trademarks IRWIN®, Vise-Grip®, Marathon®, Twill®, Hanson®, Speedbor®, Jack®, Quick-Grip®, Chesco®, Unibit®, Record®, Marples®, and Strait-Line®. LENOX primarily sells its products under the LENOX® brand. BernzOmatic primarily sells its products under the BernzOmatic® trademark. Shur-Line primarily sells its products under the trademarks Shur-Line® and Rubbermaid®. Amerock primarily sells its products under the trademarks Amerock®, Allison® and Ashland®.

      IRWIN North America Power Tools & Accessories, IRWIN North America Hand Tools, IRWIN Latin America, IRWIN Europe and Asia Pacific, LENOX, BernzOmatic, Shur-Line and Amerock market their products directly and through distributors to mass merchants, home centers, department/specialty stores, hardware distributors, industrial/construction outlets, custom shops, select contract customers and other professional customers, using a network of manufacturers’ representatives, as well as regional account and market-specific sales managers.

Home Fashions

      The Company’s Home Fashions segment is conducted by the divisions of Levolor/ Kirsch, Home Décor Europe and Swish UK. Levolor/ Kirsch primarily designs, manufactures or sources, packages and distributes drapery hardware, custom and stock horizontal and vertical blinds, as well as pleated, cellular and roller shades for the retail marketplace. Levolor/ Kirsch also produces window treatment components for custom window treatment fabricators. Home Décor Europe primarily designs, manufactures, packages and distributes drapery hardware and made-to-order window treatments for the European retail marketplace. Swish UK is a manufacturer and marketer of shelving and storage products, cabinet hardware and functional trims. Swish UK also produces window treatment components for custom window treatment fabricators.

      Levolor/ Kirsch primarily sells its products under the trademarks Levolor®, Newell®, and Kirsch®. Home Décor Europe and Swish UK primarily sell their products under the trademarks Swish®, Nenplas®, Homelux®, Gardinia®, Caroline® and Kirsch®.

      Levolor/ Kirsch markets its products directly and through distributors to mass merchants, home centers, department/specialty stores, hardware distributors, industrial/construction outlets, custom shops, select contract customers and other professional customers, using a network of manufacturers’ representatives, as well as regional account and market-specific sales managers. Home Décor Europe and Swish UK market their products to mass merchants and buying groups using a direct sales force.

Other

      The Company’s Other segment is conducted by the following divisions: Calphalon, Cookware Europe, Little Tikes, Graco, and Goody. Calphalon primarily designs manufactures or sources, packages and distributes aluminum and steel cookware. Cookware Europe primarily designs, manufactures, packages and distributes glass products. These products include glass ovenware, servingware, cookware and dinnerware products. Cookware Europe also produces glass components for appliance manufacturers, and its products are marketed primarily in Europe, the Middle East and Africa. The Little Tikes and Graco businesses design, manufacture or source, package and distribute infant and juvenile products such as toys, high chairs, car seats, strollers, play yards and ride-ons. Goody designs, manufactures or sources, packages and distributes hair care accessories.

      Calphalon primarily sells its products under the trademarks Calphalon®, Kitchen Essentials®, and Calphalon®OneTM. Cookware Europe’s products are sold primarily under the trademarks Pyrex®, (used under exclusive license from Corning Incorporated and its subsidiaries in Europe, the Middle East and Africa only), Pyroflam® and Vitri®. Little Tikes and Graco primarily sell their products under the Little Tikes®, Graco® and Century® trademarks. Goody markets its products primarily under the Goody® and Ace® trademarks.

      Calphalon markets its products directly to department/specialty stores and warehouse clubs using regional-zone and market-specific sales managers. Cookware Europe markets its products to mass merchants, industrial manufacturers and buying groups using a direct sales force and manufacturers’ representatives in some markets. Little Tikes and Graco market their products directly and through distributors to mass merchants, warehouse clubs, grocery/drug stores, as well as regional direct sales representatives and market-specific sales managers. Goody markets its products directly and through distributors to mass merchants, warehouse clubs, grocery/drug stores using a network of manufacturers’ representatives, as well as regional direct sales representatives and market-specific sales managers.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Management’s Responsibility for Financial Statements

      The management of Newell Rubbermaid Inc. is responsible for the accuracy and internal consistency of the preparation of the consolidated financial statements and footnotes contained in this annual report. Management has followed those generally accepted accounting principles that it believes to be most appropriate to the circumstances of the Company, and has made what it believes to be reasonable and prudent judgments and estimates where necessary.

      The Company’s management is also responsible for establishing and maintaining adequate internal control over financial reporting. Newell Rubbermaid Inc. operates under a system of internal accounting controls designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of published financial statements in accordance with generally accepted accounting principles. The internal accounting control system is evaluated for effectiveness by management and is tested, monitored and revised as necessary. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

      The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control— Integrated Framework. Based on this assessment, management believes that, as of December 31, 2004, the Company’s internal control over financial reporting is effective based on those criteria.

      The Company’s independent auditors, Ernst & Young LLP, have audited the financial statements prepared by the management of Newell Rubbermaid Inc. and management’s assessment of internal control over financial reporting. Their reports on these financial statements, and on management’s assessment of internal control over financial reporting, are presented below.

NEWELL RUBBERMAID INC.

Atlanta, Georgia
February 25, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Newell Rubbermaid Inc.

      We have audited the accompanying consolidated balance sheets of Newell Rubbermaid Inc. (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Newell Rubbermaid Inc. at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

      As described in Note 1 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets to conform with FASB Statement No. 142.

      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Newell Rubbermaid Inc.’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 25, 2005 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

February 25, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Newell Rubbermaid Inc.

      We have audited management’s assessment, included in the accompanying Management’s Responsibility for Financial Statements and Annual Report on Internal Control over Financial Reporting, that Newell Rubbermaid Inc. (the Company) maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

      A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

      In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the COSO criteria.

      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Newell Rubbermaid Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004 of Newell Rubbermaid Inc. and our report dated February 25, 2005 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

February 25, 2005

Consolidated Statements of Operations

	Year Ended December 31,

	2004	2003	2002

	(Amounts in millions, except per share data)
Net sales	$6,748.4	$6,899.0	$6,436.9
Cost of products sold	4,857.9	4,961.8	4,608.2

Gross margin	1,890.5	1,937.2	1,828.7
Selling, general and administrative expenses	1,269.8	1,221.5	1,167.2
Impairment charge	374.0	34.5	—
Restructuring costs	52.1	184.0	101.8

Operating income	194.6	497.2	559.7
Nonoperating expenses:
Interest expense, net of interest income of $10.4, $5.8, and $4.7 in 2004, 2003, and 2002, respectively	119.3	134.3	132.6
Other (income) expense, net	(11.0)	25.6	28.6

Net nonoperating expenses	108.3	159.9	161.2

Income from continuing operations before income taxes and cumulative effect of accounting change	86.3	337.3	398.5
Income taxes	105.4	124.1	133.5

(Loss)/income before discontinued operations and cumulative effect of accounting change	(19.1)	213.2	265.0
(Loss) gain from discontinued operations, net of tax	(97.0)	(259.8)	46.5

Cumulative effect of accounting change, net of tax benefit of $23.1 in 2002	—	—	(514.9)

Net loss	$(116.1)	$(46.6)	$(203.4)

Weighted average shares outstanding:
Basic	274.4	274.1	267.1
Diluted	274.4	274.1	268.0
Per common share—
Basic
(Loss) income from continuing operations	$(0.07)	$0.78	$0.99
(Loss) income from discontinued operations	(0.35)	(0.95)	0.18
Cumulative effect of accounting change	—	—	(1.93)

Net loss	$(0.42)	$(0.17)	$(0.76)

Diluted
(Loss) income from continuing operations	$(0.07)	$0.78	$0.99
(Loss) income from discontinued operations	(0.35)	(0.95)	0.17
Cumulative effect of accounting change	—	—	(1.92)

Net loss	$(0.42)	$(0.17)	$(0.76)

Dividends	$0.84	$0.84	$0.84

See Footnotes to Consolidated Financial Statements.

Consolidated Balance Sheets

	Year Ended December 31,

	2004	2003

	(Amounts in millions,
	except par value)
Assets
Current Assets:
Cash and cash equivalents	$505.6	$144.4
Accounts receivable, net of allowances of $57.3 for 2004 and $62.5 for 2003	1,278.7	1,397.1
Inventories, net	972.3	884.8
Deferred income taxes	73.8	152.7
Prepaid expenses and other	182.0	183.1
Current assets of discontinued operations	—	238.1

Total Current Assets	3,012.4	3,000.2

Other long-term investments	15.5	15.5
Other assets	171.4	197.2
Property, plant and equipment, net	1,308.2	1,608.8
Deferred income taxes	29.6	68.1
Goodwill, net	1,824.6	1,989.0
Intangible assets, net	304.2	447.9
Non-current assets of discontinued operations	—	154.0

Total Assets	$6,665.9	$7,480.7

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$682.9	$694.7
Accrued compensation	118.5	122.1
Other accrued liabilities	794.2	960.4
Income taxes	68.8	80.8
Notes payable	21.3	21.9
Current portion of long-term debt	185.6	13.5
Current liabilities of discontinued operations	—	128.6

Total Current Liabilities	1,871.3	2,022.0
Long-term debt	2,424.3	2,868.6
Other noncurrent liabilities	606.1	572.3
Long-term liabilities of discontinued operations	—	1.5
Stockholders’ Equity:
Common stock, authorized shares, 800.0 at $1.00 par value;	290.1	290.1
Outstanding shares:
2004—290.1
2003—290.1
Treasury stock, at cost;	(411.6)	(411.6)
Shares held:
2004—15.7
2003—15.7
Additional paid-in capital	437.5	439.9
Retained earnings	1,518.6	1,865.7
Accumulated other comprehensive loss	(70.4)	(167.8)

Total Stockholders’ Equity	1,764.2	2,016.3

Total Liabilities and Stockholders’ Equity	$6,665.9	$7,480.7

See Footnotes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows

	Year Ended December 31,

	2004	2003	2002

	(Amounts in millions)
Operating Activities
Net loss	$(116.1)	$(46.6)	$(203.4)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	249.1	246.8	251.0
Cumulative effect of change in accounting principle	—	—	514.9
Noncash restructuring charges	30.9	138.3	74.9
Deferred income taxes	108.9	(11.5)	48.3
(Gain) loss on sale of assets	(9.0)	29.7	—
Noncash impairment charges—Continuing operations	374.0	34.5	—
Noncash impairment charges—Discontinued operations	—	254.9	—
Loss on disposal of discontinued operations	90.5	—	—
Other	(8.4)	26.1	9.8
Changes in current accounts excluding the effects of acquisitions:
Accounts receivable	163.0	27.3	(1.2)
Inventories	(57.9)	158.1	(7.3)
Other current assets	(12.6)	27.1	(45.0)
Accounts payable	(26.2)	74.9	108.2
Discontinued operations	(29.8)	55.6	80.6
Accrued liabilities and other	(96.4)	(242.0)	38.1

Net Cash Provided by Operating Activities	$660.0	$773.2	$868.9

Investing Activities
Acquisitions, net of cash acquired	$(6.6)	$(460.0)	$(242.2)
Expenditures for property, plant and equipment	(121.9)	(300.0)	(252.1)
Sale of business, net of taxes paid	262.8	10.2	—
Disposals of noncurrent assets and other	55.3	33.7	7.8

Net Cash Provided by/(Used in) Investing Activities	$189.6	$(716.1)	$(486.5)

Financing Activities
Proceeds from issuance of debt	$33.9	$1,044.0	$772.0
Proceeds for issuance of stock	—	200.1	—
Payments on notes payable and long-term debt	(298.4)	(989.6)	(901.5)
Cash dividends	(231.0)	(230.9)	(224.4)
Proceeds from exercised stock options and other	1.4	7.8	19.0

Net Cash (Used in)/ Provided by Financing Activities	$(494.1)	$31.4	$(334.9)

Exchange rate effect on cash	5.7	0.8	0.8

Increase in Cash and Cash Equivalents	361.2	89.3	48.3
Cash and Cash Equivalents at Beginning of Year	144.4	55.1	6.8

Cash and Cash Equivalents at End of Year	$505.6	$144.4	$55.1

Supplemental cash flow disclosures—cash paid during the year for: Income taxes, net of refunds	$16.9	$63.5	$90.0
Interest	127.0	136.8	123.1

See Footnotes to Consolidated Financial Statements.

Consolidated Statements of Stockholders’ Equity and Comprehensive Loss

					Accumulated
			Add’l		Other	Total
	Common	Treasury	Paid-In	Retained	Comprehensive	Stockholders’
	Stock	Stock	Capital	Earnings	Loss	Equity

	(Amounts in millions, except per share data)
Balance at December 31, 2001	$282.4	$(408.5)	$219.8	$2,571.3	$(231.6)	$2,433.4
Comprehensive income/(loss)
Net loss	—	—	—	(203.4)	—	(203.4)
Foreign currency translation	—	—	—	—	98.0	98.0
Minimum pension liability adjustment, net of $(43.5) tax	—	—	—	—	(71.0)	(71.0)
Gain on derivative instruments, net of $(8.8) tax	—	—	—	—	14.4	14.4

Total comprehensive loss						(162.0)

Cash dividends on common stock ($0.84 per share)	—	—	—	(224.4)	—	(224.4)
Exercise of stock options	0.7	(1.4)	17.1	—	—	16.4
Other	—	—	0.4	(0.3)	—	0.1

Balance at December 31, 2002	$283.1	$(409.9)	$237.3	$2,143.2	$(190.2)	$2,063.5

Comprehensive income/(loss)
Net loss	—	—	—	(46.6)	—	(46.6)
Foreign currency translation	—	—	—	—	130.7	130.7
Minimum pension liability adjustment, net of ($55.5) tax	—	—	—	—	(114.5)	(114.5)
Gain on derivative instruments, net of ($3.8) tax	—	—	—	—	6.2	6.2

Total comprehensive loss						(24.2)

Cash dividends on common stock ($0.84 per share)	—	—	—	(230.9)	—	(230.9)
Exercise of stock options	0.3	(1.8)	7.7	—	—	6.2
Issuance of stock	6.7	—	193.4	—	—	200.1
Other	—	0.1	1.5			1.6

Balance at December 31, 2003	$290.1	$(411.6)	$439.9	$1,865.7	$(167.8)	$2,016.3

Comprehensive income/(loss)
Net loss	—	—	—	(116.1)	—	(116.1)
Foreign currency translation	—	—	—	—	104.8	104.8
Minimum pension liability adjustment, net of ($2.1) tax	—	—	—	—	3.5	3.5
Loss on derivative instruments, net of ($6.7) tax	—	—	—	—	(10.9)	(10.9)

Total comprehensive loss						(18.7)

Cash dividends on common stock ($0.84 per share)	—	—	—	(231.0)	—	(231.0)
Exercise of stock options	—	—	1.4	—	—	1.4
Other	—	—	(3.8)	—	—	(3.8)

Balance at December 31, 2004	$290.1	$(411.6)	$437.5	$1,518.6	$(70.4)	$1,764.2

      See Footnotes to Consolidated Financial Statements.

FOOTNOTE 1

Description of Business and Significant Accounting Policies

      Description of Business: Newell Rubbermaid Inc. (the “Company”) is a global manufacturer and full-service marketer of name-brand consumer products serving the needs of volume purchasers, including discount stores and warehouse clubs, home centers and hardware stores, office superstores and contract stationers. The Company’s basic business strategy is to merchandise a multi-product offering of everyday consumer products, backed by an obsession with customer service excellence and new product development, in order to achieve maximum results for its stockholders. The Company’s multi-product offering consists of name-brand consumer products in five business segments: Cleaning & Organization; Office Products; Tools & Hardware; Home Fashions; and Other.

      Principles of Consolidation: The Consolidated Financial Statements include the accounts of the Company, its majority owned subsidiaries and variable interest entities, where the Company is the primary beneficiary, after elimination of intercompany transactions.

      Use of Estimates: The preparation of these financial statements requires the use of certain estimates by management in determining the Company’s assets, liabilities, revenue and expenses and related disclosures. Actual results could differ from those estimates.

      Reclassifications: Certain 2003 and 2002 amounts have been reclassified to conform to the 2004 presentation. See Footnote 2 for a discussion of discontinued operations.

      Concentration of Credit Risk: The Company sells products to customers in diversified industries and geographic regions and, therefore, has no significant concentrations of credit risk. The Company continuously evaluates the creditworthiness of its customers and generally does not require collateral.

      The Company evaluates the collectibility of accounts receivable based on a combination of factors. When aware of a specific customer’s inability to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position, the Company records a specific reserve for bad debt to reduce the related receivable to the amount the Company reasonably believes is collectible. The Company also records reserves for bad debt for all other customers based on a variety of factors, including the length of time the receivables are past due and historical collection experience. If circumstances related to specific customers change, the Company’s estimates of the recoverability of receivables could be further adjusted.

      The Company’s interest rate swaps, short-term forward exchange contracts, and long-term cross currency interest rate swaps do not subject the Company to risk due to foreign exchange rate movement, because gains and losses on these instruments generally offset gains and losses on the assets, liabilities, and other transactions being hedged. The Company is exposed to credit-related losses in the event of non-performance by counterparties to certain derivative financial instruments. The Company does not obtain collateral or other security to support derivative financial instruments subject to credit risk, but monitors the credit standing of the counterparties.

      The credit exposure that results from commodity, interest rate and foreign exchange contracts is the fair value of contracts with a positive fair value as of the reporting date. Some derivatives are not subject to credit exposures as of the reporting date.

      Revenue Recognition: Revenue from sales of merchandise and freight billed to customers is recognized when title passes and all substantial risks of ownership change, which generally occurs upon shipment to customers. Revenue is net of provisions for cash discounts, returns, customer discounts (such as volume or trade discounts), co-op advertising and other sales related discounts.

      Cash and Cash Equivalents: Cash and highly liquid short-term investments have a maturity of three months or less.

      Inventories: Inventories are stated at the lower of cost or market value. The Company reduces its inventory value for estimated obsolete and slow moving inventory in an amount equal to the difference between the cost of inventory and the net realizable value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required. Cost of certain domestic inventories (approximately 58% and 54% of total inventories at December 31, 2004 and 2003, respectively) was determined by the LIFO method; for the balance, cost was determined using the FIFO method.

      Property, Plant and Equipment: Property, plant, and equipment is stated at cost. Expenditures for maintenance and repairs are charged to expense. Depreciation expense is calculated principally on the straight-line basis. Maximum useful lives determined by the Company are: buildings and improvements (20-40 years) and machinery and equipment (3-12 years).

      Goodwill and Other Indefinite-Lived Intangible Assets: Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets.” Under SFAS 142, goodwill and intangible assets deemed to have indefinite lives are no longer amortized, but are subject to periodic impairment tests. Other intangible assets continue to be amortized over their useful lives.

      The Company conducts its annual test of impairment for goodwill and indefinite life intangible assets in the third quarter because it coincides with its annual strategic planning process for all of its businesses. The Company also tests for impairment if events or circumstances occur subsequent to the Company’s annual impairment tests that would more likely than not reduce the fair value of a reporting unit or the indefinite life intangible asset below its carrying amount.

      The Company cannot predict the occurrence of certain events that might adversely affect the reported value of goodwill and other intangible assets. Such events may include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on the Company’s customer base, or a material negative change in its relationships with significant customers.

      The Company assesses the fair value of its reporting units for its goodwill and other indefinite lived intangible assets (primarily trademarks and tradenames) impairment tests, generally based upon a discounted cash flow methodology. The discounted cash flows are estimated utilizing various assumptions regarding future revenue and expenses, working capital, terminal value, and market discount rates. The underlying assumptions used are consistent with those used in the strategic plan.

          Goodwill Impairment

      If the carrying amount of the reporting unit is greater than the fair value, goodwill impairment may be present. The Company measures the goodwill impairment based upon the fair value of the underlying assets and liabilities of the reporting unit, including any unrecognized intangible assets, and estimates the implied fair value of goodwill. An impairment loss is recognized to the extent the recorded goodwill exceeds the implied fair value of goodwill.

      In conjunction with the adoption of SFAS 142 in 2002, the Company performed the required impairment tests of goodwill and indefinite lived intangible assets and recorded a pre-tax impairment charge of $538.0 million, $(514.9 million net of taxes).

          Other Indefinite-Lived Intangible Asset Impairment (Primarily Trademarks and Trade names)

      If the carrying amount of the intangible asset exceeds its fair value, an impairment charge is recorded to the extent the recorded intangible asset exceeds the fair value.

      See Footnotes 7 and 18 for additional detail on goodwill and other intangible assets.

      Other Long-Lived Assets: The Company periodically evaluates if there are impairment indicators present related to its fixed assets and other long-lived assets. If impairment indicators are present, future cash flows related to the asset group are estimated. These cash flows are estimated utilizing various assumptions regarding future revenue and expenses, working capital, and proceeds from asset disposals based on historical results and current projections. The sum of the undiscounted future cash flows attributable to the asset group is then compared to the carrying amount of the asset group. If the carrying amount of the asset group exceeded the sum of the future undiscounted future cash flows, the Company generally determines the fair value of the assets by discounting the future cash flows using a risk-free discount rate. An impairment charge would be recorded to the extent that the carrying value of the long-lived assets exceeds their fair value. Generally, the Company performs its evaluation of the long-lived asset group at the product-line level, which represents the lowest level for which identifiable cash flows are available. See Footnote 18 for additional information.

      Shipping and Handling Costs: The Company records shipping and handling costs as a component of costs of products sold.

      Product Liability Reserves: The Company has a self-insurance program for product liability that includes reserves for self-retained losses and certain excess and aggregate risk transfer insurance. The Company uses historical loss experience combined with actuarial evaluation methods, review of significant individual files and the application of risk transfer programs in determining required product liability reserves. As a result of the most recent analysis, the Company has estimated these reserves at $25.5 million. The Company’s actuarial evaluation methods take into account claims incurred but not reported when determining the Company’s product liability reserve. While the Company believes that it has adequately reserved for these claims, the ultimate outcome of these matters may exceed the amounts recorded by the Company and such additional losses may be material to the Company’s Consolidated Financial Statements.

      Product Warranties: In the normal course of business, the Company offers warranties for a variety of its products. The specific terms and conditions of the warranties vary depending upon the specific product and markets in which the products were sold. The Company accrues for the estimated cost of product warranty at the time of sale based on historical experience.

      Advertising Costs: The Company expenses advertising costs as incurred. Cooperative advertising is recorded in the Consolidated Financial Statements as a reduction of sales because it is viewed as part of the negotiated price of products. Total cooperative advertising expense was $159.0 million, $179.2 million, and $195.5 million for 2004, 2003 and 2002, respectively. All other advertising costs are recorded in selling, general and administrative expenses and totaled $133.6 million, $140.2 million, and $138.3 million in 2004, 2003, and 2002, respectively.

      Research and Development Costs: Research and development costs relating to both future and current products are charged to selling, general and administrative expenses as incurred. These costs aggregated $106.1 million, $91.8 million, and $80.6 million in 2004, 2003, and 2002, respectively.

      Derivative Financial Instruments: The Company follows SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. Derivative financial instruments are used only to manage certain commodity, interest rate and foreign currency risks. These instruments include commodity swaps, interest rate swaps, long-term cross currency interest rate swaps, and forward exchange contracts. The Company’s forward exchange contracts and long-term cross currency interest rate swaps do not subject the Company to risk due to foreign exchange rate movement because gains and losses on these instruments generally offset gains and losses on the assets, liabilities, and other transactions being hedged.

      On the date in which the Company enters into a derivative, the derivative is designated as a hedge of the identified exposure. The Company measures effectiveness of its hedging relationships both at hedge inception and on an ongoing basis.

      Interest Rate Risk Management: Gains and losses on interest rate swaps designated as cash flow hedges, to the extent that the hedge relationship has been effective, are deferred in other comprehensive income and recognized in interest expense over the period in which the Company recognizes interest expense on the related debt instrument. Any ineffectiveness on these instruments is immediately recognized in interest expense in the period that the ineffectiveness occurs.

      The Company also has designated certain interest rate swaps as fair value hedges. The Company has structured all existing interest rate swap agreements to be 100% effective. These fair value hedges qualify for the “shortcut method.” As a result, there is no current impact to earnings resulting from hedge ineffectiveness. Gains or losses resulting from the early termination of interest rate swaps are deferred as an increase or decrease to the carrying value of the related debt and amortized as an adjustment to the yield of the related debt instrument over the remaining period originally covered by the swap. The cash received relating to the termination of interest rate swaps is included in Other as an operating activity in the Consolidated Statement of Cash Flows.

      Foreign Currency Management: The Company utilizes forward exchange contracts to manage foreign exchange risk related to both known and anticipated intercompany transactions and third-party commercial transaction exposures of approximately one year in duration or less. The Company also utilizes long-term cross currency interest rate swaps to hedge long-term intercompany transactions. Gains and losses related to qualifying forward exchange contracts, which hedge intercompany transactions or third-party commercial transactions, are deferred in other comprehensive income with a corresponding asset or liability until the underlying transaction occurs and are considered to have a cash flow hedging relationship.

      The asset or liability is recorded in the captions Prepaid expenses and other, Other assets, Other accrued liabilities or Other noncurrent liabilities on the consolidated balance sheet depending on the maturity of the Company’s cross currency interest rate swaps and forward contracts at December 31, 2004 and 2003. The earnings impact of cash flow hedges relating to forecasted purchases of inventory is generally reported in cost of products sold to match the underlying transaction being hedged. For hedged forecasted transactions, hedge accounting is discontinued if the forecasted transaction is no longer probable of occurring, in which case previously deferred hedging gains or losses would be recorded to earnings immediately. The gains and losses reported in accumulated other comprehensive income will be reclassified to earnings upon completion of the underlying transaction being hedged.

      Derivative instruments used to hedge intercompany loans are marked to market with the corresponding gains or losses included in accumulated other comprehensive income and are considered to have a fair value hedging relationship. Any ineffectiveness associated with the fair value hedges is classified to the income statement.

      Disclosures about Fair Value of Financial Instruments: The Company’s financial instruments include cash and cash equivalents, accounts receivable, notes payable and short and long-term debt. The fair value of these instruments approximates carrying values due to their short-term duration, except as follows:

Qualifying Derivative Instruments: The fair value of the Company’s qualifying derivative instruments is recorded in the Consolidated Balance Sheets and is described in more detail in Footnote 11.

Long-term Debt: The fair values of the Company’s long-term debt issued under the medium-term note program and the junior convertible subordinated debentures were $1,705.4 million and $418.4 million, respectively, at December 31, 2004, based on quoted market prices. All other significant long-term debt is pursuant to floating rate instruments whose carrying amounts approximate fair value.

      Foreign Currency Translation: Foreign currency balance sheet accounts are translated into U.S. dollars at the rates of exchange in effect at year-end. The related translation adjustments are made directly to accumulate other comprehensive income. Income and expenses are translated at the average monthly rates of exchange in effect during the year. Gains and losses from foreign currency transactions of these subsidiaries are included in net income. International subsidiaries operating in highly inflationary economies translate nonmonetary assets at historical rates, while net monetary assets are translated at current rates, with the resulting translation adjustment included in net income as other nonoperating (income) expenses.

      Income Tax Contingencies: The Company establishes a tax contingency reserve for certain tax exposures when it is not probable that the Company’s tax position will be ultimately sustained. The Company generally assesses its tax contingency reserves on a quarterly basis. The Company adjusts a tax contingency reserve balance when it becomes probable that the Company’s tax position will ultimately be sustained, which generally occurs when the statute of limitations for a specific exposure item has expired or when the Company has reached agreement with the taxing authorities on the treatment of an item.

      Fair Value of Stock Options: The Company’s stock option plans are accounted for under Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees.” As a result, the Company grants fixed stock options under which no compensation cost is recognized. Had compensation cost for the plans been determined consistent with SFAS No. 123, “Accounting for Stock Based Compensation,” the Company’s net income and earnings per share would have been reduced to the following pro forma amounts for the year ended December 31, (in millions, except per share data):

	2004	2003	2002

Net loss:
As reported	$(116.1)	$(46.6)	$(203.4)
Fair value option expense	(14.2)	(19.0)	(16.3)

Pro forma	$(130.3)	$(65.6)	$(219.7)

Basic loss per share:
As reported	$(0.42)	$(0.17)	$(0.76)
Pro forma	(0.47)	(0.24)	(0.82)
Diluted loss per share:
As reported	$(0.42)	$(0.17)	$(0.76)
Pro forma	(0.47)	(0.24)	(0.82)

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 2004, 2003 and 2002, respectively: risk-free interest rate of 4.2%, 4.0% and 4.0%; expected dividend yields of 3.0%, 3.0% and 3.0%; expected lives of 8.0, 6.9 and 6.9 years; and expected volatility of 30%, 32% and 32%.

      Comprehensive Income: Comprehensive income and accumulated other comprehensive income encompass net income, foreign currency translation adjustments, net gains or losses on derivative instruments and net minimum pension liability adjustments in the Consolidated Statements of Stockholders’ Equity and Comprehensive Income. The following table displays the components of accumulated other comprehensive income or loss (in millions):

	Foreign	After-tax	After-tax	Accumulated
	Currency	Minimum	Derivatives	Other
	Translation	Pension	Hedging	Comprehensive
	Gain	Liability	Gain/(Loss)	Loss

Balance at 12/31/03	$15.6	$(190.0)	$6.6	$(167.8)
Disposal of businesses	48.5	—	—	48.5
Other current year changes	56.3	3.5	(10.9)	48.9

Balance at 12/31/04	$120.4	$(186.5)	$(4.3)	$(70.4)

      The foreign currency translation gain is net of income taxes of $34.5 million and $80.1 million as of December 31, 2004 and 2003, respectively.

      Recent Accounting Pronouncements: In December 2004, the FASB issued SFAS Statement No. 123 (SFAS 123) (revised), “Share-Based Payment.” SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values (i.e., pro forma disclosure is no longer an alternative to financial statement recognition). The Statement is effective at the beginning of the first interim period after

June 15, 2005 and supersedes APB No. 25. The Company expects to adopt the provisions of the new standard effective July 1, 2005. The Company believes the 2005 impact of adopting the new standard will be $8 to $10 million in expense (which represents six months of expense as the standard is not required to be adopted until July 1, 2005). The pro forma expense relating to options issued and valued under the Black-Scholes model is disclosed in the “Fair Value of Stock Option” table above.

      In December 2004, the FASB issued FASB Staff Position No. 109-1, “Application of FASB Statement No. 109 (SFAS 109), ‘Accounting for Income Taxes,’ to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004” (FSP 109-1). FSP 109-1 provides that the manufacturer’s deduction created in the American Jobs Creation Act of 2004 (the Act) should be accounted for as a special deduction in accordance with SFAS 109 and not as a tax rate reduction. The manufacturer’s deduction had no effect on the Company’s 2004 results, as the deduction is first available to the Company in 2005. The Company is currently evaluating the effect that the manufacturer’s deduction will have on future results.

      In December 2004, the FASB issued FASB Staff Position No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision Within the American Jobs Creation Act of 2004” (FSP 109-2). The Act introduced a temporary incentive for U.S. multinationals to repatriate earnings accumulated outside the U.S. by providing a one-time tax deduction of 85 percent for certain foreign earnings from controlled foreign corporations. FSP 109-2 provides accounting and disclosure guidance for the repatriation provision. The Company did not elect to apply this provision in 2004 and may elect to apply this provision to qualifying repatriations in 2005. Due to the complexity of the repatriation provision, the Company is still evaluating the effects of the provision, including a definitive calculation of qualifying dividends and the effect of any repatriation on the Company’s tax provision. The Company expects to complete its evaluation in 2005. The range of possible amounts the Company is currently considering eligible for repatriation is between zero and $307.1 million. As of December 31, 2004, the related potential range of income tax cannot be reasonably estimated.

FOOTNOTE 2

Discontinued Operations

      The following table summarizes the results of businesses reported as discontinued operations for the years ended December 31, (in millions):

	2004	2003	2002

Net sales	$171.2	$851.0	$1,017.0
(Loss)/ Gain from discontinued operations, net of income taxes of ($3.0) million, ($57.4) million and $23.5 million for 2004, 2003 and 2002, respectively	$(6.5)	$(259.8)	$46.5
Loss on disposal of discontinued operations, net of income taxes of $4.7 million for 2004	$(90.5)	—	—

      No amounts related to interest expense have been allocated to discontinued operations.

      In the fourth quarter of 2003, the Company began exploring various options for certain businesses previously included in the Home Fashions and Other segments, including evaluating those businesses for potential sale. As this process progressed, the Company obtained a better indication of the market value of these businesses and determined that the businesses had a net book value in excess of their fair value. Due to the apparent decline in value, the Company conducted a new impairment test in the fourth quarter and recorded an impairment charge to write the net assets of these businesses to fair value (or implied fair value of goodwill). As a result, the Company recorded a noncash pretax write-down of $254.9 million on businesses presented in discontinued operations as follows (in millions):

Goodwill	$237.0
Other Indefinite-lived Intangible Assets	7.7
Long-Lived Assets	10.2

$254.9

      The following table presents summarized balance sheet information of the discontinued operations as of December 31, 2003 (in millions):

Accounts receivable, net	$45.5
Inventories, net	181.4
Prepaid expenses and other current assets	11.2

Total Current Assets	238.1
Property, plant and equipment, net	152.3
Other assets	1.7

Total Assets	$392.1

Accounts payable	$82.8
Other accrued liabilities	45.8

Total Current Liabilities	128.6

Long-term liabilities	1.5

Total Liabilities	$130.1

      There were no assets or liabilities of discontinued operations as of December 31, 2004.

      In January 2004, the Company completed the sale of its Panex Brazilian low-end cookware division (previously reported in the Other operating segment) and European picture frames businesses (previously reported in the Home Fashions operating segment).

      In April 2004, the Company sold substantially all of its U.S. picture frame business (Burnes), its Anchor Hocking glassware business and its Mirro cookware business. Under the terms of the agreement and final adjustments relating to the transaction, the Company retained the accounts receivable of the businesses of $76.6 million, and total proceeds, including the retained receivables, as a result of the transaction were $304 million. The Burnes picture frame business was previously reported in the Home Fashions operating segment, while the Anchor Hocking and Mirro businesses were previously reported in the Other operating segment.

      In July 2004, the Company completed the sale of Little Tikes Commercial Playground Systems Inc. (“LTCPS”) to PlayPower, Inc. for approximately $41 million. LTCPS was previously reported in the Other operating segment, as a unit of the Company’s Little Tikes division. LTCPS is a manufacturer of commercial playground systems and contained playground environments. The Company retained the consumer portion of its Little Tikes division.

      The Panex Brazilian low-end cookware, European picture frames, U.S. picture frame business (Burnes), Anchor Hocking glassware, Mirro cookware and LTCPS businesses have all been reclassified from continuing operations to discontinued operations.

FOOTNOTE 3

Acquisitions of Businesses

2003:

      Effective January 1, 2003, the Company completed its acquisition of American Saw & Mfg. Co. (“LENOX”), a leading manufacturer of power tool accessories and hand tools marketed under the LENOX brand. The purchase price was approximately $450 million paid for through the issuance of commercial paper, plus transaction costs. The transaction structure permits the deduction of goodwill for tax purposes. The present value of the future tax benefit is approximately $85.0 million. The Company allocated the purchase price to the identifiable assets. This acquisition and the acquisition of American Tool Companies, Inc. (“IRWIN”) in 2002 marked a significant expansion and enhancement of the Company’s product lines and customer base, launching it squarely into the estimated $10 billion-plus global markets for hand tools and power tool accessories. Both of these acquisitions are reported in the Company’s Tools & Hardware business segment. The purchase price of the LENOX acquisition was allocated to the acquired assets and liabilities based on their fair values, with any excess recorded as goodwill.

      The transaction summarized above and other minor acquisitions were accounted for as purchases; therefore, results of operations are included in the accompanying Consolidated Financial Statements since their respective acquisition dates. The acquisition costs were allocated to the fair market value of the assets acquired and liabilities assumed. Included in other assets and intangibles above is approximately $10.8 million of patents and other intangibles. The useful life of these intangibles is approximately 10 years. The Company’s integration plans include exit costs for certain plants and product lines and employee termination costs.

      In 2003, the Company decided to abandon its plans to exit certain North American and European facilities that were contemplated as part of the integration of certain acquired companies, primarily in the Office Products business. As a result of this decision, the Company reversed approximately $48.3 million in exit plan liabilities and reduced the cost of the acquired companies (goodwill was reduced by $29.8 million and deferred tax assets were reduced by $18.5 million).

2002:

      On April 30, 2002, the Company completed the purchase of IRWIN, a leading manufacturer of hand tools and power tool accessories. The Company had previously held a 49.5% stake in IRWIN, which had been accounted for under the equity method prior to acquisition. The purchase price was $467 million, which included $197 million for the majority 50.5% ownership stake, the repayment of $243 million in IRWIN debt and $27 million of transaction costs. At the time of acquisition, the Company paid off IRWIN’s senior debt, senior subordinated debt and debt under their revolving credit agreement. The Company allocated the purchase price to the identifiable assets. In 2002, the Company recorded nonoperating expenses of $8.7 million for transaction costs associated with the acquisition.

      The Company formulated integration plans for IRWIN and other minor acquisitions as of the date of acquisition. The final integration plans for these acquisitions resulted in integration plan liabilities of $25.4 million for facility and other exit costs, $26.8 million for employee severance and termination benefits and $40.9 million for other pre-acquisition contingencies. The purchase price of the IRWIN and other minor acquisitions was allocated to the acquired assets and liabilities based on their fair values, with any excess recorded as goodwill.

FOOTNOTE 4

Restructuring Costs

      In the second quarter of 2004, the Company completed its accounting charges associated with its strategic restructuring plan (the “Plan”) announced on May 3, 2001. The specific objectives of the Plan were to streamline the Company’s supply chain to become the best-cost global provider throughout the Company’s portfolio by reducing worldwide headcount and consolidating duplicative manufacturing facilities. The Company recorded $461.7 million in restructuring charges under the Plan, including $84.2 million on discontinued operations. In addition to the restructuring activities outlined under the Plan, the Company recorded a fourth quarter charge of $4.2 million, primarily related to the closure of one additional facility in the Other segment not contemplated under the Plan. The following analysis excludes the restructuring amounts related to discontinued operations.

      Pre-tax restructuring costs consisted of the following for the year ended December 31, (in millions):

	2004	2003	2002

Facility and other exit costs	$44.6	$82.8	$26.0
Employee severance and termination benefits	8.1	75.7	67.3
Exited contractual commitments and other	(0.6)	25.5	8.5

Recorded as Restructuring Costs	$52.1	$184.0	$101.8

      Restructuring provisions were determined based on estimates prepared at the time the restructuring actions were approved by management, and also include amounts recognized as incurred. In 2004, the Company reduced its restructuring reserve by approximately $14.2 million, primarily as a result of higher proceeds received from the sale of fixed assets and favorable negotiations on exited contracts. Cash paid for restructuring activities was $80.0 million, $83.9 million and $52.9 million in 2004, 2003 and 2002, respectively. A summary of the Company’s restructuring plan reserves is as follows (in millions):

	12/31/03		Costs	12/31/04
	Balance	Provision	Incurred	Balance

Facility and other exit costs	$77.5	$44.6	$(102.9)	$19.2
Employee severance and termination benefits	61.8	8.1	(64.6)	5.3
Exited contractual commitments and other	6.5	(0.6)	(2.2)	3.7

	$145.8	$52.1	$(169.7)	$28.2

	12/31/02		Costs	12/31/03
	Balance	Provision	Incurred	Balance

Facility and other exit costs	$31.4	$82.8	$(36.7)	$77.5
Employee severance and termination benefits	36.4	75.7	(50.3)	61.8
Exited contractual commitments and other		25.5	(19.0)	6.5

	$67.8	$184.0	$(106.0)	$145.8

      The facility and other exit cost reserves are primarily related to future minimum lease payments on vacated facilities and other closure costs.

      Under the Plan, the Company exited 84 facilities and reduced headcount by approximately 12,000. The Company expects total annual savings of between $125 and $150 million ($105 to $115 million related to the reduced headcount, $10 to $20 million related to reduced depreciation, and $10 to

$15 million related to other cash savings). The following table depicts the changes in accrued restructuring reserves for the year ended December 31, aggregated by reportable business segment (in millions):

	12/31/03		Costs	12/31/04
Segment	Balance	Provision	Incurred	Balance

Cleaning & Organization	$56.2	$23.3	$(76.0)	$3.5
Office Products	29.9	10.3	(27.6)	12.6
Tools & Hardware	17.9	1.9	(16.7)	3.1
Home Fashions	17.7	7.3	(24.1)	0.9
Other	9.6	13.2	(20.3)	2.5
Corporate	14.5	(3.9)	(5.0)	5.6

	$145.8	$52.1	$(169.7)	$28.2

	12/31/02		Costs	12/31/03
Segment	Balance	Provision	Incurred	Balance

Cleaning & Organization	$3.8	$73.8	$(21.4)	$56.2
Office Products	27.2	41.9	(39.2)	29.9
Tools & Hardware	0.5	21.8	(4.4)	17.9
Home Fashions	12.4	26.1	(20.8)	17.7
Other	3.6	7.8	(1.8)	9.6
Corporate	20.3	12.6	(18.4)	14.5

	$67.8	$184.0	$(106.0)	$145.8

      The $12.6 million restructuring reserve at December 31, 2004 in the Company’s Office Products operating segment consists primarily of a $6.7 million reserve for the closure of one manufacturing facility and $2.0 million for the closure of a distribution center. The Company expects to incur $4.5 million in severance charges for the closure of the manufacturing facility.

      The $5.6 million restructuring reserve at December 31, 2004 in the Company’s Corporate segment consists primarily of a $4.4 million reserve for vacant facilities and $1.1 million reserve for severance.

FOOTNOTE 5

Inventories

      The components of net inventories were as follows as of December 31, (in millions):

	2004	2003

Materials and supplies	$222.5	$240.4
Work in process	171.3	115.4
Finished products	578.5	529.0

	$972.3	$884.8

      The Company recognized a gain of $0.6 million and a loss of $5.1 million in 2004 and 2003, respectively, related to the liquidation of LIFO based inventories.

FOOTNOTE 6

Property, Plant & Equipment

      Property, plant and equipment consisted of the following as of December 31, (in millions):

	2004	2003

Land	$50.9	$60.1
Buildings and improvements	550.7	704.0
Machinery and equipment	1,791.9	2,166.6

	2,393.5	2,930.7
Accumulated depreciation	(1,085.3)	(1,321.9)

	$1,308.2	$1,608.8

      Depreciation expense was $239.1 million, $240.5 million, and $241.9 million in 2004, 2003 and 2002, respectively.

FOOTNOTE 7

Goodwill and Other Intangible Assets

      A summary of changes in the Company’s goodwill during the years ended December 31, (in millions):

	2004	2003

Balance at January 1,	$1,989.0	$1,610.3
Acquisitions, dispositions and adjustments—
IRWIN (Tools & Hardware segment)	—	63.4
LENOX (Tools & Hardware segment)	—	290.6
Impairment charges (See Footnote 18)	(182.7)	(5.0)
Abandonment of integration plan in Office Products segment (See Footnote 3)	—	(29.8)
Other (primarily foreign exchange)	18.3	59.5

Balance at December 31	$1,824.6	$1,989.0

      Other intangible assets consisted of the following as of December 31, (in millions):

			Average
			Amortization
	2004	2003	Period

Trade names	$257.5	$402.2	Indefinite
Patents	28.3	31.2	14 years
Customer lists	14.3	14.3	10 years
Capitalized software	49.4	56.1	8 years
Noncompete agreements	11.0	10.5	3 years
Other	0.3	1.0	3 years

	360.8	515.3
Accumulated amortization	(56.6)	(67.4)

	$304.2	$447.9

      Intangible amortization expense was $10.0 million, $6.3 million and $9.1 million in 2004, 2003, and 2002, respectively. The Company expects amortization expense to approximate $9 million in 2005 and remain consistent thereafter, although such amounts may vary based on fluctuations in foreign currency rates, business acquisitions or divestitures, or recognized impairment charges.

FOOTNOTE 8

Other Accrued Liabilities

      Accrued liabilities included the following as of December 31, (in millions):

	2004	2003

Customer accruals	$298.4	$230.1
Accrued purchase accounting (See Footnote 3)	1.7	12.2
Accrued self-insurance liability	89.8	85.7
Accrued restructuring (See Footnote 4)	28.2	145.8
Accrued pension and other postemployment benefits	50.0	130.0
Accruals for inventory received, not invoiced	75.4	86.9
Accrued medical and life insurance	23.4	29.2
Accrued interest	26.6	26.1
Employee withholdings	15.8	25.0
Accrued contingencies	31.1	51.4
Other	153.8	138.0

Other accrued liabilities	$794.2	$960.4

      Customer accruals are promotional allowances and rebates, including coop advertising, given to customers in exchange for their selling efforts. The self-insurance accrual is primarily casualty liabilities such as workers’ compensation, general and product liability and auto liability and is estimated based upon historical loss experience combined with actuarial evaluation methods, review of significant individual files and the application of risk transfer programs.

FOOTNOTE 9

Credit Arrangements

      The Company has short-term foreign and domestic uncommitted lines of credit with various banks that are available for short-term financing. Borrowings under the Company’s uncommitted lines of credit are subject to the discretion of the lender. The Company’s lines of credit do not have a material impact on the Company’s liquidity. As of December 31, 2004 and 2003, the Company had notes payable to banks in the amount of $21.3 million and $21.9 million, respectively, with weighted average interest rates of 11.2% and 9.0%, respectively.

      The Company completed a $1,300.0 million Syndicated Revolving Credit Facility (the “Revolver”) on June 14, 2002. The Revolver consisted of a $650.0 million 364-day credit agreement and a $650.0 million five-year credit agreement. The Company did not roll over the 364-day credit agreement in June of 2004, thereby reducing the Revolver to $650.0 million in available credit as of December 31, 2004. The Company’s $650.0 million five-year Syndicated Revolving Credit Agreement that is scheduled to expire in June 2007 remains in place. At December 31, 2004, there were no borrowings under the Revolver.

      In lieu of borrowings under the Revolver, the Company may issue up to $650.0 million of commercial paper. The Revolver provides the committed backup liquidity required to issue commercial paper. Accordingly, commercial paper may only be issued up to the amount available for borrowing under the Revolver. At December 31, 2004, no commercial paper was outstanding.

      The Revolver permits the Company to borrow funds on a variety of interest rate terms. The Revolver requires, among other things, that the Company maintain certain Interest Coverage and Total Indebtedness to Total Capital Ratio, as defined in the agreement. The agreement also limits Subsidiary Indebtedness. As of December 31, 2004, the Company was in compliance with this agreement.

      The following table summarizes the Company’s commercial paper obligations as of December 31, (in millions, except percentages):

	2004	2003

Outstanding at year-end
—borrowing	$—	$217.1
—average interest rate	—	1.2%
Average borrowings for the year
—borrowing	$66.3	$482.6
—average interest rate	1.1%	1.3%

FOOTNOTE 10

Long-term Debt

      The following is a summary of long-term debt as of December 31, (in millions):

	2004	2003

Medium-term notes (maturities ranging from 2 to 30 years, average interest rate of 5.35%)	$1,647.0	$1,647.0
Commercial paper (See Footnote 9)	—	217.1
Preferred debt securities	450.0	450.0
Junior convertible subordinated debentures	474.3	515.5
Terminated interest rate swaps (See Footnote 11)	38.3	46.7
Other long-term debt	0.3	5.8

Total debt	2,609.9	2,882.1
Current portion of long-term debt	(185.6)	(13.5)

Long-term debt	$2,424.3	$2,868.6

      The aggregate maturities of long-term debt outstanding are as follows as of December 31, 2004 (in millions):

2005	2006	2007	2008	2009	Thereafter	Total

$185.6	$162.8	$253.4	$452.0	$252.3	$1,303.8	$2,609.9

      The medium-term notes, revolving credit agreement (and related commercial paper), preferred debt securities, and junior convertible subordinated debentures are all unsecured.

      Preferred Debt Securities: The Company has an agreement with a financial institution creating a financing entity that is consolidated in the financial statements. Under the agreement, the Company regularly enters into transactions with the financing entity to sell an undivided interest in substantially all of the Company’s United States trade receivables to the financing entity. In 2001, the financing entity issued $450.0 million in preferred debt securities to the financial institution. Those preferred debt securities must be retired or redeemed before the Company can have access to the financing entity’s receivables. The receivables and the corresponding $450.0 million preferred debt issued by the subsidiary to the financial institution are recorded in the consolidated accounts of the Company. Because this debt matures in 2008, the entire amount is considered to be long-term debt. As of December 31, 2004, the Company was in compliance with the agreement. As of December 31, 2004 and 2003, the aggregate amount of outstanding receivables sold under the agreement was $720.9 million and $777.4 million, respectively.

      Junior Convertible Subordinated Debentures: As of December 31, 2004, the Company fully and unconditionally guarantees 9.2 million shares of 5.25% convertible preferred securities issued by a 100% owned finance subsidiary of the Company, which are callable at 101.575% of the liquidation preference, decreasing over time to 100% by December 2007. Each of these “Preferred Securities” is convertible into

0.9865 of a share of Company common stock, and is entitled to a quarterly cash distribution at the annual rate of $2.625 per share.

      The proceeds of the Preferred Securities were invested in $515.5 million of the Company’s 5.25% Junior Convertible Subordinated Debentures (“Debentures”). The Debentures are the sole assets of the subsidiary trust, mature on December 1, 2027, bear interest at an annual rate of 5.25%, are payable quarterly and became redeemable by the Company beginning in December 2001. The Company may defer interest payments on the Debentures for a period of up to 20 consecutive quarters, during which period distribution payments on the Preferred Securities are also deferred. Under this circumstance, the Company may not declare or pay any cash distributions with respect to its common or preferred stock or debt securities that do not rank senior to the Debentures. As of December 31, 2004, the Company has not elected to defer interest payments.

      In October 2004, the Company purchased 825,000 shares of its Preferred Securities from a holder for $43.6875 per share. In connection with the purchase of these securities, the Company negotiated the early retirement of the corresponding Debentures with the subsidiary trust. The Company accounted for this transaction as an extinguishment of debt resulting in a net gain of $4.4 million, which was included in Other (income) expense, net.

      Terminated Interest Rate Swaps: At December 31, 2004 and 2003, the carrying amount of long-term debt and current maturities thereof includes $38.3 million (of which $13.6 million was classified as current) and $46.7 million (of which $13.3 million was classified as current), respectively, relating to terminated interest rate swap agreements.

      Effective March 9, 2004, the Company terminated an interest rate swap agreement prior to the scheduled maturity date and received cash of $9.2 million. Of this amount, $5.5 million represents the fair value of the swap that was terminated and the remainder represents net interest receivable on the swap. The cash received relating to the fair value of the swap has been included in Other as an operating activity in the Consolidated Statement of Cash Flows. On March 9, 2004, the Company entered into a fixed to floating rate swap that effectively replaced the terminated swap.

FOOTNOTE 11

Derivative Financial Instruments

      Interest Rate Risk Management: At December 31, 2004, the Company had interest rate swaps designated as fair value hedges with an outstanding notional principal amount of $800.0 million, with a net accrued interest receivable of $0.4 million. These fair value hedges qualify for the “shortcut method” because these hedges are deemed to be perfectly effective. There is no credit exposure on the Company’s interest rate derivatives at December 31, 2004.

      At December 31, 2004, the Company had long-term cross currency interest rate swaps with an outstanding notional principal amount of $440.2 million, with a net accrued interest payable of $0.1 million. The maturities on these long-term cross currency interest rate swaps range from three to five years.

      Foreign Currency Management: The following table summarizes the Company’s forward exchange contracts and long-term cross currency interest rate swaps in U.S. dollars by major currency and contractual amount. The “buy” amounts represent the U.S. equivalent of commitments to purchase foreign currencies, and the “sell” amounts represent the U.S. equivalent of commitments to sell foreign currencies according to the local needs of the subsidiaries. The contractual amounts of significant forward exchange contracts and long-term cross currency interest rate swaps and their fair values as of December 31 were as follows (in millions):

	2004		2003

	Buy	Sell	Buy	Sell

British Pounds	$269.9	$66.2	$251.8	$459.9
Canadian Dollars	2.6	145.4	0.9	83.2
Euro	61.0	516.5	283.9	499.5
Other	29.8	57.8	41.8	5.5

	$363.3	$785.9	$578.4	$1,048.1

Fair Value	$491.4	$1,004.2	$661.4	$1,175.7

      Credit exposure on foreign currency derivatives at December 31, 2004 and 2003 was $12.5 million and $11.6 million, respectively.

      The net loss recognized in 2004 and 2003 for matured natural gas and cash flow forward exchange contracts was $8.9 million and $2.9 million, net of tax, respectively, which was recognized in the Consolidated Statements of Operations. The Company estimates that $5.6 million of losses, net of tax, deferred in accumulated other comprehensive income, will be recognized in earnings in 2005.

FOOTNOTE 12

Leases

      The Company leases manufacturing and warehouse facilities, real estate, transportation, data processing and other equipment under leases that expire at various dates through the year 2018. Rent expense was $132.2 million, $122.4 million and $115.3 million in 2004, 2003 and 2002, respectively.

      Future minimum rental payments for operating leases with initial or remaining terms in excess of one year are as follows as of December 31, 2004 (in millions):

2005	2006	2007	2008	2009	Thereafter	Total

$100.4	$76.0	$56.4	$40.7	$35.1	$74.2	$382.8

FOOTNOTE 13

Employee Benefit and Retirement Plans

      As of December 31, 2004, the Company maintained various deferred compensation plans with varying terms. The total liability associated with these plans was $64.9 million and $62.1 million as of December 31, 2004 and 2003, respectively. These liabilities are included in Other Noncurrent Liabilities in the Consolidated Balance Sheets. These plans are partially funded with asset balances of $35.3 million and $48.3 million as of December 31, 2004 and 2003, respectively. These assets are included in Other Assets in the Consolidated Balance Sheets.

      The Company has a Supplemental Executive Retirement Plan (“SERP”), which is a nonqualified defined benefit plan pursuant to which the Company will pay supplemental pension benefits to certain key employees upon retirement based upon the employees’ years of service and compensation. The SERP is being funded through a trust agreement with the Northern Trust Company, as trustee, that owns life insurance policies on key employees. At December 31, 2004 and 2003, the life insurance contracts had a cash surrender value of $68.9 million and $68.2 million, respectively. These assets are included in Other Assets in the Consolidated Balance Sheets. The projected benefit obligation was $78.2 million and $77.5 million at December 31, 2004 and 2003, respectively. The SERP liabilities are included in the pension table below; however, the Company’s investment in the life insurance contracts are excluded from the table as they do not qualify as plan assets under SFAS No. 87, “Employers’ Accounting for Pensions.”

      The Company and its subsidiaries have noncontributory pension, profit sharing and contributory 401(k) plans covering substantially all of their foreign and domestic employees. Pension plan benefits are generally based on years of service and/or compensation. The Company’s funding policy is to contribute not less than the minimum amounts required by the Employee Retirement Income Security Act of 1974, as amended, the Internal Revenue Code of 1986, as amended or local statutes to assure that plan assets will be adequate to provide retirement benefits.

      The Company’s matching contributions to the contributory 401(k) plans were $18.7 million, $21.1 million and $21.4 million for the years ended December 31, 2004, 2003 and 2002, respectively. In addition, several of the Company’s subsidiaries currently provide retiree health care and life insurance benefits for certain employee groups.

      The Company uses a September 30th measurement date for the majority of its plans. The following provides a reconciliation of benefit obligations, plan assets and funded status of the Company’s noncontributory pension plans, SERP and postretirement benefit plans as of December 31, (in millions, except percentages):

			Other Postretirement
	Pension Benefits		Benefits

	2004	2003	2004	2003

Change in benefit obligation:
Benefit obligation at January 1	$1,239.4	$991.1	$263.8	$219.0
Service cost	50.3	43.9	4.5	5.0
Interest cost	78.5	66.4	14.2	16.2
Amendments	0.6	(6.6)	—	(8.8)
Actuarial (gain) loss	(24.6)	137.2	(18.8)	39.4
Acquisitions and other	31.0	37.4	—	17.4
Currency translation	33.4	38.4	—	—
Benefits paid from plan assets	(74.4)	(68.4)	(25.1)	(24.4)
Curtailments, settlement costs	(7.8)	—	—	—

Benefit obligation at December 31	$1,326.4	$1,239.4	$238.6	$263.8

Change in plan assets:
Fair value of plan assets at January 1	$822.7	$728.3	$—	$—
Actual return on plan assets	81.7	90.8	—	—
Acquisitions and other	26.2	37.8	—	—
Contributions	75.5	16.2	25.1	24.4
Currency translation	22.2	18.0	—	—
Benefits paid from plan assets	(74.4)	(68.4)	(25.1)	(24.4)
Settlement charges and other	(3.5)	—	—	—

Fair value of plan assets at December 31	$950.4	$822.7	$—	$—

Funded Status:
Funded status at December 31	$(376.0)	$(416.7)	$(238.6)	$(263.8)
Unrecognized net loss and other	388.6	415.9	40.7	60.1
Unrecognized prior service cost	(1.2)	(2.8)	(8.2)	(8.7)

Net amount recognized	$11.4	$(3.6)	$(206.1)	$(212.4)

			Other Postretirement
	Pension Benefits		Benefits

	2004	2003	2004	2003

Amounts recognized in the Consolidated Balance Sheets:
Prepaid benefit cost(1)	$166.0	$44.1	$—	$—
Intangible asset(1)	10.6	4.2	—	—
Accrued benefit cost(2)	(463.3)	(353.6)	(206.1)	(212.4)
Accumulated other comprehensive loss	298.1	301.7	—	—

Net amount recognized	$11.4	$(3.6)	$(206.1)	$(212.4)

Accumulated benefit obligation	$1,264.6	$1,138.6	$238.6	$263.8

Weighted-average assumptions used to determine benefit obligation:
Discount rate	6.07%	6.14%	6.25%	6.25%
Long-term rate of return on plan assets	8.13%	8.23%	N/A	N/A
Long-term rate of compensation increase	4.43%	4.44%	N/A	N/A

(1)	Recorded in Other Assets

(2)	Recorded in Other Accrued Liabilities and Other Noncurrent Liabilities

			Other Postretirement
	Pension Benefits		Benefits

	2004	2003	2004	2003

Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	6.14%	6.48%	6.25%	6.75%
Long-term rate of return on plan assets	8.23%	8.29%	N/A	N/A
Long-term rate of compensation increase	4.44%	4.33%	N/A	N/A
Health care cost trend rate	N/A	N/A	6.0%	6.0%

      Net pension expense and other postretirement benefit expense include the following components as of December 31, (in millions):

				Other Postretirement
	Pension Benefits			Benefits

	2004	2003	2002	2004	2003	2002

Service cost-benefits earned during the year	$50.3	$43.9	$40.0	$4.5	$5.0	$4.2
Interest cost on projected benefit obligation	78.5	66.4	64.9	14.2	16.2	15.6
Expected return on plan assets	(87.3)	(85.7)	(99.2)	—	—	—
Amortization of:
Prior service cost	(0.4)	(0.2)	(0.2)	(0.6)	0.2	—
Actuarial loss	6.9	1.7	0.8	0.6	—	—
Curtailment, settlement & special termination benefit costs	(1.1)	16.0	1.4	—	—	—

Net pension expense	$46.9	$42.1	$7.7	$18.7	$21.4	$19.8

      The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets are as follows as of December 31, (in millions):

	2004	2003

Projected benefit obligation	$(1,326.0)	$(1,180.1)
Accumulated benefit obligation	(1,264.2)	(1,081.1)
Fair value of plan assets	950.1	747.9

      The Company’s pension plans are currently under-funded. In accordance with Financial Accounting Standards Board (FASB) Statement No. 87, “Employers’ Accounting for Pensions,” the Company has recorded an additional minimum pension liability adjustment at December 31, 2004. In 2004, the Company reduced the charge to equity by $3.5 million, net of tax. The reduction to stockholders’ equity did not affect net income, but is included in other comprehensive income. The Company believes that its pension plan has the appropriate long-term investment strategy and the Company’s liquidity position is expected to remain strong.

      Assumed health care cost trends have been used in the valuation of postretirement benefits. The trend rate is 10% (for retirees under age 65) and 12% (for retirees over age 65) in 2004, declining to 6% for all retirees in 2011 and thereafter.

      The health care cost trend rate significantly affects the reported postretirement benefit costs and obligations. A one-percentage point change in the assumed rate would have the following effects (in millions):

	1% Increase	1% Decrease

Effect on total of service and interest cost components	$2.0	$(1.8)
Effect on postretirement benefit obligations	21.0	(19.3)

      The Company’s total domestic plan assets were $646.6 million and $585.6 million at December 31, 2004 and 2003, respectively. The expected long-term rate of return on domestic plan assets used to determine net periodic benefit cost was 8.5% for both years ending December 31, 2004 and 2003. The Company’s domestic pension plan weighted-average asset allocation at December 31, 2004 and 2003, by asset category, are as follows:

	2004	2003

Equity securities	65.0%	67.4%
Debt securities	24.5%	27.7%
Real estate	4.6%	2.1%
Other	5.9%	2.8%

Total	100.0%	100.0%

      The Company employs a total return investment approach whereby a mix of equities and fixed income investments is used to maximize the long-term return of plan assets for a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The investment portfolio is comprised of a diversified blend of equity, real estate and fixed income investments. Equity investments include large and small market capitalization stocks as well as growth, value and international stock positions. The Company’s common stock comprised $41.1 million and $50.3 million of noncontributory pension plan assets at December 31, 2004 and 2003, respectively.

      The Company employs a building block approach in determining the long-term rate of return for plan assets. Historical markets are studied and long-term historical relationships between equities and fixed-income are preserved consistent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors, such as inflation and interest rates, are evaluated before long-term capital market assumptions are determined. The long-term portfolio return is established via a building block approach with proper consideration of diversification and rebalancing. Peer data and historical returns are reviewed to check for reasonableness and appropriateness.

      In the third quarter of 2004, the Company made a voluntary $50.0 million cash contribution to fund the Company’s U.S. defined pension plan. The Company expects to contribute $25.0 million to its foreign pension plans in 2005.

      Estimated future benefit payments under the Company’s defined benefit plans are as follows as of December 31, 2004 (in millions):

	2005	2006	2007	2008	2009	2010-2014

Pension Benefits	$67.7	$68.2	$69.4	$71.9	$73.9	$397.7
Other Postretirement Benefits	24.6	23.1	21.7	19.4	18.4	88.8

      The other postretirement benefit payments are net of the annual Medicare Part D subsidy of approximately $12 million per year beginning in fiscal 2006.

      Effective December 31, 2004, the Company froze its defined benefit pension plan for its entire non-union U.S. workforce. As a result of this curtailment, the Company expects to reduce its pension obligation by $50.3 million and anticipates recording a curtailment gain related to negative prior service cost in the first quarter of 2005 in the range of $14 to $16 million. In conjunction with this action, the Company offered special termination benefits to certain employees that accepted early retirement. The Company recorded a special termination benefit charge of $1.8 million in 2004. The Company replaced the defined benefit pension plan with an additional defined contribution plan, whereby the Company will make additional contributions to the Company sponsored employee’s profit sharing plan. The new defined contribution plan has a five-year cliff-vesting schedule, but allows credit for service rendered prior to the inception of the defined contribution plan.

      On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Drug Act”) was signed into law. The Drug Act introduced a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In January 2004, the FASB issued FASB Staff Position (FSP) No. 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” Due to the levels of benefits provided under the Company’s health care plans, management has concluded that the Company’s health care plans are at least actuarially equivalent to Medicare Part D. The Company initially elected to defer recognition of the benefit to its postretirement healthcare plans. In April 2004, the Company sold certain businesses that resulted in a plan curtailment and a subsequent expiration of the election to defer. As a result, the Company re-measured its postretirement benefit obligation and expense.

FOOTNOTE 14

Earnings per Share

      The calculation of basic and diluted earnings per share for the years ended December 31, 2004, 2003, and 2002, respectively, is shown below (in millions, except per share data):

			Convertible
		Dilutive	Preferred
	Basic Method	Securities(1)	Securities(2)	Diluted Method

2004
Loss from continuing operations	$(19.1)	—	—	$(19.1)
Loss per share	$(0.07)	—	—	$(0.07)
Loss from discontinued operations	$(97.0)	—	—	$(97.0)
Loss per share	$(0.35)	—	—	$(0.35)
Net loss	$(116.1)	—	—	$(116.1)
Loss per share	$(0.42)	—	—	$(0.42)
Weighted average shares outstanding	274.4	—	—	274.4
2003
Income from continuing operations	$213.2	—	—	$213.2
Earnings per share	$0.78	—	—	$0.78
Loss from discontinued operations	$(259.8)	—	—	$(259.8)
Loss per share	$(0.95)	—	—	$(0.95)
Net loss	$(46.6)	—	—	$(46.6)
Loss per share	$(0.17)	—	—	$(0.17)
Weighted average shares outstanding	274.1	—	—	274.1
2002
Income from continuing operations	$265.0	—	—	$265.0
Earnings per share	$0.99	—	—	$0.99
Income from discontinued operations	$46.5	—	—	$46.5
Income per share	$0.18	—	—	$0.17
Cumulative effect of accounting change	$(514.9)	—	—	$(514.9)
Loss per share	$(1.93)	—	—	$(1.92)
Net loss	$(203.4)	—	—	$(203.4)
Loss per share	$(0.76)	—	—	$(0.76)
Weighted average shares outstanding	267.1	0.9	—	268.0

(1)	Dilutive securities include “in the money options” and restricted stock awards. The weighted average shares outstanding for 2004, 2003 and 2002 exclude the dilutive effect of approximately 11.5 million, 12.3 million and 4.5 million options, respectively, because such options had an exercise price in excess of the average market value of the Company’s common stock during the respective years or the inclusion would have been anti-dilutive. The weighted average shares outstanding for 2004 excluded the effect of approximately 0.4 million restricted shares, because the inclusion would be anti-dilutive.

(2)	The convertible preferred securities are anti-dilutive in 2004, 2003 and 2002 and, therefore, have been excluded from diluted earnings per share. Had the convertible preferred shares been included in the diluted earnings per share calculation, net income would be increased by $16.2 million, $16.6 million and $16.6 million in 2004, 2003 and 2002, respectively, and weighted average shares outstanding would have increased by 9.7 million shares, 9.9 million shares and 9.9 million shares in 2004, 2003 and 2002, respectively.

FOOTNOTE 15

Stockholders’ Equity

      In January 2003, the Company completed the sale of 6.67 million shares of its common stock at a public offering price of $30.10 per share pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission. The net proceeds of $200.1 million were used to reduce the Company’s commercial paper borrowings.

      Each share of common stock includes a stock purchase right (a “Right”). Each Right will entitle the holder, until the earlier of October 31, 2008 or the redemption of the Rights, to buy the number of shares of common stock having a market value of two times the exercise price of $200.00, subject to adjustment under certain circumstances. The Rights will be exercisable only if a person or group acquires 15% or more of voting power of the Company or announces a tender offer after which it would hold 15% or more of the Company’s voting power. The Rights held by the 15% stockholder would not be exercisable in this situation.

      Furthermore, if, following the acquisition by a person or group of 15% or more of the Company’s voting stock, the Company was acquired in a merger or other business combination or 50% or more of its assets were sold, each Right (other than Rights held by the 15% stockholder) would become exercisable for that number of shares of common stock of the Company (or the surviving company in a business combination) having a market value of two times the exercise price of the Right.

      The Company may redeem the Rights at $0.001 per Right prior to the occurrence of an event that causes the Rights to become exercisable for common stock.

FOOTNOTE 16

Stock Options and Restricted Stock Awards

      The Company’s Amended and Restated 1993 Stock Option Plan expired on December 31, 2002. For options previously granted under that plan, the option exercise price equaled the common stock’s closing price on the date of grant; options vest over a five-year period and expire ten years from the date of grant. In 2003, a new plan was approved by the Company stockholders (“2003 Plan”). The 2003 Plan provides for grants of up to an aggregate of 15.0 million stock options, stock awards and performance shares (except that no more than 3.0 million of those grants may be stock awards and performance shares). Under the 2003 Plan, the option exercise price equals the common stock’s closing price on the date of grant. Options will vest over five years (which may be shortened to no less than three years) and expire ten years from the date of grant. Also under the 2003 Plan, none of the restrictions on stock awards will lapse earlier than the third anniversary of the date of grant.

      The following summarizes the changes in the number of shares of common stock under option, including options to acquire common stock resulting from the conversion of options under pre-merger Rubbermaid option plans (in millions, except exercise prices):

					Weighted
					Average Fair
				Weighted	Value of
		Weighted	Exercisable	Average	Options
		Average	at End	Exercise	Granted During
	Shares	Exercise Price	of Year	Price	the Year

Outstanding at December 31, 2001	9.9	$29	2.9	$33
Granted	3.9	32			$9
Exercised	(0.7)	25
Canceled/ expired	(1.7)	32

Outstanding at December 31, 2002	11.4	30	3.4	$32
Granted	2.8	28			$8
Exercised	(0.3)	25
Canceled/ expired	(1.6)	31

Outstanding at December 31, 2003	12.3	30	4.4	$31
Granted	3.0	23			$7
Exercised	(0.1)	22
Canceled/ expired	(3.7)	30

Outstanding at December 31, 2004	11.5	$28	5.0	$30

      Options outstanding and exercisable as of December 31, 2004 are as follows (in millions, except exercise prices):

	Options Outstanding			Options Exercisable

		Weighted	Weighted Average		Weighted	Weighted Average
Range of	Number	Average	Remaining	Number	Average	Remaining
Exercise Prices	Outstanding	Exercise Price	Contractual Life	Exercisable	Exercise Price	Contractual Life

$19.00 – $24.99	4.8	$23	8.1	1.4	$23	6.7
$25.00 – $34.99	5.2	29	6.8	2.6	29	5.9
$35.00 – $45.00	1.5	37	5.6	1.0	38	4.7

$19.00 – $45.00	11.5	$28	7.2	5.0	$30	5.9

      The Company also grants restricted stock awards to directors and certain employees. Generally, these awards are subject to three-year cliff vesting and pay dividends quarterly. As of December 31, 2004, the Company had outstanding restricted stock awards of 401,000 shares, none of which are vested. Total compensation expense of $2.8 million was recorded in 2004 related to the restricted shares.

FOOTNOTE 17

Income Taxes

      The provision for income taxes consists of the following as of December 31, (in millions):

	2004	2003	2002

Current:
Federal	$(15.0)	$8.3	$47.0
State	5.6	1.6	7.7
Foreign	37.1	37.9	45.1

	27.7	47.8	99.8
Deferred	77.7	76.3	33.7

	$105.4	$124.1	$133.5

      The non-U.S. component of income from continuing operations before income taxes and cumulative effect of accounting change was ($192.9) million in 2004, $26.0 million in 2003 and $11.7 million in 2002.

      The components of the net deferred tax asset are as follows as of December 31, (in millions):

	2004	2003

Deferred tax assets:
Accruals not currently deductible for tax purposes	$93.8	$167.1
Postretirement liabilities	73.4	74.2
Inventory reserves	20.2	17.2
Prepaid pension asset	44.9	64.1
Self-insurance liability	14.5	17.4
Foreign net operating losses	255.1	205.6
Other	29.3	21.3

Total gross deferred tax assets	531.2	566.9
Less valuation allowance	(248.3)	(167.1)

Net deferred tax asset after valuation allowance	$282.9	$399.8

Deferred tax liabilities:
Accelerated depreciation	$(135.1)	$(162.2)
Amortizable intangibles	(38.4)	(16.8)
Other	(6.0)	—

Total gross deferred liabilities	(179.5)	(179.0)

Net deferred tax asset	$103.4	$220.8

Current net deferred income tax asset	$73.8	$152.7
Noncurrent deferred income tax asset	29.6	68.1

	$103.4	$220.8

      At December 31, 2004, the Company had foreign net operating loss (“NOL”) carryforwards of approximately $794.4 million, most of which carryforward without expiration. The potential tax benefits associated with those foreign net operating losses are approximately $255.1 million. The valuation allowance increased $81.2 million during 2004 to $248.3 million at December 31, 2004. This increase was primarily due to foreign net operating losses generated during the year which management is uncertain as to the ability to utilize in the future.

      A reconciliation of the U.S. statutory rate to the effective income tax rate is as follows as of December 31,:

	2004	2003	2002

Statutory rate	35.0%	35.0%	35.0%
Add (deduct) effect of:
State income taxes, net of federal income tax effect	0.9	0.5	1.8
Foreign tax credit	(7.0)	(0.3)	(0.8)
Foreign rate differential and other	(2.6)	0.9	(2.5)
Tax basis differential on goodwill impairment	95.8	0.7

Effective rate	122.1%	36.8%	33.5%

      No U.S. deferred taxes have been provided on the undistributed non-U.S. subsidiary earnings that are considered to be permanently invested. At December 31, 2004, the estimated amount of total unremitted non-U.S. subsidiary earnings is $307.1 million.

Resolution of Tax Contingencies

      In 2004, the statute of limitations on certain transactions for which the Company had provided tax reserves, in whole or in part, expired resulting in the reversal of the provisions and interest accrued thereon in the amount of $43.6 million. Accordingly, the impact was recorded in income taxes for the year ended December 31, 2004.

      In addition, due to significant restructuring activity and certain changes in the Company’s business model affecting the utilization of net operating loss carryovers, particularly in certain European countries, the valuation allowance on certain net operating losses previously tax-benefited has been increased by $31.0 million. This amount was recorded in income taxes for the year ended December 31, 2004.

      In 2004, the Company also received notification from the Internal Revenue Service that it would receive a net refund of $2.9 million relating to amounts previously paid. Accordingly, the impact was recorded in income taxes for the year ended December 31, 2004.

      During the first quarter of 2005, the Company reached agreement with the Internal Revenue Service (IRS) relating to the appropriate treatment of a specific transaction reflected on the Company’s 2003 US federal income tax return. The Company requested accelerated review of the transaction under the IRS’ Pre-Filing Agreement Program that resulted in affirmative resolution in late January 2005. The Company’s December 31, 2004 and 2003 balance sheet reflected a $58 million and $57 million contingency reserve, respectively, for this transaction pending resolution of the appropriate treatment with the IRS. The benefit of this transaction will be recorded in the Company’s first quarter 2005 income statement.

FOOTNOTE 18

Impairment Charges

      The following table summarizes the noncash pretax impairment charges for the year ended December 31, 2004 (in millions):

			Other Long-
		Other Indefinite-	Lived Assets
		Lived Intangible	(Fixed Assets/
Segment	Goodwill	Assets	Patents)	Total

Cleaning & Organization	$34.0	$—	$56.2	$90.2
Office Products	138.8	93.8	11.4	244.0
Tools & Hardware	1.5	3.3	2.0	6.8
Home Fashions	8.4	18.9	3.9	31.2
Other			1.8	1.8

Total	$182.7	$116.0	$75.3	$374.0

Cleaning & Organization

      The European Cleaning & Organization home products business was previously classified in the fix portfolio of the Company’s business, as management believed that the restructuring and other investments made in the business would produce favorable returns in the future. These expected returns did not materialize and in 2004, the Company began exploring alternatives for this business. Accordingly, an impairment charge of $78.9 million was recorded to write the goodwill and other long-lived assets down to fair value (disposal value). On January 12, 2005, the Company entered into an agreement for the intended sale of this business. See Footnote 22 for further details.

      The remaining impairment charge relates mainly to the Company’s decision to exit certain product lines, which resulted in the impairment of fixed assets. The Company determined the fair value of these fixed assets by estimating the future cash flows attributable to the fixed assets, including an estimate of the ultimate sale proceeds. Accordingly, the Company recorded a charge to write the assets to their estimated fair value.

Office Products

      The impairment charge recorded in the Office Products segment is primarily a result of three factors:

•	Prior year restructuring activity related to a product line in the European business has not resulted in the expected returns, and management is currently exploring alternatives for this product line. Accordingly, an impairment charge was recorded to write the goodwill, other indefinite-lived intangible assets and other long- lived assets down to fair value (disposal value). The impairment charge recognized on this product line was $80.8 million, of which $8.5 million related to the write-down of fixed assets. The write-down of fixed assets is expected to decrease depreciation expense in 2005 by approximately $1 million.

•	In the European business, the Company has historically promoted and supported several different brands in the everyday writing category. In the third quarter, management developed a plan to consolidate certain brands in Europe in this category. This new plan results from several factors:

•	The Company believes that rationalizing its brands will enable the Company to more effectively allocate capital and other resources. In this regard, the Company is focused on promoting its brands globally and reducing the reliance on local or regional brands.

•	The brand that is targeted for rationalization has experienced sales declines, especially in the current year, and management believes it has more effective investment opportunities outside of this brand.

      As a result of this plan, the Company recognized an impairment charge of $123.1 million related to this product line.

•	In the third quarter, management decided to rationalize several trademarks and trade names (brands), primarily in the Latin America businesses. The current plan is to reduce the number of brands from 76 to 12 over the next three years. As a result of this decision, the Company determined that certain brands that were previously considered to have indefinite lives were impaired. Accordingly, the Company wrote these trademarks and trade names down to their fair value and will begin amortizing these brands over their remaining useful lives (generally three years). As a result of this reclassification, amortization expense is expected to increase by approximately $3 million in 2005. The total impairment charge recognized as a result of the decision to rationalize brands was $37.2 million.

Home Fashions

      Management decided to rationalize certain trademarks and trade names (brands), primarily in the United Kingdom home fashions business, in order to focus on promoting more effective brands. As a result of this decision the Company determined that these brands became impaired and accordingly, these trademarks and trade names, as well as certain associated patents, have been written off. The impairment charge associated with this decision was $17.2 million. Additionally, primarily as a result of an increase from the prior year in the discount rate (risk adjusted rate) used in calculating the enterprises’ fair value, an impairment charge of $8.4 million was recorded on goodwill.

      The remaining impairment charge relates to the Company exploring various options, including rationalization, for certain product lines in the Home Fashions reportable segment. As this process progressed, the Company determined that certain long-lived assets had a net book value in excess of their fair value and, accordingly, recorded an impairment charge.

Tools & Hardware/Other

      The impairment charge recorded in the Tools & Hardware and Other segments primarily relates to patents that the Company will allow to expire and fixed assets that are held for sale and, accordingly, have been written down to fair value.

      The Company cannot predict whether certain events might occur that would adversely affect the reported value of the remaining goodwill and other identifiable intangible assets. Such events may include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on the Company’s customer base, or a material adverse change in its relationship with significant customers. Additionally, increases in the risk-adjusted rate could result in additional impairment charges.

2003:

      The Company recognized an impairment charge of $34.5 million, primarily related to the decision to exit certain product lines, most of which were in the Cleaning & Organization segment.

FOOTNOTE 19

Other Nonoperating (Income) Expenses

      Total other nonoperating (income) expenses consist of the following as of December 31, (in millions):

	2004	2003	2002

Equity earnings	$(0.9)	$—	$(0.8)
Minority interest	2.3	0.4	0.3
Loss on sales of marketable equity securities	—	—	1.2
Currency transaction (gain) loss	(1.1)	(2.9)	4.2
ATC transaction costs(1)	—	—	8.7
Costs associated with withdrawn divestiture(2)	—	—	13.6
Gain on disposal of fixed assets	(9.0)	(3.0)	(2.0)
Loss on sale of businesses(3)	—	29.7	—
Gain on debt extinguishment(4)	(4.4)	—	—
Other	2.1	1.4	3.4

	$(11.0)	$25.6	$28.6

(1)	Represents costs associated with the debt extinguishment following the acquisition of IRWIN. See Footnote 3 for further information.

(2)	Represents transaction costs associated with the Company’s withdrawal in 2002 from the planned divestiture of its Anchor Hocking glass business.

(3)	The loss on sale of businesses relates primarily to the sale of the Cosmolab business and the German picture frames business. On March 27, 2003, the Company sold its Cosmolab business, a division of the Other segment, and recorded a non-cash pretax loss of $21.2 million. On December 31, 2003, the Company also sold its German frames business, a division of the Home Fashions segment, and recognized a pre-tax loss of $9.2 million. Neither the Cosmolab business nor the German frames business is included in discontinued operations for financial statement purposes.

(4)	See Footnote 10 for further information regarding debt extinguishment.

FOOTNOTE 20

Industry Segment Information

      The Company’s reporting segments reflect the Company’s focus on building large consumer brands, promoting organizational integration, achieving operating efficiencies and aligning the businesses with the Company’s strategic account management strategy. The Company reports its results in five reportable segments as follows:

Segment	Description of Products

Cleaning & Organization	Indoor/outdoor organization, storage, food storage, cleaning, refuse
Office Products	Ballpoint/roller ball pens, markers, highlighters, pencils, office products, art supplies
Tools & Hardware	Hand tools, power tool accessories, industrial tool accessories, manual paint applicators, cabinet and window hardware, propane torches
Home Fashions	Drapery houseware, window treatments
Other	Operating segments that do not meet aggregation criteria, including aluminum and stainless steel cookware, hair care accessory products, infant and juvenile products, including toys, high chairs, car seats, and strollers

      The Company’s segment results are as follows as of December 31, (in millions):

	2004	2003	2002

Net Sales(1)
Cleaning & Organization	$1,858.1	$2,013.7	$1,901.8
Office Products	1,686.2	1,681.2	1,684.1
Tools & Hardware	1,218.7	1,199.7	783.0
Home Fashions	906.8	901.0	955.7
Other	1,078.6	1,103.4	1,112.3

	$6,748.4	$6,899.0	$6,436.9

Operating Income(2)
Cleaning & Organization	$90.8	$92.0	$169.0
Office Products	261.9	309.6	306.1
Tools & Hardware	181.8	179.3	79.2
Home Fashions	33.0	44.4	44.3
Other	92.6	120.7	94.0
Corporate	(39.4)	(30.3)	(31.1)
Impairment Charge	(374.0)	(34.5)	—
Restructuring Costs(3)	(52.1)	(184.0)	(101.8)

	$194.6	$497.2	$559.7

	2004	2003

Identifiable Assets
Cleaning & Organization	$1,074.9	$1,256.5
Office Products	998.1	997.5
Tools & Hardware	836.2	812.1
Home Fashions	599.0	630.2
Other	523.1	577.8
Corporate(4)	2,634.6	2,814.5
Discontinued Operations	—	392.1

	$6,665.9	$7,480.7

Geographic Area Information

	2004	2003	2002

Net Sales
United States	$4,607.2	$4,788.2	$4,569.5
Canada	349.1	351.5	283.0

North America	4,956.3	5,139.7	4,852.5
Europe	1,436.2	1,403.2	1,269.8
Central and South America	200.7	202.8	206.1
Other	155.2	153.3	108.5

	$6,748.4	$6,899.0	$6,436.9

Operating Income(2),(6)
United States	$435.7	$437.4	$479.6
Canada	72.5	67.0	38.9

North America	508.2	504.4	518.5
Europe	(311.8)	(38.3)	(1.5)
Central and South America	(32.9)	4.4	20.5
Other	31.1	26.7	22.2

	$194.6	$497.2	$559.7

Identifiable Assets(5)
United States	$4,836.1	$5,012.1
Canada	114.6	136.2

North America	4,950.7	5,148.3
Europe	1,394.0	1,628.3
Central and South America	185.1	195.4
Other	136.1	116.6
Discontinued Operations	—	392.1

	$6,665.9	$7,480.7

(1)	All intercompany transactions have been eliminated. Sales to Wal*Mart Stores, Inc. and subsidiaries amounted to approximately 14%, 14% and 12% of consolidated net sales for the years ended December 31, 2004, 2003 and 2002, respectively, substantially across all divisions. Sales to no other customer exceeded 10% of consolidated net sales for any year.

(2)	Operating income is net sales less cost of products sold and selling, general and administrative expenses. Certain headquarters expenses of an operational nature are allocated to business segments and geographic areas primarily on a net sales basis.

(3)	Restructuring costs are recorded as both Restructuring Costs and as part of Cost of Products Sold in the Consolidated Statements of Operations (refer to Footnote 4 for additional detail).

(4)	Corporate assets primarily include trade names and goodwill, equity investments and deferred tax assets. Accordingly, the write-down of goodwill and other intangible assets associated with the impairment charge (see Footnote 18 for additional details) have been reflected as reductions in Corporate assets.

(5)	Transfers of finished goods between geographic areas are not significant. Corporate assets are primarily reflected in the United States.

(6)	The restructuring and impairment charges have been reflected in the appropriate geographic regions.

FOOTNOTE 21

Litigation and Contingencies

      The Company is involved in legal proceedings in the ordinary course of its business. These proceedings include claims for damages arising out of use of the Company’s products, allegations of infringement of intellectual property, commercial disputes and employment matters as well as the environmental matters described below. Some of the legal proceedings include claims for punitive as well as compensatory damages, and a few proceedings purport to be class actions.

      As of December 31, 2004, the Company was involved in various matters concerning federal and state environmental laws and regulations, including matters in which the Company has been identified by the U.S. Environmental Protection Agency and certain state environmental agencies as a potentially responsible party (“PRP”) at contaminated sites under the Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and equivalent state laws.

      In assessing its environmental response costs, the Company has considered several factors, including: the extent of the Company’s volumetric contribution at each site relative to that of other PRPs; the kind of waste; the terms of existing cost sharing and other applicable agreements; the financial ability of other PRPs to share in the payment of requisite costs; the Company’s prior experience with similar sites; environmental studies and cost estimates available to the Company; the effects of inflation on cost estimates; and the extent to which the Company’s, and other parties’, status as PRPs is disputed.

      The Company’s estimate of environmental response costs associated with these matters as of December 31, 2004 ranged between $13.6 million and $19.6 million. As of December 31, 2004, the Company had a reserve equal to $16.0 million for such environmental response costs in the aggregate, which is included in other accrued liabilities and other noncurrent liabilities in the Consolidated Balance Sheets. No insurance recovery was taken into account in determining the Company’s cost estimates or reserve, nor do the Company’s cost estimates or reserve reflect any discounting for present value purposes, except with respect to four long-term (30 year) operations and maintenance CERCLA matters which are estimated at present value.

      Because of the uncertainties associated with environmental investigations and response activities, the possibility that the Company could be identified as a PRP at sites identified in the future that require the incurrence of environmental response costs and the possibility of additional sites as a result of businesses acquired, actual costs to be incurred by the Company may vary from the Company’s estimates.

      Although management of the Company cannot predict the ultimate outcome of these legal proceedings with certainty, it believes that the ultimate resolution of the Company’s legal proceedings, including any amounts it may be required to pay in excess of amounts reserved, will not have a material effect on the Company’s Consolidated Financial Statements.

      In the normal course of business and as part of its acquisition and divestiture strategy, the Company may provide certain representations and indemnifications related to legal, environmental, product liability, tax or other types of issues. Based on the nature of these representations and indemnifications, it is not possible to predict the maximum potential payments under all of these agreements due to the conditional nature of the Company’s obligations and the unique facts and circumstances involved in each particular agreement. Historically, payments made by the Company under these agreements did not have a material effect on the Company’s business, financial condition or results of operation.

      As of December 31, 2004, the Company had $100.7 million in standby letters of credit primarily related to the Company’s self-insurance programs, including workers’ compensation, product liability, and medical.

FOOTNOTE 22

Subsequent Events

Sale of Curver

      The Curver business was previously classified in the fix portfolio of the Company’s business, as management believed that the restructuring and other investments made in the business would produce favorable returns in the future. These expected returns did not materialize and in 2004, the Company began exploring alternatives for this business, including, but not limited to, marketing the business for potential sale. An impairment charge relating to this business of approximately $80 million was recognized in the third quarter of 2004, related to this change in strategic direction.

      On January 12, 2005, the Company entered into an agreement for the intended sale of the Company’s Curver business. The Curver business manufactures and markets plastic products for home storage and garage organization, food storage, laundry, bath, cleaning, closet organization and refuse removal in various countries in Europe. The Company’s European commercial products and other European businesses would not be affected by the sale.

      The intended sale is subject to consultation with works councils, trade unions and employees in the countries concerned. The Company has instituted consultation with respect to the intended sale and shall give due consideration to the opinions of such councils, unions and employees as required by law in the context of the contemplated sale. Completion of the intended sale would also be subject to other customary conditions. The Company currently anticipates that the intended sale would be completed in the second quarter of 2005.

      The contemplated sale price would be $5 million, payable at closing, and a contingent note for $5 million, payable within 12 years. The sales price is subject to reduction for working capital adjustments. There would also be contingent payments, up to an aggregate maximum of $25 million, based on the adjusted earnings before interest and taxes of the Curver business for the five years ended December 31, 2009. In addition to the contemplated sale of the Curver business, the Company would provide transitional services to the purchaser, and the purchaser would become a supplier to the Company with regard to the manufacture of certain products that the Company sells in other European businesses.

      The agreement contains customary representations, warranties, covenants and conditions. The agreement also contains indemnification provisions subject to specified limitations as to time and amount. The agreement is subject to termination if the transaction is not completed within four months or, in certain cases, six months.

      In connection with this intended transaction, the Company expects to record a total non-cash loss related to the sale of approximately $75 to $95 million in the first and second quarters of 2005. The Curver business had 2004 sales of approximately $150 million.

      The Company also considered alternative scenarios for the business, but estimated that the value of the business to the Company after accounting for the net cash to be expended under such alternative scenarios would be maximized by a sale of the business, primarily due to the significant restructuring liabilities that would be incurred in such alternative scenarios.

      The following table presents summarized balance sheet information of the Curver business as of December 31, 2004 (in millions):

Accounts receivable, net	$29.3
Inventories, net	23.3
Prepaid expenses and other current assets	18.9

Total Current Assets	71.5
Property, plant and equipment, net	46.1
Other assets	0.7

Total Assets	$118.3

Accounts payable	$21.4
Other accrued liabilities	21.0

Total Current Liabilities	42.4

Long-term liabilities	0.2

Total Liabilities	$42.6

Resolution of Tax Contingencies

      During the first quarter of 2005, the Company reached agreement with the Internal Revenue Service (IRS) relating to the appropriate treatment of a specific transaction reflected on the Company’s 2003 US federal income tax return. The Company requested accelerated review of the transaction under the IRS’ Pre-Filing Agreement Program that resulted in affirmative resolution in late January 2005. The Company’s December 31, 2004 and 2003 balance sheet reflected a $58 million and $57 million contingency reserve, respectively, for this transaction pending resolution of the appropriate treatment with the IRS. The benefit of this transaction will be recorded in the Company’s first quarter 2005 income statement.

Purchase of Preferred Securities

      On February 10, 2005, the Company purchased 550,000 shares of its Preferred Securities from a holder for $47.375 per share. The Company paid a total of $26.1 million.

NEW YORK STOCK EXCHANGE CERTIFICATIONS

      The certifications of the Company’s Chief Executive Officer and Chief Financial Officer have been included as Exhibits 31.1 and 31.2 to the Company’s Form 10-K, as required by the Sarbanes-Oxley Act. In addition, in 2004, the Company’s Chief Executive Officer provided to the New York Stock Exchange the annual Chief Executive Officer certification regarding the Company’s compliance with the New York Stock Exchange’s corporate governance listing standards.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

      Information regarding the directors of the Company is set forth in the proxy statement. See “Proposal 1—Election of Directors.”

      Information regarding the executive officers of the Company is set forth below:

Name	Age	Present Position With The Company

Joseph Galli, Jr.	46	President and Chief Executive Officer
James J. Roberts	46	President and Chief Operating Officer, Rubbermaid/ IRWIN Group
Timothy J. Jahnke	45	President, Home & Family Products Group
Steven G. Marton	48	President, Office Products Group
J. Patrick Robinson	49	Vice President—Chief Financial Officer
Dale L. Matschullat	59	Vice President—General Counsel and Corporate Secretary
Hartley D. Blaha	39	President—Corporate Development
James M. Sweet	52	Vice President—Human Resources
Raymond J. Johnson	49	President—Global Manufacturing and Supply Chain

      Joseph Galli, Jr. has been President and Chief Executive Officer of the Company since January 2001. Prior thereto, he was President and Chief Executive Officer of VerticalNet, Inc. (an internet business-to-business company) from May 2000 until January 2001. From June 1999 until May 2000, he was President and Chief Operating Officer of Amazon.com (an internet business-to-consumer company). From 1980 until June 1999, he held a variety of positions with The Black and Decker Corporation (a manufacturer and marketer of power tools and accessories), culminating as President of Black and Decker’s Worldwide Power Tools and Accessories Group.

      James J. Roberts has been President and Chief Operating Officer of the Rubbermaid/ IRWIN Group since September 2003. Prior thereto, he was Group President of the Company’s IRWIN business segment from April 2001 until August 2003. From September 2000 until March 2001, he served as President—Worldwide Hand Tools and Hardware at Stanley Works (a supplier of tools, door systems and related hardware). From July 1981 until September 2000, he held a variety of positions with The Black and Decker Corporation (a manufacturer and marketer of power tools and accessories), culminating as President Worldwide Accessories.

      Timothy J. Jahnke has been President of the Home & Family Products Group since April 2004. Prior thereto, he was Vice President—Human Resources of the Company from February 2001 to April 2004 and President of the Anchor Hocking Specialty Glass division from June 1999 until February 2001. From 1995 until June 1999, he led the human resources department of the Company’s Sanford division’s worldwide operations.

      Steven G. Marton has been President of the Office Products Group since December 2004. From 2000 to December 2004, he was President and Chief Operating Officer of Hill’s Pet Nutrition, a division of Colgate Palmolive. From 1992 until 2000, he held various other executive positions, with significant international experience, in several divisions of Colgate Palmolive, including Colgate Oral Pharmaceuticals.

      J. Patrick Robinson has been Vice President—Chief Financial Officer since November 2004. Prior thereto, he was Vice President—Corporate Controller and Chief Financial Officer from June 2003 until

October 2004 and Vice President—Controller and Chief Accounting Officer from May 2001 until May 2003. From March 2000 until May 2001, he was Chief Financial Officer of AirClic Inc. (a web-based software and services platform company for the mobile information market). From 1983 until March 2000, he held a variety of financial positions with The Black and Decker Corporation (a manufacturer and marketer of power tools and accessories), culminating as Vice President of Finance, Worldwide Power Tools.

      Dale L. Matschullat has been Vice President—General Counsel since January 2001 and Corporate Secretary since August 2003. Prior thereto, he was Vice President-Finance, Chief Financial Officer and General Counsel from January 2000 until January 2001. From 1989 until January 2000, he was Vice President—General Counsel.

      Hartley D. Blaha has been President—Corporate Development since February 2005. Prior thereto, he was Vice President—Corporate Development from October 2003 to February 2005. Prior thereto, from 1987 to 2003 he held a variety of positions within the Investment Banking Division of Lehman Brothers Inc. (a global investment bank), culminating as Managing Director, Mergers and Acquisitions.

      James M. Sweet has been Vice President—Human Resources since May 2004. Prior thereto, he was Group Vice President—Human Resources for the Sharpie/ Calphalon Group from January 2004 to April 2004. From 2001 to 2004, he was President of Capital H, Inc., a human resource services company that Mr. Sweet co-founded. From 1999-2001, he was Vice President of Human Resources for the Industrial Automation Systems and Rexnord divisions of Invensys PLC (an industrial manufacturing company). Prior thereto, he held executive human resource positions at Kohler Co., Keystone International and Brady Corp.

      Raymond J. Johnson has been President—Global Manufacturing and Supply Chain since February 2005. Prior thereto, he was Group Vice President—Manufacturing for the Rubbermaid/ IRWIN Group from November 2003 to February 2005 and for the Office Products Group from June 2004 to February 2005, and was Vice President—Manufacturing for the IRWIN Power Tool Accessories Division from November 2002 to November 2003. From May to November 2002, he was Vice President and General Manager of the General Products Division of Eaton Corporation (a manufacturer of industrial machinery and equipment), and from May 2001 to May 2002, he was General Manager of the Golf Grip Business Unit of Eaton Corporation. From 1999 to May 2001, he was Vice President—Operations of True Temper Sports, Inc. (a manufacturer and marketer of golf shafts). Prior thereto, he was Vice President and General Manager of the Diversified Products Division of Technimark, Inc. (a manufacturer of plastics products for commercial customers) from 1998 to 1999, and held a variety of positions with The Black and Decker Corporation (a manufacturer and marketer of power tools and accessories) from 1983 to 1998, culminating as Vice President of Operations for North American Power Tools.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER

MATTERS, AND ISSUER PURCHASES OF EQUITY SECURITIES

      The Company’s common stock is listed on the New York and Chicago Stock Exchanges (symbol: NWL). As of January 31, 2005 there were 21,193 stockholders of record. The following table sets forth the high and low sales prices of the common stock on the New York Stock Exchange Composite Tape (as published in The Wall Street Journal) for the calendar periods indicated:

	2004		2003

Quarters	High	Low	High	Low

First	$26.41	$22.15	$32.00	$24.74
Second	25.03	22.19	31.34	27.44
Third	23.60	19.75	29.45	21.17
Fourth	24.27	19.05	24.23	20.27

      The Company has paid regular cash dividends on its common stock since 1947. The quarterly cash dividend has been $0.21 per share since February 1, 2000, when it was increased from the $0.20 per share that had been paid since February 8, 1999.

SELECTED FINANCIAL DATA

      The following is a summary of certain consolidated financial information relating to the Company at December 31, (in millions, except per share data). The summary has been derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company included elsewhere in this report and the schedules thereto.

	2004	2003	2002(1)	2001		2000

STATEMENTS OF OPERATIONS DATA
Net sales	$6,748.4	$6,899.0	$6,436.9	$5,926.8		$5,947.3
Cost of products sold	4,857.9	4,961.8	4,608.2	4,313.4		4,462.5

Gross margin	1,890.5	1,937.2	1,828.7	1,613.4		1,484.8
Selling, general and administrative expenses	1,269.8	1,221.5	1,167.2	1,018.8		689.6
Impairment charge	374.0	34.5	—	—		—
Restructuring costs	52.1	184.0	101.8	61.1	(2)	34.7	(3)
Goodwill amortization	—	—	—	46.6		51.9

Operating income	194.6	497.2	559.7	486.9		708.6
Nonoperating expenses:
Interest expense, net	119.3	134.3	132.6	133.6		124.5
Other (income) expense, net	(11.0)	25.6	28.6	21.4		21.7

Net nonoperating expenses	108.3	159.9	161.2	155.0		146.2

Income from continuing operations before income taxes and cumulative effect of accounting change	86.3	337.3	398.5	331.9		562.4
Income taxes	105.4	124.1	133.5	120.9		216.5

(Loss) income before discontinued operations and cumulative effect of accounting change	(19.1)	213.2	265.0	211.0		345.9
(Loss) gain from discontinued operations, net of tax	(97.0)	(259.8)	46.5	53.6		75.7
Cumulative effect of accounting change, net of tax	—	—	(514.9)	—		—

Net (loss) income	$(116.1)	$(46.6)	$(203.4)	$264.6		$421.6

Weighted average shares outstanding:
Basic	274.4	274.1	267.1	266.7		268.4
Diluted	274.4	274.1	268.0	267.0		268.5
Per common share —
Basic —
(Loss) income from continuing operations	$(0.07)	$0.78	$0.99	$0.79		$1.29
(Loss) income from discontinued operations	$(0.35)	$(0.95)	$0.18	$0.20		$0.28
Cumulative effect of accounting change	$—	$—	$(1.93)	$—		$—
Net (loss) income	$(0.42)	$(0.17)	$(0.76)	$0.99		$1.57
Diluted —
(Loss) income from continuing operations	$(0.07)	$0.78	$0.99	$0.79		$1.29
Net (loss) income	$(0.42)	$(0.17)	$(0.76)	$0.99		$1.57
Dividends	$0.84	$0.84	$0.84	$0.84		$0.84

	2004	2003	2002(1)	2001	2000

BALANCE SHEET DATA
Inventories, net	$972.3	$884.8	$993.4	$890.8	$1,019.6
Working capital(4)	1,141.1	978.2	465.6	316.8	1,329.5
Total assets	6,665.9	7,480.7	7,404.4	7,266.1	7,261.8
Short-term debt	206.9	35.4	449.2	826.6	227.2
Long-term debt, net of current maturities	2,424.3	2,868.6	2,372.1	1,365.0	2,319.6
Company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust	—	—	—	500.0	500.0
Stockholders’ equity	1,764.2	2,016.3	2,063.5	2,433.4	2,448.6

(1)	Supplemental data regarding 2004, 2003 and 2002 is provided in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

(2)	The 2001 restructuring costs included $34.3 million for costs to exit business activities at facilities, write-down impaired Rubbermaid centralized software, write-off assets associated with abandoned projects and impaired assets and for costs related to discontinued product lines, $23.2 million relating to employee severance and termination benefits and $3.6 million in other costs.

(3)	The 2000 restructuring costs included $6.9 million for costs to exit business activities at facilities, write-down impaired Rubbermaid centralized software, write-off assets associated with abandoned projects and impaired assets and for costs related to discontinued product lines, $25.9 million relating to employee severance and termination benefits and $1.9 million in other costs.

(4)	Working capital is defined as Current Assets less Current Liabilities.

QUARTERLY SUMMARIES

      Summarized quarterly data for the last two years is as follows (in millions, except per share data) (unaudited):

Calendar Year	1st	2nd	3rd	4th	Year

2004
Net sales	$1,532.3	$1,735.8	$1,671.8	$1,808.5	$6,748.4
Gross margin	409.3	486.4	473.3	521.6	1,890.5
Net income (loss) from continuing operations	34.2	57.6	(235.0)	124.1	(19.1)
(Loss) gain from discontinued operations	(109.1)	3.4	8.6	—	(97.0)
Net (loss) income	$(74.9)	$61.0	$(226.4)	$124.1	$(116.1)
Earnings (loss) per share:
Basic —
Income (loss) from continuing operations	$0.12	$0.21	$(0.86)	$0.45	$(0.07)
(Loss) income from discontinued operations	$(0.39)	$0.01	$0.03	$—	$(0.35)
Net (loss) Income per common share	$(0.27)	$0.22	$(0.83)	$0.45	$(0.42)
Diluted —
Income (loss) from continuing operations	$0.12	$0.21	$(0.86)	$0.45	$(0.07)
(Loss) income from discontinued operations	$(0.39)	$0.01	$0.03	$—	$(0.35)
Net (loss) income per common share	$(0.27)	$0.22	$(0.83)	$0.45	$(0.42)
2003
Net sales	$1,547.6	$1,795.3	$1,729.1	$1,827.0	$6,899.0
Gross margin	430.2	525.0	491.8	490.2	1,937.2
Net income from continuing operations	41.4	82.0	85.5	4.4	213.2
Loss from discontinued operations	(25.4)	(8.2)	(10.3)	(216.0)	(259.8)
Net income (loss)	$16.0	$73.8	$75.2	$(211.6)	$(46.6)
Earnings (loss) per share:
Basic —
Income from continuing operations	$0.15	$0.30	$0.31	$0.02	$0.78
Loss from discontinued operations	$(0.09)	$(0.03)	$(0.04)	$(0.79)	$(0.95)
Net income (loss) per common share	$0.06	$0.27	$0.27	$(0.77)	$(0.17)
Diluted —
Income from continuing operations	$0.15	$0.30	$0.31	$0.02	$0.78
Loss from discontinued operations	$(0.09)	$(0.03)	$(0.04)	$(0.79)	$(0.95)
Net income (loss) per common share	$0.06	$0.27	$0.27	$(0.77)	$(0.17)

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Newell Rubbermaid encourages you to take advantage of a convenient way to vote your shares electronically, by either telephone or the Internet.

Your vote by telephone or through the Internet authorizes the proxies named on the front of this proxy card in the same manner as if you marked, signed, dated and returned the proxy card. If you choose to vote your shares by either of these electronic means, there is no need for you to mail back your proxy card. By signing this proxy card or voting by telephone or through the Internet, you acknowledge receipt of Notice of Annual Meeting of Stockholders to be held May 11, 2005 and the Proxy Statement dated March 28, 2005.

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▼     DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET     ▼

Please Sign, Date and Return
the Proxy Card Promptly	☒
Using the Enclosed Envelope.	Votes MUST be indicated
(x) in Black or Blue ink.

The Board of Directors recommends a vote FOR proposal (1), FOR proposal (2) and AGAINST proposal (3).

1.	Election of Directors.

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐

Nominees in Class III: Michael T. Cowhig, Mark D. Ketchum, William D. Marohn and Raymond G. Viault

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)

		FOR	AGAINST	ABSTAIN

2.	Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year 2005.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

3.	Approval of stockholder proposal concerning classified board of directors, if properly presented at the Annual Meeting.	☐	☐	☐

Mark here if you plan to attend the annual meeting.	☐

To change your address, please mark this box.	☐

To include any comments, please mark this box.	☐

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment or postponement thereof.

SCAN LINE

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, or guardian, please give full title as such. In the case of a corporation or partnership, please sign in full corporate or partnership name by an authorized officer or other authorized person.
Date Share Owner sign here	Co-Owner sign here

NEWELL RUBBERMAID INC.

Proxy Solicited by the Board of Directors
for Annual Meeting of Stockholders to be held May 11, 2005

The undersigned hereby appoints Bradford R. Turner and Dale L. Matschullat, and each of them individually, as proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote at the Annual Meeting of Stockholders of NEWELL RUBBERMAID INC. to be held May 11, 2005, and at any adjournments or postponements thereof, on the proposals listed on the reverse side.

The proxies named above are authorized to vote in their discretion with respect to any other matters that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. It is important that your shares are represented at this meeting, whether or not you plan to attend the meeting in person. To make sure that your shares are represented, we encourage you to sign, date and return this card, or vote your shares by using either of the electronic means described on the reverse side.

When this Proxy is properly executed, the shares to which it relates will be voted in the manner directed herein. If no direction is made, the shares will be voted FOR election of all director candidates nominated by the Board of Directors, FOR proposal (2) below, AGAINST proposal 3 below, and in the discretion of the persons named as proxies with respect to any other matters that may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

NEWELL RUBBERMAID INC.
P.O. BOX 11465
NEW YORK, N.Y. 10203-0465

SEE REVERSE SIDE